Exhibit 4.4

CONTINUING COVENANT AGREEMENT

dated as of August 19, 2014,

between

HFOTCO LLC,

as Obligor

BUFFALO GULF COAST TERMINALS LLC,

as the Parent

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

and

THE BONDHOLDERS FROM TIME TO TIME PARTY HERETO

relating to:

Harris County Industrial Development Corporation

Marine Terminal Revenue Bonds (HFOTCO LLC Project)

Series 2010 ($75,000,000)

Series 2011 ($50,000,000)

Series 2012 ($100,000,000)

Joint Lead Arrangers and Joint Bookrunners:

Bank of America, N.A.

SunTrust Bank

Compass Bank

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(CONTINUED)

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(CONTINUED)

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(CONTINUED)

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(CONTINUED)

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(CONTINUED)

EXHIBITS/SCHEDULES

Exhibit A	–	Form of Administrative Questionnaire
Exhibit B	–	Form of Assignment and Assumption
Exhibit C	–	Form of Compliance Certificate
Exhibit D-1	–	Form of Closing Date Certificate
Exhibit D-2	–	Form of Solvency Certificate
Exhibit E	–	Form of Insurance Broker’s Certificate
Exhibit F	–	Investor Letter
Exhibit G	–	Form of Second Lien Intercreditor Agreement
Exhibit H-1	–	Form of U.S. Tax Compliance Certificate
Exhibit H-2	–	Form of U.S. Tax Compliance Certificate
Exhibit H-3	–	Form of U.S. Tax Compliance Certificate
Exhibit H-4	–	Form of U.S. Tax Compliance Certificate

Schedule I	–	Certain Addresses For Notices
Schedule II	–	Purchaser
Schedule 1.01	–	Storage Contracts
Schedule 3.02	–	Corporate Structure
Schedule 3.05	–	Governmental Consents
Schedule 3.08(b)	–	Owned Real Property
Schedule 3.08(c)	–	Leased Real Property
Schedule 3.14	–	ERISA Matters
Schedule 6.01	–	Liens
Schedule 6.02	–	Indebtedness
Schedule 6.07	–	Investments
Schedule 6.13	–	Restrictive Agreements

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CONTINUING COVENANT AGREEMENT

This CONTINUING COVENANT AGREEMENT dated as of August 19, 2014 (as amended, modified or restated from time to time, this “Agreement”), between HFOTCO LLC, a Texas limited liability company (the “Obligor”), BUFFALO GULF COAST TERMINALS LLC, a Delaware limited liability company (the “Parent”), Bank of America, N.A., a national banking association, as Administrative Agent and Collateral Agent, and the Bondholders (as defined herein) from time to time party hereto.

RECITALS

WHEREAS, the Parent is the direct owner of 100% of the Equity Interests in the Obligor;

WHEREAS, the Obligor is the direct 100% owner of an oil terminal storage facility located on the Houston Ship Channel near Houston, Texas, with an aggregate capacity as of the Closing Date of approximately 16.1 million barrels of residual and crude oil storage capacity (the “Terminal Storage Facility”);

WHEREAS, the Bonds (as defined herein) have been issued and are outstanding pursuant to separate Indentures (as defined herein) with respect to each series of the Bonds as further described herein, between the Issuer (as defined herein) and the Trustee (as defined herein); and

WHEREAS, the Purchasers have agreed to purchase the Bonds in connection with the conversion of the interest rate mode on all of the Bonds from the Weekly Mode to the LIBOR Term Indexed Mode under the Indentures, and as a condition to such purchase, the parties have agreed to enter into this Agreement; and

WHEREAS, the Bondholders and the Obligor have agreed that Bank of America, N.A. will serve as Administrative Agent for the Bondholders pursuant to the terms of this Agreement;

NOW, THEREFORE, to induce the Purchasers to purchase the Bonds, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Obligor, the Administrative Agent, the Collateral Agent and the Bondholders hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. In addition to the terms defined in the recitals and elsewhere in this Agreement, (i) terms used herein that are defined in the Indentures and that are not defined herein shall have the meanings herein as therein defined and (ii) the following terms shall have the meanings set forth below:

“Acceleration Rescission Date” shall have the meaning assigned to such term in Section 7.02(b).

“Acquisition” means the purchase or other acquisition (in one transaction or a series of transactions, including pursuant to any merger or consolidation) of all or substantially all the issued and outstanding Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person.

“Adjusted EBITDA” means, for any period, EBITDA for such period, plus (i) the Crude Topping Unit EBITDA Adjustment, less (ii) the Interest Expense for such period in respect of the Bonds.

“Administrative Agent” means Bank of America, in its capacity as Administrative Agent for the Purchasers under the Bond Documents, and any successors or assigns in such capacity hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule I or such other address or account as the Administrative Agent may from time to time notify to the Obligor and the Bondholders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the letter agreement, dated July 28, 2014, between the Administrative Agent, the Collateral Agent and the Obligor.

“Agents” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Cap” means, with respect to any period of four consecutive Fiscal Quarters of the Parent, an amount equal to 20% of the EBITDA for such period, calculated prior to giving effect to any Specified EBITDA Adjustment for such period. For the avoidance of doubt, the Aggregate Cap acts to limit the inclusion of all Specified EBITDA Adjustments in any period of four consecutive Fiscal Quarters of the Parent, in the aggregate.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Anti-Money Laundering Laws” shall have the meaning assigned to such term in Section 3.09(b).

“Applicable Percentage” means, with respect to any Bondholder at any time, the percentage (carried out to the ninth decimal place) of the Total Exposure represented by the Bonds held by such Bondholder at such time. The Applicable Percentage of each Bondholder is set forth opposite the name of such Bondholder on Schedule II or in the Assignment and Assumption pursuant to which such Bondholder becomes a party hereto.

“Applicable Spread” means, for any day, a rate per annum that is a component of the LIBOR Term Indexed Rate, based upon the Super Senior Leverage Ratio as specified in the table below.

SUPER SENIOR LEVERAGE RATIO	APPLICABLE SPREAD
<1.75:1.00	1.25%
≥1.75:1.00 <2.75:1.00	1.40%
≥2.75:1.00	1.65%

Any increase or decrease in the Applicable Spread resulting from a change in the Super Senior Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.08; provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Bondholders, an Applicable Spread of 1.65% shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. In addition, at all times while the Default Rate is in effect, an Applicable Spread of 1.65% shall apply.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Spread for any period shall be subject to the provisions of this paragraph and (b) the initial Applicable Spread shall be 1.40% until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.08 for the Fiscal Quarter ending September 30, 2014 to the Administrative Agent. Any adjustment in the Applicable Spread shall be applicable to all Bonds. If, as a result of any restatement of or other adjustment to the financial statements of the Obligor and its Subsidiaries or for any other reason, the Obligor, the Administrative Agent or the Bondholders determine that (i) the Super Senior Leverage Ratio as calculated by the Obligor as of any applicable date was inaccurate and (ii) a proper calculation of the Super Senior Leverage Ratio would have resulted in higher pricing for such period, the Obligor shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Bondholders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Obligor under the U.S. Bankruptcy Code, automatically and without further action by the Administrative Agent or any Bondholder), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Bondholder, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article IX. The Obligor’s obligations under this paragraph shall survive the repayment of all other Obligations hereunder. The Administrative Agent shall notify the Calculation Agent and the Trustee of any change in the Applicable Spread arising from the provisions set forth in this definition.

“Applicable Total Adjusted Net Leverage Ratio” means:

(a) with respect to any Fiscal Quarter ending on or prior to September 30, 2016, 8.50 to 1.00; and

(b) with respect to any such Fiscal Quarter ending on or after December 31, 2016, 7.50 to 1.00.

“Arranger Fee Letter” means the letter agreement, dated July 28, 2014, between the Arrangers and the Obligor.

“Arrangers” means Bank of America, N.A., SunTrust Bank and Compass Bank, in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale” means any Disposition of property or series of related Dispositions of property made in reliance on clause (n) of Section 6.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Purchaser and the applicable assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form by use of an electronic platform) approved by the Administrative Agent.

“Authorized Representative” means, with respect to any Indebtedness, the administrative agent, collateral agent, trustee and/or any similar representative (in each case, as determined by the Collateral Agent and the Administrative Agent) acting on behalf of the holders of such Indebtedness.

“Available Amount” means, at any time, an amount equal to (a) the sum of (i) $75,000,000 and (ii) an amount equal to (A) the Available Equity Amount, minus (B) the aggregate amount of Investments made pursuant to Section 6.07(m) subsequent to the Closing Date as of such time, minus (b) the aggregate amount of all Available Amount Expenditures subsequent to the Closing Date as of such time.

“Available Amount Expenditures” means (a) Restricted Payments made pursuant to Section 6.03(a)(iii), (b) payments of or in respect of Indebtedness pursuant to Section 6.03(b)(v) and (c) Investments made pursuant to Section 6.07(n).

“Available Equity Amount” means, at any time, the aggregate amount received by the Parent and contributed to the Obligor subsequent to the Closing Date constituting either (a) cash equity contributions (in the form of common equity) made to the Parent by any Person other than the Obligor or any other Restricted Subsidiary or (b) the Net Issuance Proceeds from any sale or issuance of common Equity Interests in the Parent (in the case of each of clauses (a) and (b), other than Specified Equity Contributions).

“Bank of America” means Bank of America and its successors.

“Base Case Projections” means the projections of the Parent’s and the Obligor’s operating results (over a period ending no sooner than December 31, 2018) delivered to the Administrative Agent on the Closing Date pursuant to Section 4.01(k).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Bond Counsel” means Norton Rose Fulbright, or any other firm of attorneys nationally recognized on the subject of tax-exempt municipal finance selected by the Obligor.

“Bond Documents” means this Agreement, the Indentures, the Loan Agreements, the Bonds, the Notes, the Guaranty Agreement, the Security Documents, and any other bond, loan or security agreements or letter agreement or similar document, entered into by a Bondholder Party or any Secured Party, on the one hand, and the Obligor or one or more Loan Parties, on the other hand, in connection with the transactions expressly contemplated by this Agreement. Notwithstanding the foregoing, the Commitment Letter, Hedge Agreements and agreements for Treasury Services shall not be Bond Documents.

“Bond Interest Rate Hedge Agreement” means any interest rate swap, cap, collar or other interest rate hedge agreement entered into between an Interest Hedge Bondholder and the Obligor for the purpose of hedging the interest payable by the Obligor under the Loan Agreements.

“Bondholder” means a Purchaser and each Purchaser Transferee or Non-Purchaser Transferee pursuant to Section 9.06 hereof so long as such Purchaser Transferee or Non-Purchaser Transferee is an owner of Bonds, or, with respect to Sections 2.04, 2.12, 2.13, 2.14, 2.15, 4.02, 9.04 and 9.05 hereof, was a Bondholder during the relevant period of time.

“Bondholder Parties” means the Bondholders, the Agents and the Arrangers.

“Bonds” means collectively, the Series 2010 Bonds, the Series 2011 Bonds and the Series 2012 Bonds.

“Business Day” has the meaning given to such term in the Indenture.

“Calculation Agent” means Bank of America, N.A, in its capacity as Calculation Agent for the Bondholders under the Bond Documents, and any successors or assigns in such capacity.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. For the avoidance of doubt, obligations of any Group Member under any lease of Real Property from the Port of Houston shall not be treated as Capital Lease Obligations (regardless of any change after the Closing Date in the treatment of leases under GAAP).

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code, (b) each Subsidiary of any Person described in clause (a) and (c) each Person substantially all of the assets of which consist of Equity Interests in and, if applicable, Indebtedness of one or more Persons described in clause (a).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any sale, assignment, transfer or other Disposition as a result of which (i) the Sponsor ceases to, directly or indirectly, beneficially own more than 50% on a fully diluted basis of the voting Equity Interests in the Parent or (ii) the Parent ceases to directly and beneficially own 100% on a fully diluted basis of the economic and voting interests in the Equity Interests in the Obligor, or (b) the occurrence of a “Change of Control” as defined in the HFOTCO Credit Documents or any “change in control” (or similar event, however denominated) with respect to the Parent or the Obligor under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Parent, the Obligor or any other Subsidiary.

“Charges” has the meaning set forth in Section 9.19 hereof.

“Class” shall have the meaning assigned to such term in the HFOTCO Credit Agreement.

“Closing Date” the date on which each of the conditions set forth in Section 4.01 shall have been satisfied or waived in accordance with the terms hereof, which date is August 19, 2014.

“Closing Tax Letter” means the HFOTCO LLC Tax Letter of Representation for Hurricane Ike Disaster Area Bonds dated August 19, 2014.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property which is subject or is intended to become subject to the security interests or Liens granted pursuant to any of the Security Documents. For the avoidance of doubt, the Excluded Property shall not constitute Collateral.

“Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Bond Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received from the Parent, the Obligor and each other Designated Subsidiary either (i) counterparts of the Guaranty Agreement and the Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, supplements to the Guaranty Agreement and the Security Agreement, in the forms specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in Sections 4.01(a) and 4.01(d) with respect to such Designated Subsidiary;

(b) all Equity Interests in any Restricted Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Security Agreement and, in the case of Equity Interests in any Foreign Subsidiary that is a Restricted Subsidiary and a Material Subsidiary, a Foreign Pledge Agreement (provided that the Loan Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests in any CFC owned directly by a Loan Party or (ii) any Equity Interests in a CFC that are not owned directly by any Loan Party), and the Collateral Agent shall, to the extent required by the Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of the Parent, the Obligor and each other Subsidiary and (ii) all Indebtedness of any other Person in a principal amount of $1,000,000 or more that, in each case, is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Security Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or lessee of such Mortgaged Property, (ii) a policy or policies of title insurance in an amount as shall be reasonably specified by the Collateral Agent issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, consistent with applicable Governmental Rules, (iii) if any owned (but not leased) Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board (“Regulation H”), and (iv) such surveys, abstracts, appraisals, legal opinions, consents, estoppels, subordination, non-disturbance and attornment agreements and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property (it being understood that (A) any survey described in clause (iv) above may take the form of an orthophotographic aerial map or a similar map of the related Mortgaged Property (provided that such map is in a form sufficient to permit a nationally recognized title insurance company to issue a policy or policies of title insurance with respect to the Lien on such Mortgaged Property in compliance with the requirements of clause (ii) above), (B) to the extent that any consent, estoppel, subordination, non-disturbance and attornment agreement or other document reasonably requested by the Collateral Agent pursuant to clause (iv) above requires the consent or approval of any Person that is not an Affiliate of the Parent or any Subsidiary and that is not contractually obligated to execute, deliver or otherwise provide the same, then the requirement of such clause (iv) to obtain such consent, estoppel, subordination, non-disturbance and attornment agreement or other document shall be deemed to have been satisfied so long as the Loan Parties shall have used commercially reasonable efforts to obtain the same from such Person);

(f) the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the applicable depositary bank or securities intermediary, as the case may be, of a Control Agreement with respect to (i) each deposit account maintained by any Loan Party with any depositary bank (other than any Excluded Deposit Account) and (ii) each securities account maintained by any Loan Party with any securities intermediary (other than any Excluded Securities Account); and

(g) each Loan Party shall have obtained all landlord, warehouseman, agent, bailee and processor acknowledgments required to be obtained by it pursuant to the Security Agreement and all other consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding the foregoing, the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, any Excluded Property. In addition, the foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Collateral Agent and the Administrative Agent, in consultation with the Parent and the Obligor, determine that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Obligor and its Affiliates (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Bondholders therefrom. The Collateral Agent and the Administrative Agent may, without the consent of any Bondholder, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where the Collateral Agent and the Administrative Agent determine that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment Letter” means the Commitment Letter dated as of July 28, 2014 among the Obligor, the Administrative Agent, the Arrangers and the Purchasers.

“Compliance Certificate” means a certificate of the Parent and the Obligor executed and delivered by a Responsible Officer of the Parent and the Obligor, substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by any Loan Party, a control agreement in customary form and substance and otherwise reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Crude Topping Unit” means the 25,000 barrels a day crude topping unit being constructed by a customer of the Obligor on land leased from the Obligor, and the related infrastructure being constructed by the Obligor.

“Crude Topping Unit Completion Date” means the date on which the Crude Topping Unit is placed in service (as determined in good faith by the Parent and the Obligor).

“Crude Topping Unit EBITDA Adjustment” means, for any period of four consecutive Fiscal Quarters of the Parent, $12,800,000; provided that, for each period of four consecutive Fiscal Quarters of the Parent ending on or after the last day of the first full Fiscal Quarter following the Crude Topping Unit Completion Date, the Crude Topping Unit EBITDA Adjustment shall be equal to (a) the Crude Topping Unit EBITDA Adjustment for the immediately preceding period of four consecutive Fiscal Quarters of the Parent, less (b) $3,200,000; provided, further, that the Crude Topping Unit EBITDA Adjustment shall at no time be less than $0. Solely by way of example, (i) for the period of four consecutive Fiscal Quarters of the Parent ending on the last day of the first full Fiscal Quarter following the Crude Topping Unit Completion Date, the Crude Topping Unit EBITDA Adjustment shall be $9,600,000, and (ii) for the period of four consecutive Fiscal Quarters of the Parent ending on the last day of the second full Fiscal Quarter following the Crude Topping Unit Completion Date, the Crude Topping Unit EBITDA Adjustment shall be $6,400,000.

“Currency Hedge Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debtor Relief Law” has the meaning assigned to such term in the Security Agreement.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” means, for any day, a rate of interest per annum equal to the sum of the LIBOR Term Indexed Rate in effect on such day plus two percent (2.00%). Notwithstanding the foregoing, the Default Rate shall not exceed the Maximum Rate as defined in the Indenture.

“Designated Subsidiary” means (a) the Obligor and (b) each other wholly-owned Restricted Subsidiary other than, in the case of this clause (b), (i) any Restricted Subsidiary that is a CFC and (ii) any Restricted Subsidiary that is not a Material Subsidiary. The term “Designated Subsidiary” shall also include any Restricted Subsidiary designated as such pursuant to Section 5.10(b).

“Determination of Taxability” means and shall be deemed to have occurred on the first to occur of the following:

(i) on the date when the Issuer or Obligor files any statement, supplemental statement or other Tax schedule, return or document which discloses that an Event of Taxability has occurred;

(ii) on the date when a Bondholder or any former Bondholder notifies the Issuer, the Administrative Agent or the Obligor that it has received a written opinion by a nationally recognized firm of attorneys of substantial expertise on the subject of tax-exempt municipal finance to the effect that an Event of Taxability shall have occurred unless, within one hundred eighty (180) days after receipt by the Issuer, the Administrative Agent or the Obligor of such notification from such Bondholder or such former Bondholder, the Issuer, the Administrative Agent or the Obligor shall deliver to such Bondholder or such former Bondholder, as applicable, a ruling or determination letter issued to or on behalf of the Issuer, the Administrative Agent or the Obligor by the Commissioner or any District Director of the Internal Revenue Service (or any other governmental official exercising the same or a substantially similar function from time to time) to the effect that, after taking into consideration such facts as form the basis for the opinion that an Event of Taxability has occurred, an Event of Taxability shall not have occurred;

(iii) on the date when the Issuer, the Administrative Agent or the Obligor shall be advised in writing by the Commissioner or any District Director of the Internal Revenue Service (or any other government official or agent exercising the same or a substantially similar function from time to time) that, based upon filings of the Issuer, the Administrative Agent or the Obligor, or upon any review or audit of the Issuer, the Obligor or the Administrative Agent or upon any other ground whatsoever, an Event of Taxability shall have occurred; or

(iv) on the date when the Issuer, the Administrative Agent or the Obligor shall receive notice from a Bondholder or any former Bondholder that is not, or was not, a Substantial User that the Internal Revenue Service (or any other government official or agency exercising the same or a substantially similar function from time to time) has assessed as includable in the gross income of such Bondholder or such former Bondholder the interest on the Bonds due to the occurrence of an Event of Taxability;

provided, however, no Determination of Taxability shall occur under subparagraph (i), (iii) or (iv) hereunder unless the Obligor has been afforded the reasonable opportunity, at the Obligor’s expense, to contest any such assessment, and, further, no Determination of Taxability shall occur until such contest, if made, has been finally determined; provided further, however, that upon demand from a Bondholder or former Bondholder, the Obligor shall promptly reimburse such Bondholder or former Bondholder for any payments, including any Taxes, interest, penalties or other charges, such Bondholder (or former Bondholder) shall be obligated to make as a result of any delay in a Determination of Taxability resulting from such contest.

“Determination of Taxability Payment” means all amounts payable or owing to a Bondholder pursuant to Section 2.04.

“Discharge Date” means the date on which (a) this Agreement shall have terminated (other than those provisions which shall survive such termination under Section 9.10), and (b) the principal of and interest on each Bond and all fees and all other expenses or amounts payable under any Bond Document to any Bondholder Party (other than unasserted contingent payment obligations that by their nature survive termination of the Bond Documents) shall have been paid in full in cash.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Institution” means (a) any Person specified by the Oligor in writing to the Arrangers on July 17, 2014 as a “Disqualified Institution” (and its Affiliates reasonably identifiable by name) and (b) any Person that is a competitor or customer of the Parent or the Subsidiaries and that was specified by the Obligor in writing to the Arrangers on July 17, 2014 as a “Disqualified Institution” (and its Affiliates reasonably identifiable by name) (in the case of this clause (b), excluding any such Affiliate that is a bona fide diversified debt fund (unless such Person was otherwise specified as a “Disqualified Institution” pursuant to clause (a))). Upon reasonable notice to the Administrative Agent and the Bondholders, the Obligor may supplement in writing the list of Disqualified Institutions to include any Person that becomes a competitor or customer of the Parent and the Subsidiaries after the Closing Date, which supplement shall become effective two days after delivery to the Administrative Agent, but which shall not apply retroactively to disqualify any Bondholder that has previously acquired any rights and obligations under this Agreement; provided, that notwithstanding the foregoing, no Affiliate of any Arranger shall be designated as a “Disqualified Institution” hereunder.

“Divestiture” means the Disposition (in one transaction or a series of transactions) of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Parent, the Obligor or any other Restricted Subsidiary or (b) all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.

“Dock 5” means the approximately 31.05 acres of land (consisting of 9.1 upland acres and 21.95 submerged acres) located in Harris County, Texas leased to Obligor pursuant to the Dock 5 Lease for the construction, maintenance, repair, replacement and operation of a single T-Head dock and related improvements, and certain pipelines and all related appurtenances thereto.

“Dock 5 Lease” means the leasehold interest in the Dock 5 held by the Obligor pursuant to that certain Lease Agreement dated September 30, 2013 between the Port of Houston and the Obligor.

“Dollars” or “$” means lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, Net Income for such period, plus:

(a) without duplication and to the extent deducted in the determination of Net Income for such period:

(i) all federal, state and other income taxes (including state franchise taxes based upon income) of the Parent and the Restricted Subsidiaries paid or accrued according to GAAP during such period,

(ii) Interest Expense for such period,

(iii) depreciation and amortization of the Parent and the Restricted Subsidiaries for such period determined in accordance with GAAP,

(iv) any non-cash charges for such period (excluding write-downs of current assets),

(v) any unusual, extraordinary or non-recurring expenses or losses for such period,

(vi) any fees, costs and expenses incurred during such period in connection with the Transactions,

(vii) any fees, costs and expenses incurred during such period in connection with the structuring, negotiation, documentation and consummation of Permitted Acquisitions, permitted issuances of Equity Interests, permitted Investments, permitted Restricted Payments and permitted incurrences of Indebtedness, in each case, whether or not consummated,

(viii) any fees, costs, or expenses incurred during such period in connection with the redemption or retirement of any Indebtedness (including prepayment premiums and make whole amounts, but excluding the payment of accrued interest and fees thereon),

(ix) charges, losses and expenses for such period to the extent (A) paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) during such period or (B) reasonably expected to be paid for or reimbursed by any such Person during the period of four consecutive Fiscal Quarters of the Parent immediately following such period, and

(x) subject to the Aggregate Cap, restructuring charges incurred during such period, minus

(b) without duplication,

(i) all cash payments made during such period on account of non-cash charges added back in computing EBITDA pursuant to clause (a)(iv) for a previous period, and

(ii) to the extent included in the determination of Net Income for such period, any unusual, extraordinary or non-recurring gains and all non-cash items of income (including non-cash gains) for such period.

If any charges, losses or expenses are added back in computing EBITDA pursuant to clause (a)(ix)(B) for any period and such charges, losses or expenses are not paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) during the period of four consecutive Fiscal Quarters of the Parent immediately following such period, then such charges, losses or expenses shall be subtracted in computing EBITDA for the Fiscal Quarter of the Parent immediately following such period of four consecutive Fiscal Quarters of the Parent. For purposes of calculating EBITDA for any period to determine the Total Adjusted Net Leverage Ratio, the Super Senior Leverage Ratio or the Interest Coverage Ratio, if during such period the Parent, the Obligor or any other Restricted Subsidiary shall have consummated a Specified Transaction, EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.02(f).

“EMMA” means the Electronic Municipal Market Access system as provided by the Municipal Securities Rulemaking Board.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment and natural resources such as flora and fauna.

“Environmental Claim” means any and all suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, adversarial proceedings, consent orders, consent decrees or consent agreements arising out of or pursuant to any Environmental Law, the presence or Release of, or human exposure to, any Hazardous Material or natural resource damages.

“Environmental Law” means, collectively, all applicable federal, state, local or foreign laws, including common law, ordinances, regulations, rules, legal codes, orders, judgments or other Governmental Rules that relate to (a) the prevention, abatement or elimination of pollution, or the protection or preservation of the Environment, wildlife or natural resources, (b) the use, generation, handling, treatment, storage, Release, transportation or regulation of, or exposure to, Hazardous Materials and (c) the protection of employee health and workplace safety, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq., each as amended, and their applicable foreign, state or local counterparts or equivalents.

“Equity Interests” in or of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, any limited or general partnership interest and any limited liability company interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any corporation, trade or business (whether or not incorporated) that, together with any of the Group Members, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 or 303 of ERISA and Section 412 or 430 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Event of Taxability” means (i) to the extent occurring after the Closing Date, a change in law or fact or the interpretation thereof, or the occurrence or existence of any fact, event or circumstance (including, without limitation, the taking of any action by the Issuer, the Administrative Agent or Obligor, or the failure to take any action by the Issuer, the Administrative Agent or Obligor, or the making by the Issuer, the Administrative Agent or Obligor of any misrepresentation herein or in any certificate required to be given in connection with the issuance, remarketing, sale or delivery of the Bonds) which has the effect of causing interest paid or payable on the Bonds to become includable, in whole or in part, in the gross income of a Bondholder or any former Bondholder that is not, or was not, a Substantial User for federal income Tax purposes or (ii) the entry of any decree or judgment by a court of competent jurisdiction, or the taking of any official action by the Internal Revenue Service or the Department of the Treasury, which decree, judgment or action shall be final under applicable procedural law, in either case, which has the effect of causing interest paid or payable on the Bonds to become includable, in whole or in part, in the gross income of a Bondholder or any former Bondholder for federal income Tax purposes.

“Excess Interest Amount” has the meaning set forth in Section 2.05 hereof.

“Excluded Deposit Account” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Property” means (a) the Excluded Real Property and (b) the “Excluded Property” under and as defined in the Security Agreement.

“Excluded Real Property” means the Dock 5 Lease, the Moore Road Property and any easement, right-of-way or similar such interest or estate in Real Property with respect to the Pipelines.

“Excluded Securities Account” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Bondholder Party or required to be withheld or deducted from a payment to a Bondholder Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Bondholder Party being organized under the laws of, or having its principal office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bondholder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bondholder (i) with respect to an applicable interest in a Bond pursuant to a Governmental Rule in effect on the date on which such Bondholder acquires such interest in the Bond (except to the extent amounts with respect to Taxes were payable to the assignor immediately before the Bondholder acquired its interest in such Bond), (ii) on or after the date on which a Determination of Taxability occurs except to the extent such U.S. federal withholding Taxes are imposed on such amounts payable as a result of a Change in Law after the date on which such Determination of Taxability occurs, and (iii) with respect to a Determination of Taxability Payment, (c) Taxes attributable to such Bondholder’s failure to comply with Section 2.13(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit Issuer” means Bank of America, in its capacity as letter of credit issuer under each Existing Letter of Credit.

“Existing Letters of Credit” means the direct-pay letters of credit issued by the Existing Letter of Credit Issuer prior to the Closing Date under the Existing Revolving Credit Agreement as credit and liquidity support for the Bonds.

“Existing Indebtedness” means all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Parent Term Credit Agreement, the Existing Revolving Credit Agreement and the Existing Notes Facility.

“Existing Notes Facility” means the Note Purchase and Private Shelf Agreement, dated as of January 8, 2007, among the Obligor, the purchasers listed on Schedule A thereto, Prudential Investment Management, Inc., and each other Prudential Affiliate (as defined therein) party thereto, as amended by Letter Amendment No. 1 to Note Purchase and Private Shelf Agreement, dated as of June 30, 2007, Letter Amendment No. 2 to Note Purchase and Private Shelf Agreement, dated as of January 10, 2008, and Letter Amendment No. 3 to Note Purchase and Private Shelf Agreement, dated as of January 8, 2009.

“Existing Parent Term Credit Agreement” means the Credit Agreement, dated as of October 31, 2011, among the Parent, the lenders party hereto, Barclays Bank PLC, as administrative agent, and Union Bank, N.A., as collateral agent, as amended by the Waiver and Amendment, dated as of November 23, 2011, the Second Amendment to Credit Agreement, dated as of February 23, 2012, and the Third Amendment to Credit Agreement and Lien Reaffirmation Agreement, dated as of November 1, 2012.

“Existing Revolving Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 12, 2010, as amended by Amendment No. 1 and Joinder to Amended and Restated Credit Agreement, dated as of July 26, 2011, Amendment No. 2 to Amended and Restated Credit Agreement and Waiver, dated as of October 19, 2011, Amendment No. 3 and Joinder to Amended and Restated Credit Agreement, dated as of January 31, 2012, and Amendment No. 4 to Amended and Restated Credit Agreement, dated as of September 21, 2012, among the Obligor, the lenders party thereto, Bank of America, as administrative agent, and Compass Bank, as syndication agent.

“Fair Market Value” means, at any time with respect to any property of any kind or character, the sale value of such property that would be realized in an arm’s length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the Arranger Fee Letter and the Agency Fee Letter.

“Financial Covenant Event of Default” means any default made in the due observance or performance by the Parent or the Obligor of any financial covenant set forth in Section 6.14.

“Financial Officer” of any Person means a Responsible Officer of such Person who is a senior financial officer of such Person.

“Fiscal Quarter” means any fiscal quarter of a Fiscal Year.

“Fiscal Year” means a fiscal year of a Group Member; references to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2014”) refer to the Fiscal Year ending on or about December 31 of such calendar year.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Collateral Agent.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funds Flow Memorandum” means the memorandum, dated the Closing Date, delivered by the Obligor to the Administrative Agent with respect to the disbursement of funds on the Closing Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory, judicial or legislative body.

“Governmental Rule” means, with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Group Members” means the Parent, the Obligor and each of the other Restricted Subsidiaries.

“Guarantee” means of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Parent)).

“Guaranteed Obligations” shall have the meaning assigned to such term in the Guaranty Agreement.

“Guaranteed Party” shall have the meaning assigned to such term in the Guaranty Agreement.

“Guaranty Agreement” means the Guaranty Agreement, dated as of the Closing Date, among the Parent, the Loan Parties (other than the Borrower) and the Administrative Agent.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Agreements” means any HFOTCO Credit Facilities Interest Rate Hedge Agreement, Bond Interest Rate Hedge Agreement, Currency Hedge Agreement or any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HFOTCO Company Agreement” means the limited liability company agreement of the Obligor (entitled “Company Agreement”), effective as of January 8, 2008.

“HFOTCO Credit Agreement” means the Credit Agreement, dated as of August 19, 2014, among the Parent, the Obligor, the HFOTCO Credit Facilities Administrative Agent, the Collateral Agent and the lenders from time to time party thereto.

“HFOTCO Credit Documents” means the HFOTCO Credit Agreement and all other instruments, agreements and other documents evidencing or governing the HFOTCO Credit Facilities.

“HFOTCO Credit Facilities” means the senior secured credit facilities of the Obligor, to be established pursuant to the HFOTCO Credit Agreement, and the Indebtedness represented thereby.

“HFOTCO Credit Facilities Administrative Agent” means Morgan Stanley Senior Funding, Inc., as administrative agent under the HFOTCO Credit Documents, together with its successors and permitted assigns in such capacity.

“HFOTCO Credit Facilities Closing Date” shall have the meaning assigned to the term “Closing Date” in the HFOTCO Credit Agreement.

“HFOTCO Credit Facilities Interest Rate Hedge Agreement” means any interest rate swap, cap, collar or other interest rate hedge agreement entered into between an Interest Hedge Lender and the Obligor for the purpose of hedging the HFOTCO Credit Facilities.

“HFOTCO Credit Facilities Maturity Date” shall have the meaning assigned to the term “Maturity Date” in the HFOTCO Credit Agreement.

“HFOTCO Credit Facilities Term Borrowings” shall have the meaning assigned to the term “Term Borrowings” in the HFOTCO Credit Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including loans) and all redemption obligations of such Person in respect of mandatorily redeemable Preferred Stock, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accrued liabilities and trade liabilities incurred in the ordinary course of business and maturing within 90 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of bankers’ acceptances, (h) the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay under Hedge Agreements if such Hedge Agreements were terminated at the time of determination and (g) all obligations of others secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment that is not a Determination of Taxability Payment made by or on account of any obligation of the Obligor under any Bond Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.04(b) hereof.

“Indenture” means: (i) with respect to the Series 2010 Bonds, the Bond Indenture, originally dated as of November 1, 2010, between the Issuer and the Trustee, (ii) with respect to the Series 2011 Bonds, the Bond Indenture, originally dated as of December 1, 2011 between the Issuer and the Trustee, and (iii) with respect to the Series 2012 Bonds, the Bond Indenture, originally dated as of October 1, 2012, between the Issuer and the Trustee, and collectively referred to herein as the “Indentures”.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, among the Loan Parties, the Collateral Agent, the Administrative Agent, the HFOTCO Credit Facilities Administrative Agent and each Authorized Representative with respect to any Permitted First Lien Refinancing Debt.

“Interest Coverage Ratio” means, as of any date of calculation, the ratio of (a) EBITDA for the period of four consecutive Fiscal Quarters of the Parent most recently ended on or prior to such date, to (b) Interest Expense for such four Fiscal Quarter period.

“Interest Expense” means, for any period, the sum (without duplication) of (i) all interest, prepayment charges and fees incurred (whether paid or accrued) in respect of any Indebtedness of the Parent and the Restricted Subsidiaries (including imputed interest in respect of Capital Lease Obligations of the Parent and the Restricted Subsidiaries, net payments received or made under interest rate hedge agreements of the Parent and the Restricted Subsidiaries and all fees, commissions and discounts owed by the Parent and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing) deducted in determining Net Income for such period, together with all interest capitalized or deferred of the Parent and the Restricted Subsidiaries for such period and not deducted in determining Net Income for such period, (ii) all debt discount and expense amortized or required to be amortized in the determination of Net Income for such period and (iii) dividends in respect of Preferred Stock of the Parent and the Restricted Subsidiaries paid during such period.

“Interest Hedge Lender” means any Interest Hedge Lender (as that term is defined in the HFOTCO Credit Agreement).

“Interest Hedge Bondholder” means (a) any Secured Hedge Bondholder and (b) any counterparty to any Bond Interest Rate Hedge Agreement that, at the time such Bond Interest Rate Hedge Agreement is entered into, (i) has (A) a credit rating of at least BBB+ by S&P and at least A3 by Moody’s and (B) a capital and surplus of at least $1,000,000,000 or (ii) is otherwise reasonably satisfactory to the Administrative Agent.

“Interest Rate Hedge Agreements” means any Bond Interest Rate Hedge Agreements and any HFOTCO Credit Facilities Interest Rate Hedge Agreements.

“Investment” means, with respect to any Person, (a) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person that are held by such Person, (b) any deposit with, advance, loan or capital contribution to, assumption of Indebtedness of or other extension of credit to, any other Person that are made by such Person (excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person), or (c) Guarantees of any Indebtedness or other obligations of any other Person that are made by such Person.

“Investor Letter” has the meaning set forth in Section 9.06(c) hereof.

“Issuer” means the Harris County Industrial Development Corporation, and any permitted successor or assign thereof under the Indentures.

“Junior Indebtedness” means Indebtedness of any Group Member that is (a) secured by Liens that are contractually subordinated to any Lien securing the Secured Obligations, (b) unsecured or (c) Subordinated Indebtedness. For the avoidance of doubt, the HFOTCO Credit Facilities and the other Secured Obligations are not Junior Indebtedness.

“knowledge” means, with respect to any Person, the actual knowledge of a Responsible Officer of such Person.

“Legal Requirements” means, as to any Person, any requirement under a Permit and any Governmental Rules, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.

“LIBOR Index Reset Date” has the meaning meaning assigned to that term in the Indenture.

“LIBOR Term Indexed Mode” has the meaning assigned that term in the Indenture.

“LIBOR Term Indexed Rate” has the meaning assigned that term in the Indenture.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) any shared facilities arrangement and (d) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Agreement” means: (i) with respect to the Series 2010 Bonds, the Loan Agreement dated as of November 1, 2010 between the Issuer and the Obligor, (ii) with respect to the Series 2011 Bonds, the Loan Agreement dated as of December 1, 2011 between the Issuer and the Obligor, and (iii) with respect to the Series 2012 Bonds, the Loan Agreement dated as of October 1, 2012 between the Issuer and the Obligor, and collectively referred to herein as the “Loan Agreements”.

“Loan Agreement Exclusive Default” means a default under any Loan Agreement that does not constitute a default under any other Bond Document (other than any other Loan Agreement).

“Loan Parties” means the Parent, the Obligor and each other Subsidiary Loan Party.

“Mandatory Purchase Date” means the earliest of (i) August 19, 2019, the date on which the Bonds are subject to mandatory tender for purchase, pursuant to Section 4.09 of the Indenture, (ii) the date on which the interest rate mode of the Bonds is converted from the interest rate mode in effect on the Closing Date to another interest rate mode, and (iii) the date on which the Bonds are required to be redeemed or purchased in full pursuant to the Indenture.

“Mandatory Tender Purchase Price” means an amount equal to 100% of the principal amount of the Bonds subject to mandatory tender for purchase on the Mandatory Purchase Date and accrued interest thereon, if applicable.

“Margin Rate Factor” shall have the meaning assigned to that term in the Indenture. As of the Closing Date, the Margin Rate Factor is one (1).

“Margin Stock” shall have the meaning assigned to such term in Regulations U and X.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, or condition (financial or otherwise), business or results of operations of the Parent and the Subsidiaries, taken as a whole, (ii) the enforceability or validity of any Bond Document or the enforceability, validity or priority of the Liens created under the Security Documents, or (iii) the rights and remedies of any Agent under the Bond Documents.

“Material Indebtedness” means Indebtedness (other than the Bonds and the Guarantees under the Bond Documents) of any one or more of the Group Members in an aggregate principal amount of $10,000,000 or more.

“Material Subsidiary” means the Obligor and each other Subsidiary (a) the consolidated total assets of which equal 5.0% or more of the consolidated total assets of the Parent and the Restricted Subsidiaries or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Parent and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive Fiscal Quarters of the Parent for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive Fiscal Quarters of the Parent most recently ended prior to the date of this Agreement); provided that if at the end of or for any such most recent period of four consecutive Fiscal Quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 15.0% of the consolidated total assets of the Parent and the Restricted Subsidiaries or 15.0% of the consolidated revenues of the Parent and the Restricted Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated.

“Maximum Rate” has the meaning assigned to such term in the Indentures.

“Moody’s” means Moody’s Investors Service, Inc.

“Moore Road Property” means the 12.0813 acre tract of unimproved Real Property owned by the Obligor and located on Moore Road in Harris County, Texas.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” means (a) each parcel of Real Property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) (i) is (A) contiguous to the Sites and (B) material to the business or operations of the Parent and the Restricted Subsidiaries, taken as a whole, or (ii) has a book or fair value (when including such improvements) of $2,000,000 or more and (b) each leasehold interest in Real Property held by a Loan Party to the extent that (i) the terms of the lease agreement or other document creating or evidencing such leasehold interest do not prohibit the granting of a Lien therein or a Loan Party has obtained the requisite consent for the granting of a Lien therein (it being understood that the Loan Parties shall use commercially reasonable efforts to obtain the requisite consent for the granting of a Lien in any leasehold interest of the type referred to in clause (ii) below), and (ii) such leasehold interest is material to the business or operations of the Parent and the Subsidiaries, taken as a whole, and could not readily be replaced with a comparable leasehold interest on terms not materially less favorable to the lessee; provided that the Excluded Real Property shall not constitute Mortgaged Property. For the avoidance of doubt each portion of the Sites owned in fee by a Loan Party and each leasehold interest in the Sites held by a Loan Party shall constitute Mortgaged Properties (other than any portion of the Sites owned in fee by a Loan Party or any leasehold interest in any portion of the Sites held by a Loan Party that, in each case, is expressly included in the definition of “Excluded Property”).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which any Group Member or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” means, for any period, cumulative net income earned by the Parent and the Restricted Subsidiaries on a consolidated basis during such period as determined in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Parent) that is not a consolidated Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Parent, the Obligor or, subject to clauses (b) and (c) below, any other consolidated Restricted Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary (other than the Obligor or any other Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the Organizational Documents of such Restricted Subsidiary, any agreement or other instrument binding upon the Parent or any Restricted Subsidiary or any law applicable to the Parent or any Restricted Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived, and (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Restricted Subsidiary that is not wholly-owned by the Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Restricted Subsidiary.

“Net Issuance Proceeds” means, an amount equal to (a) with respect to any incurrence of any Indebtedness of the Parent, the Obligor or any other Restricted Subsidiary, the cash payments received by the Parent or any of the Restricted Subsidiaries from such incurrence of Indebtedness and (b) with respect to any sale or issuance of Equity Interests in the Parent, the cash payments received by the Parent from such sale or issuance of Equity Interests, in each case, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Net Recovery Proceeds” means, with respect to any Recovery Event, an amount equal to the cash payments received by the Parent or any of the Restricted Subsidiaries from such Recovery Event, net of (i) reasonable costs and expenses associated therewith, including fees and expenses of attorneys, accountants, insurance adjusters, appraisers, environmental consultants, engineers, architects and other professionals and consultants, (ii) any tax liability arising therefrom, and (iii) amounts applied to the repayment of Permitted Debt (other than the Secured Obligations) secured by a Lien permitted under Section 6.01 on the property subject to such Recovery Event.

“Net Sale Proceeds” means, with respect to any Asset Sale, an amount equal to the cash payments received by the Parent or any of the Restricted Subsidiaries from such Asset Sale, net of (i) reasonable costs and expenses associated therewith, including fees and expenses of investment bankers, brokers, attorneys, accountants, engineers, environmental consultants and other professionals and consultants, (ii) any tax liability arising therefrom, (iii) any escrow established pursuant to the documents evidencing such Asset Sale to secure any indemnification obligations or adjustments to the purchase price associated with such Asset Sale (provided that, upon release of such escrow, the amount released shall constitute Net Sale Proceeds) and (iv) amounts applied to the repayment of Permitted Debt (other than the Secured Obligations) secured by a Lien permitted under Section 6.01 on the property Disposed of.

“Non-Purchaser Transferee” has the meaning set forth in Section 8.06(c) hereof.

“Non-U.S. Bondholder” means any Bondholder that is not a U.S. Person.

“Note” has the meaning assigned to such term in each Loan Agreement.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of any of the Loan Parties arising under or in connection with a Bond Document, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, whether or not allowed in such proceeding) on the Bonds, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent, the Arrangers or to any Bondholder that are required to be paid by any of the Loan Parties pursuant hereto) or otherwise with respect to the Bonds; provided, that “Obligations” shall not include any Administrative Fees and Expenses (as defined in the Indenture) or any Indemnity Payments (as defined in the Loan Agreement).

“Obligor” has the meaning assigned to such term in the introductory paragraph hereto.

“Obligor Materials” has the assigned meaning set forth in Section 5.03 hereof.

“Obligor Tax Agreements” means (i) the HFOTCO LLC Tax Letter of Representation for Hurricane Ike Disaster Area Bonds, dated November 17, 2010, relating to the Series 2010 Bonds, (ii) the HFOTCO LLC Tax Letter of Representation for Hurricane Ike Disaster Area Bonds, dated December 1, 2011, relating to the Series 2011 Bonds, and (iii) the HFOTCO LLC Tax Letter of Representation for Hurricane Ike Disaster Area Bonds, dated October 10, 2012, relating to the Series 2012 Bonds.

“Organizational Documents” means, with respect to any Person, as applicable, its certificate or articles of incorporation or organization, by laws, certificate of partnership, partnership agreement, certificate of formation, articles of organization, limited liability company agreement and/or operating agreement, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Equity Interests, in each case as amended.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Bond Document, or sold or assigned an interest in any Bond or Bond Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Bond Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning assigned to such term in the introductory paragraph hereto.

“Participant” has the meaning set forth in Section 9.06(h) hereof.

“Participant Register” has the meaning set forth in Section 9.06(h) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

“Perfection Certificate Supplement” shall have the meaning assigned to such term in the Security Agreement.

“Permits” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, and other rights, privileges and approvals required under or issued pursuant to any Governmental Rule.

“Permitted Acquisition” means any Acquisition by the Obligor or any other Restricted Subsidiary; provided that:

(a) (i) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person (including each subsidiary of such Person) is organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a wholly-owned Restricted Subsidiary that is a Domestic Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person) or (ii) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Obligor or a Subsidiary Loan Party;

(b) such Acquisition was not preceded by, or consummated pursuant to, an unsolicited tender offer or proxy contest initiated by or on behalf of the Parent, the Obligor or any other Subsidiary;

(c) all transactions related thereto are consummated in accordance with applicable law;

(d) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.05(b);

(e) with respect to each Acquisition, the Parent, the Obligor and the Restricted Subsidiaries shall take all actions required in order to cause the Collateral and Guarantee Requirement to be satisfied within the time period specified in Section 5.10(a) with respect to each newly created or acquired Subsidiary or assets;

(f) not less than five (5) Business Days prior to the consummation of any Acquisition for which the aggregate consideration paid shall exceed $10,000,000, the Administrative Agent shall have received (i) a description of the material terms of such Acquisition, and (ii) if requested, such financial statements, financial information, material documentation and other material information regarding such Acquisition as the Administrative Agent may reasonably require, in each case, to the extent such documentation and information are available to any Group Member and may be disclosed by any Group Member in a manner that would not violate any confidentiality agreement of such Group Member or applicable Legal Requirements;

(g) the aggregate consideration paid therefor (including, in each case, Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) shall not exceed 25% of the consolidated total assets of the Parent and the Restricted Subsidiaries immediately prior to giving effect thereto; and

(h) at the time of and immediately after giving effect to any such Acquisition, (i) no Specified Default or Event of Default shall have occurred and be continuing, (ii) the Total Adjusted Net Leverage Ratio shall not exceed the Applicable Total Adjusted Net Leverage Ratio with respect to the Fiscal Quarter of the Parent most recently ended as of the time of such Acquisition on a pro forma basis, and (iii) the Parent and the Obligor shall have delivered to the Administrative Agent a certificate of a Financial Officer of each of the Parent and the Obligor, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (g) and (h)(ii) above.

“Permitted Debt” means:

(a) Indebtedness incurred under the Bond Documents;

(b) (i) the HFOTCO Credit Facilities and Refinancing Indebtedness in respect thereof, and (ii)(A)(I) Permitted First Lien Refinancing Debt and (II) Permitted Second Lien Refinancing Debt, provided that at the time such Indebtedness is incurred in reliance on this clause (b)(ii)(A), no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) Refinancing Indebtedness in respect thereof;

(c) Indebtedness existing on the date hereof and set forth on Schedule 6.02 and Refinancing Indebtedness in respect thereof;

(d) [Reserved];

(e) Indebtedness of any Restricted Subsidiary to the Parent, the Obligor or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Parent, the Obligor or any other Restricted Subsidiary, (B) any such Indebtedness owing by any Loan Party shall be unsecured and subordinated in right of payment to the Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, (C) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the Security Agreement and (D) any such Indebtedness owing by any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.07;

(f) Guarantees incurred in compliance with Section 6.07(e);

(g) Indebtedness incurred under Hedge Agreements not otherwise prohibited by Section 6.12;

(h) Indebtedness of the Obligor or any other Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and any Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $20,000,000 at any time outstanding;

(i) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Parent nor any Restricted Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (i) shall not exceed $35,000,000 at any time outstanding;

(j) Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;

(k) Indebtedness relating to premium financing arrangements for property and casualty insurance plans and health and welfare benefit plans (including health and workers compensation insurance, employment practices liability insurance and directors and officers insurance), in each case incurred in the ordinary course of business;

(l) Indebtedness in respect of letters of credit, bankers acceptances, completion guarantees and similar instruments issued for the account of the Obligor or any other Restricted Subsidiary in the ordinary course of business supporting obligations under (i) workers’ compensation, unemployment insurance and other social security laws and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature and, in each case, not in connection with the borrowing of money or obtaining of advances;

(m) Indebtedness consisting of advances or deposits received by the Obligor or any other Restricted Subsidiary from customers in the ordinary course of business;

(n) Indebtedness of the Obligor or any other Restricted Subsidiary in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted under Section 6.07 or any Disposition permitted under Section 6.04;

(o) (i)(A) Subordinated Third Party Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding, and (B) Subordinated Affiliate Indebtedness of the Obligor or any other Restricted Subsidiary, provided that, in the case of this clause (i), at the time such Indebtedness is incurred, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) Refinancing Indebtedness in respect of Subordinated Third Party Indebtedness; and

(p) other Indebtedness of the Obligor or any Restricted Subsidiary in an aggregate principal amount not exceeding $25,000,000 at any time outstanding.

“Permitted First Lien Refinancing Debt” means Permitted HFOTCO Credit Agreement Refinancing Debt that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies and subject to Section 2.01 of the Intercreditor Agreement) with the Secured Obligations; provided that (a) such Indebtedness is not secured by any Lien on any asset of the Parent or any Subsidiary other than the Collateral, (b) the Liens securing such Indebtedness are created under and evidenced by the Security Agreement and the other Security Documents and (c) the Authorized Representative with respect to such Indebtedness shall have become party to the Intercreditor Agreement.

“Permitted HFOTCO Credit Agreement Refinancing Debt” means any Indebtedness of the Obligor, and Guarantees thereof by the Parent and/or any Subsidiary Loan Party; provided that (i) such Indebtedness is in the form of notes, (ii) the stated final maturity of such Indebtedness shall not be earlier than the date that is 180 days after the latest HFOTCO Credit Facilities Maturity Date in effect at the time such Indebtedness is incurred, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 180 days after the latest HFOTCO Credit Facilities Maturity Date in effect at the time such Indebtedness is incurred, (iii) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to the date 180 days after the latest HFOTCO Credit Facilities Maturity Date in effect at the time such Indebtedness is incurred; (iv) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Person other than the Loan Parties; and (v) substantially concurrently with the incurrence of such Indebtedness, the Obligor shall repay or prepay then outstanding HFOTCO Credit Facilities Term Borrowings in an aggregate principal amount equal to the aggregate amount of such Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding HFOTCO Credit Facilities Term Borrowings and any reasonable fees, premium and expenses relating to such refinancing).

“Permitted Investments” means:

(a) obligations backed by the full faith and credit of the United States Government (whether issued by the United States Government or an agency thereof), and obligations guaranteed by the United States Government;

(b) bonds, debentures, notes or similar debt instruments issued by a state or municipality given an “A” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

(c) certificates of deposit issued by a bank given an “A” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than one year from the date acquired;

(d) readily marketable commercial paper rated at the time of acquisition as A-1 or better by S&P or Prime l or better by Moody’s and maturing not more than 270 days from the date of creation thereof;

(e) bankers’ acceptances which mature within 180 days; and

(f) money market mutual funds that (i) are denominated in U.S. Dollars, (ii) have average asset maturities not in excess of 365 days, (iii) have total invested assets in excess of $1,000,000,000 and (iv) invest exclusively in Permitted Investments described in clauses (a) through (e) above.

“Permitted Liens” means:

(a) as of the Closing Date only, the Terminated Liens;

(b) the Liens of the Secured Parties as provided in the Security Documents;

(c) Liens on the Collateral securing Indebtedness permitted pursuant to clause (b)(ii) of the definition of “Permitted Debt”;

(d) any Lien on any asset of the Parent, the Obligor or any other Restricted Subsidiary existing on the date hereof and set forth on Schedule 6.01; provided that (i) such Lien shall not apply to any other asset of the Parent, the Obligor or any other Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that (A) do not increase the outstanding principal amount thereof and (B) in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.02 as Refinancing Indebtedness in respect thereof;

(e) Liens for Taxes, assessments or other governmental levies or charges which are not yet due or which are being contested in good faith by the Parent, the Obligor or any other Restricted Subsidiary, as the case may be, and for which adequate reserves have been taken in accordance with GAAP;

(f) any attachment or judgment Lien in respect of judgments that do not constitute an Event of Default under Section 7.01(i);

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by the Parent or any Restricted Subsidiary in excess of those required by applicable banking regulations;

(h) solely with respect to the assets of the Obligor or any other Restricted Subsidiary:

(i) any Lien existing on any asset prior to the acquisition thereof by the Obligor or any other Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Parent, the Obligor or any other Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Restricted Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that (1) do not increase the outstanding principal amount thereof and (2) in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.02 as Refinancing Indebtedness in respect thereof;

(ii) Liens on fixed or capital assets acquired, constructed or improved by the Obligor or any other Restricted Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by clause (h) of the definition of “Permitted Debt” and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Parent, the Obligor or any other Restricted Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(iii) statutory Liens of landlords and Liens of carriers, contractors, warehousemen, mechanics and materialmen and other like Liens incurred in the ordinary course of business which are not overdue for a period of 30 days or are being contested in good faith by the Obligor or any of its Restricted Subsidiaries and for which adequate reserves have been taken in accordance with GAAP;

(iv) Liens (other than any Lien imposed by ERISA) incurred, or deposits made, in the ordinary course of business (A) in connection with workers’ compensation, unemployment insurance, old age benefit and other types of social security, (B) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Lease Obligations), performance bonds, purchase, construction or sales contracts and other similar obligations or (C) otherwise to satisfy statutory or legal obligations; provided that, in each case, such Liens (1) were not incurred or made in connection with the incurrence or maintenance of Indebtedness, the borrowing of money or the obtaining of advance or credit and (2) do not, in the aggregate, materially detract from the value of the property or assets so encumbered or materially impair the use thereof in the operation of the business of the Obligor or its Restricted Subsidiaries;

(v) leases or subleases granted to others, easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions, oil, gas and other mineral interests, royalty interests and leases, minor defects, exceptions or irregularities in title, encroachments, protrusions and other similar encumbrances or exceptions to title which do not interfere in any material respect with the ordinary course of business of the Obligor and the other Restricted Subsidiaries, taken as a whole;

(vi) with respect to any leasehold Real Property of the Obligor or any other Restricted Subsidiary, the terms and provisions of any lease or other instrument creating or evidencing such leasehold (provided that such terms and provisions are customary for leases and instruments of such type);

(vii) with respect to any Real Property of the Obligor or any other Restricted Subsidiaries held in the form of an easement, right-of-way or similar such interest or estate, the terms and provisions of any easement, right of way grant, or other instrument creating or evidencing such easement, right-of-way or similar such interest or estate (provided that such terms and provisions are customary for agreements and instruments of such type);

(viii) zoning, building codes, and other land use ordinances, variances, conditional use permits, entitlements and similar regulations, permits, approvals and conditions applicable to any Real Property;

(ix) Liens not created by the Obligor or any other Restricted Subsidiaries that affect the underlying fee interest of any Real Property leased by the Obligor or any Restricted Subsidiary, including master leases or ground leases and subordination or similar agreements;

(x) matters disclosed in any policy of title insurance insuring the Lien of any Mortgage (whether issued as of the Closing Date or issued with respect to any Real Property that is acquired or otherwise becomes a Mortgaged Property after the Closing Date) delivered to and accepted by the Collateral Agent and the Administrative Agent in accordance with the Collateral and Guarantee Requirement, but excluding any standard or pre-printed title exceptions in any promulgated form of such policy of title insurance pursuant to applicable Governmental Rules, and further excluding any so-called “blanket” or similar exceptions included in any such policy of title insurance pursuant to applicable Governmental Rules;

(xi) Liens on project funds and project accounts as described in, and to secure, the Obligor’s obligations under any Loan Agreement;

(xii) in connection with the Disposition of any Equity Interests or other assets in a transaction permitted by Section 6.04, customary rights and restrictions contained in merger agreements, stock or asset purchase agreements and similar agreements in respect of such Disposition pending the completion thereof;

(xiii) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(xiv) in the case of (A) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (B) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any options, put and call arrangements, rights of first refusal and similar rights, set forth in the Organizational Documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(xv) Liens arising by virtue of any precautionary Uniform Commercial Code financing statement filings in respect of leases entered into in the ordinary course of business;

(xvi) Liens on Equity Interests of any Unrestricted Subsidiary or any Equity Interests owned by a Loan Party in any Person that is not a Subsidiary;

(xvii) Liens on cash and Permitted Investments securing obligations under Hedge Agreements permitted under Section 6.12 in an aggregate amount not to exceed $15,000,000 at any time outstanding; and

(xviii) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $7,500,000 at any time outstanding.

“Permitted Second Lien Refinancing Debt” means Permitted HFOTCO Credit Agreement Refinancing Debt that is secured by Liens on the Collateral on a second lien, subordinated basis to the Secured Obligations; provided that (a) such Indebtedness is not secured by any Lien on any asset of the Parent or any Subsidiary other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Collateral Agent and the Administrative Agent) and (c) the Authorized Representative with respect to such Indebtedness shall have become party to the Second Lien Intercreditor Agreement.

“Person” any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pipelines” means the approximately 10-mile pipeline which travels south-westerly from the Terminal Storage Facility and connects the Terminal Storage Facility to Magellan Speed Junction.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA and in respect of which the Obligor or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Port of Houston” means the Port of Houston Authority of Harris County, Texas.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Purchase Price” has the meaning set forth in Section 2.01(a) hereof.

“Purchaser Transferee” has the meaning set forth in Section 9.06(b) hereof.

“Purchasers” means the Purchasers set forth on Schedule II and each other Person that becomes a “Purchaser” in accordance with Section 9.06 of this Agreement and their respective successors and assigns.

“Quarterly Date” means the last Business Day of each March, June, September and December.

“Real Property” of any Person means all right, title and interest of such Person in and to any and all parcels of real property owned, leased, licensed or operated by such Person together with all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof, including, with respect to the Obligor, the Sites.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any of the Group Members, but excluding all identifiable amounts constituting compensation for lost earnings or revenues.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is 180 days after the latest HFOTCO Credit Facilities Maturity Date in effect on the date of such extension, renewal or refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans under the HFOTCO Credit Facilities remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Parent if the Parent shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Parent only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Bondholders; (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Secured Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent and (g) in the event that the Authorized Representative with respect to such Original Indebtedness shall have been party to the Intercreditor Agreement or the Second Lien Intercreditor Agreement, then the Authorized Representative with respect to such Refinancing Indebtedness shall have become party to the Intercreditor Agreement or the Second Lien Intercreditor Agreement, as the case may be.

“Register” has the meaning set forth in Section 9.06(e) hereof.

“Regulation H” shall have the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement.”

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing or migrating in, onto or through the Environment.

“Reportable Event” means with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof.

“Required Bondholders” means, at any time, Bondholders having Total Exposures representing more than 50% of the Total Exposures of all Bondholders.

“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.

“Responsible Officer” of any Person means any duly appointed and authorized chief executive, president, vice president, treasurer or secretary of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, in each case, whose signatures and incumbency shall have been certified to the Administrative Agent and the Bondholders pursuant to Section 4.01(a)(iii) or pursuant to a certificate delivered to the Administrative Agent after the Closing Date in form and substance satisfactory to the Administrative Agent.

“Restricted” means, when used in reference to cash or Permitted Investments of any Person, that such cash or Permitted Investments (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in accordance with GAAP (unless such classification results from any Lien referred to in the parenthetical set forth in clause (b) below), (b) are controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (including any counterparty under a Hedge Agreement) (other than (i) Liens created under the Security Documents and (ii) Liens permitted pursuant to clause (c) or (g) of the definition of “Permitted Liens”) or (c) are not otherwise generally available for use by such Person due to contractual requirements or Legal Requirements.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) on any Equity Interests in the Parent, the Obligor or any other Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation, repayment or termination of, or any other return of capital with respect to, any Equity Interests in the Parent, the Obligor or any other Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interest in the Parent, the Obligor or any other Restricted Subsidiary.

“Restricted Subsidiaries” means (a) the Obligor and (b) the other Subsidiaries other than the Unrestricted Subsidiaries; provided that upon any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a “Restricted Subsidiary”.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sanctions” shall have the meaning assigned to such term in Section 3.09(d)(i).

“Second Lien Intercreditor Agreement” means an intercreditor agreement among the Loan Parties, the Collateral Agent and each Authorized Representative with respect to any Permitted Second Lien Refinancing Debt, in the form of Exhibit G.

“Secured Hedge Agreement” means any Hedge Agreement entered into between a Secured Hedge Bondholder and any Loan Party.

“Secured Hedge Bondholder” means any counterparty to any Hedge Agreement, if and to the extent that (a) such party was (i) an Arranger, an Agent or an Affiliate of any of the foregoing under this Agreement as of the Closing Date or at the time such Hedge Agreement was entered into or (ii) a Bondholder or an Affiliate of a Bondholder at the time such Hedge Agreement was entered into and (b) such counterparty executes a Secured Hedge/Treasury Holder Joinder Agreement and thereby becomes a Secured Party under this Agreement, the Security Documents (including the Intercreditor Agreement) and the Guaranty Agreement, provided, however that such Secured Hedge Bondholder need execute only one Secured Hedge/Treasury Holder Joinder Agreement for any ISDA or other master agreement governing one or more Hedge Agreements.

“Secured Hedge/Treasury Holder Joinder Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Secured Hedge Lender” has the meaning assigned to such term in the HFOTCO Credit Agreement.

“Secured Obligations” has the meaning assigned to such term in the Security Agreement.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Secured Treasury Bondholder” means any provider of any Treasury Services, if and to the extent that (a) such provider was (i) an Arranger, an Agent or an Affiliate of any of the foregoing under this Agreement as of the Closing Date or at the time such Treasury Services were provided or (ii) a Bondholder or an Affiliate of a Bondholder at the time such Treasury Services were provided into and (b) such provider executes a Secured Hedge/Treasury Holder Joinder Agreement and thereby becomes a Secured Party under this Agreement, the Security Documents (including the Intercreditor Agreement) and the Guaranty Agreement.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” has the meaning assigned to such term in Section 5.03(k).

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among the Loan Parties and the Collateral Agent.

“Security Documents” means the Security Agreement, the Mortgages, the Control Agreements, the Intercreditor Agreement and all other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10, 5.11 or 5.12.

“Series” means each separate series of Bonds.

“Series 2010 Bonds” means the Harris County Industrial Development Corporation Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2010, issued and outstanding in the aggregate principal amount of $75,000,000.

“Series 2011 Bonds” means the Harris County Industrial Development Corporation Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2011, issued and outstanding in the aggregate principal amount of $50,000,000.

“Series 2012 Bonds” means the Harris County Industrial Development Corporation Marine Terminal Revenue Bonds (HFOTCO LLC Project) Series 2012, issued and outstanding in the aggregate principal amount of $100,000,000.

“Sites” means each parcel of land on which any portion of the Terminal Storage Facility is located.

“Specified Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default under clause (b), (c), (g) or (h) of Section 7.01.

“Specified EBITDA Adjustment” means, for any period of four consecutive Fiscal Quarters of the Parent, (a) the item described in clause (a)(x) of the definition of “EBITDA” and included in the calculation of EBITDA for such period and (b) any cost savings and synergies referred to in clause (ii) of Section 1.02(f) included in the calculation of EBITDA for such period.

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 7.06.

“Specified Redemption Amount” means, with respect to any Net Recovery Proceeds or Net Sale Proceeds, the product of (a) the amount of such Net Recovery Proceeds or Net Sale Proceeds, as applicable, multiplied by (b) a fraction, (i) the numerator of which is the aggregate outstanding principal amount of the Permitted First Lien Refinancing Debt and (ii) the denominator of which is the sum of (A) the aggregate outstanding principal amount of the Permitted First Lien Refinancing Debt and (B) the aggregate outstanding principal amount of the Term Loans.

“Specified Total Adjusted Net Leverage Ratio” means 5.00 to 1.00.

“Specified Transaction” means (a) an Acquisition, (b) a Divestiture or (c) the designation of any Subsidiary as an Unrestricted Subsidiary pursuant to Section 5.17.

“Sponsor” means Alinda Capital Partners Ltd.; provided that, solely for purposes of its use in the definition of “Change of Control”, “Sponsor” means, collectively, Alinda Capital Partners Ltd., the Sponsor Funds, Alinda Infrastructure Fund I, L.P., Alinda Infrastructure Parallel Fund I, L.P., Alinda Infrastructure Parallel Fund I-A, L.P. and each other fund formed after the Closing Date that is Controlled and managed by Alinda Capital Partners Ltd. or managed by an Affiliate of Alinda Capital Partners Ltd. that is principally engaged in the business of managing private investment funds.

“Sponsor Funds” means, collectively, Alinda Infrastructure Fund II, L.P., a Delaware limited partnership, and Alinda Infrastructure Parallel Fund II, L.P., a Cayman Islands exempted limited partnership.

“Storage Contracts” means each of the agreements listed on Schedule 1.01 and each other fuel oil storage contract or agreement for the provision by the Obligor or any other Restricted Subsidiary of fuel oil storage capacity at the Terminal Storage Facility, entered into by, or assigned to, the Obligor or any other Restricted Subsidiary.

“Subordinated Affiliate Indebtedness” means any Indebtedness of the Obligor or any Restricted Subsidiary thereof that (a) is owed to any Person that is an Affiliate of the Obligor or any Restricted Subsidiary thereof and (b) satisfies the Subordinated Indebtedness Requirement.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person (including, for the avoidance of doubt, Subordinated Affiliate Indebtedness and Subordinated Third Party Indebtedness).

“Subordinated Indebtedness Requirement” means, with respect to any Indebtedness, the requirement that (a) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent, (b) such Indebtedness is unsecured, (c) the stated final maturity of such Indebtedness is not earlier than the date that is 180 days after the latest HFOTCO Credit Facilities Maturity Date in effect in effect at the time such Indebtedness is incurred, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is 180 days after the latest HFOTCO Credit Facilities Maturity Date in effect at the time such Indebtedness is incurred, (d) such Indebtedness is not required to be amortized, repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) prior to the date 180 days after the latest HFOTCO Credit Facilities Maturity Date in effect at the time such Indebtedness is incurred, (e) such Indebtedness does not constitute an obligation (including pursuant to a Guarantee) of any Person other than the Loan Parties and (f) such Indebtedness contains terms and conditions (excluding pricing, premiums and optional prepayment or optional redemption provisions) that are market terms on the date of incurrence thereof (as determined in good faith by the board of directors (or other governing body) of the Parent) or are not materially more restrictive than the covenants and events of default contained in this Agreement (provided that a certificate of a Responsible Officer of the Parent and the Obligor delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent and the Obligor have determined in good faith that such terms and conditions satisfy the requirement of this clause (f) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Parent and the Obligor within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Subordinated Third Party Indebtedness” means any Indebtedness of the Obligor or any Restricted Subsidiary thereof that (a) is owed to any Person that is not an Affiliate of the Parent or any Subsidiary and (b) satisfies the Subordinated Indebtedness Requirement (except for clause (d) of the definition thereof, to the extent that such clause would prohibit the amortization or the making of scheduled repayments of such Indebtedness).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. Unless the context requires otherwise, references herein to a “Subsidiary” shall refer to a Subsidiary of the Parent.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Guaranty Agreement and the Security Agreement. Unless the context requires otherwise, the term “Subsidiary Loan Party” shall include the Obligor.

“Substantial User” means any Bondholder that is a “substantial user” of the Terminal Storage Facility (or any other property financed by a Series of the Bonds) or any “related person” within the meaning of Section 147(a) of the Code.

“Super Senior Leverage Ratio” means, as of any date of calculation, the ratio of (a) Total Super Senior Indebtedness as of such date to (b) EBITDA for the period of four consecutive Fiscal Quarters of the Parent most recently ended on or prior to such date.

“Tax Certificate and Agreement” shall have the meaning assigned to such term in the Indenture.

“Taxable Date” means the date on which interest on the Bonds is first includable in gross income of a Bondholder (including, without limitation, any previous Bondholder) as a result of an Event of Taxability as such date is established pursuant to a Determination of Taxability.

“Taxable Period” has the meaning set forth in Section 2.04 hereof.

“Taxable Rate” means, with respect to a Taxable Period, the product of (i) the LIBOR Term Indexed Rate and (ii) the Taxable Rate Factor. As of the Closing Date, the Taxable Rate Factor is 1.53846.

“Taxable Rate Factor” means the amount by which the LIBOR Term Indexed Rate must be multiplied to achieve the equivalent taxable rate given the highest marginal federal corporate income Tax rate (which is 35%, as of the Closing Date). The Taxable Rate Factor from time to time shall be determined by the Administrative Agent and notified by the Administrative Agent to the Trustee.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments, fees or other charges imposed, levied, withheld, collected or assessed by any Governmental Authority, including any interest, penalties, additions to tax or fines applicable thereto.

“Term Loans” has the meaning given to such term in the HFOTCO Credit Agreement.

“Terminal Storage Facility” shall have the meaning assigned to such term in the recitals.

“Terminated Liens” means the Liens securing the Existing Indebtedness.

“Total Adjusted Net Indebtedness” means, as of any date of determination, an amount equal to (a) Total Indebtedness as of such date, less (b) all or a portion (as determined by the Parent and the Obligor) (but, for any date on or prior to December 31, 2015, not in excess of $25,000,000) of the aggregate amount of Unrestricted cash and Permitted Investments of the Loan Parties as of such date that is subject to a Control Agreement.

“Total Adjusted Net Leverage Ratio” means, as of any date of calculation, the ratio of (a) Total Adjusted Net Indebtedness as of such date to (b) Adjusted EBITDA for the period of four consecutive Fiscal Quarters of the Parent most recently ended on or prior to such date.

“Total Indebtedness” means, as of any date of determination, the total consolidated Indebtedness of the Parent and the Restricted Subsidiaries determined in accordance with GAAP as of such date, without giving effect to (a) any election to value any Indebtedness at “fair value”, as described in Section 1.02(d), (b) Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” or (c) Indebtedness incurred in reliance on clause (a) of the definition of “Permitted Debt”.

“Total Exposure” means, at any date, the aggregate outstanding principal amount of the Bonds at such time less the aggregate principal amount of Bonds that have been repurchased or redeemed on or prior to such date.

“Total Loss” means (a) the complete destruction of all or substantially all of the Terminal Storage Facility, (b) the destruction of all or substantially all of the Terminal Storage Facility irretrievably beyond repair or (c) the destruction of all or substantially all of the Terminal Storage Facility such that the insured may claim the whole amount of any insurance policy covering the Terminal Storage Facility upon abandoning the Terminal Storage Facility to the insurance underwriters therefor.

“Total Super Senior Indebtedness” means, as of any date of calculation, with respect to the Parent and the Restricted Subsidiaries on a consolidated basis, an amount equal to the principal amount of the outstanding Bonds less the aggregate principal amount of Bonds that have been repurchased or redeemed on or prior to such date.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Bond Documents to which it is to be a party and the sale and purchase of Bonds contemplated thereunder, (b) the execution, delivery and performance by each Loan Party of the HFOTCO Credit Document to which it is to be a party, the borrowing of loans thereunder, the use of the proceeds thereof and the issuance (or deemed issuance) of letters of credit (if any) thereunder, (c) the granting of the Liens contemplated hereby and by the Security Documents and (d) the other transactions contemplated by this Agreement, the other Bond Documents and the HFOTCO Credit Documents.

“Transferee” means (i) each Non-Purchaser Transferee and (ii) each Purchaser Transferee other any Purchaser Transferee pursuant to Section 9.06(b)(ii).

“Treasury Services” shall have the meaning assigned to such term in the Security Agreement.

“Trustee” means The Bank of New York Mellon Trust Company, National Association, as trustee under each of the Indentures, and its successors and assigns in such capacity as permitted thereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Bond Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Bond Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” means, when used in reference to cash or Permitted Investments of any Person, that such cash or Permitted Investments is not Restricted.

“Unrestricted Subsidiary” means any Subsidiary (other than the Obligor) designated by the board of directors (or similar governing body) of the Parent as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Closing Date. The Parent may designate any Subsidiary (other than the Obligor) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Parent, the Obligor or any other Restricted Subsidiary (other than any Subsidiary of the Subsidiary to be so designated).

“U.S. Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.13(e)(ii)(B)(iii) hereof.

“wholly-owned”, when used in reference to a Subsidiary of any Person, means that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned Subsidiary of such Person or any combination thereof.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement, unless otherwise specified herein:

(a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Bond Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Bond Document, shall be construed to refer to such Bond Document in its entirety and not to any particular provision thereof, (iv) all references in a Bond Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Bond Document in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time;

(b) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”;

(c) section headings herein and in the other Bond Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Bond Document;

(d) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Obligor notifies the Administrative Agent that the Obligor requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Obligor that the Required Bondholders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25, or any successor thereto, to value any Indebtedness of the Parent or any Subsidiary at “fair value”, as defined therein;

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and

(f) all pro forma computations required to be made hereunder giving effect to any Specified Transaction, Permitted Acquisition or other transaction (i) shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Specified Transaction, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Fiscal Quarters ending with the most recent Fiscal Quarter for which financial statements shall have been delivered pursuant to Section 5.04(a) or 5.04(b) (or, prior to the delivery of any such financial statements, ending with the last Fiscal Quarter included in the unaudited financial statements referred to in Section 3.06(b)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act, and (ii) in the case of any Acquisition, may reflect pro forma adjustments for cost savings and synergies (net of continuing associated expenses) to the extent such cost savings or synergies, as the case may be, have been realized or are reasonably expected to be realized within 365 days following such Acquisition, provided that (A) the Parent and the Obligor shall have delivered to the Administrative Agent a certificate of the chief financial officer of the Parent and the Obligor, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings or synergies meet the requirements set forth in this clause (ii), together with reasonably detailed evidence in support thereof, (B) any adjustment to EBITDA for any period of four consecutive Fiscal Quarters of the Parent as a result of such cost savings or synergies shall be subject to the Aggregate Cap and (C) if any cost savings or synergies included in any pro forma calculations based on the expectation that such cost savings or synergies will be realized within 365 days following such acquisition shall at any time cease to be reasonably expected to be so realized within such period, then on and after such time pro forma calculations required to be made hereunder shall not reflect such cost savings or synergies. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness if such Hedge Agreement has a remaining term in excess of 12 months).

Section 1.03. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

PURCHASE OF BONDS AND THE OBLIGOR’S OBLIGATIONS

Section 2.01. Purchase of Bonds.

(a) Purchase Price. Upon the satisfaction of the conditions set forth in Section 4.01 hereof and based on the representations, warranties and covenants of the Obligor set forth herein,

the Purchasers hereby agree to purchase from the Obligor (in the respective principal amounts for each Purchaser set forth on Schedule II), and the Obligor hereby agrees to sell to the Purchasers, all, but not less than all, of the Bonds at a purchase price equal to 100% of principal amount (the “Purchase Price”).

(b) Closing. On the Closing Date, the Obligor shall deliver to the Purchasers the documents described in and otherwise satisfy the conditions described in Section 4.01 hereof. Upon the satisfaction of such conditions, the Purchasers will pay the Purchase Price for the Bonds in immediately available federal funds to the Existing Letter of Credit Issuer as reimbursement for the amounts drawn on the Existing Letters of Credit to pay, in connection with the mandatory tender of the Bonds on the Closing Date, the purchase price thereof. One fully registered Bond for each series, in principal amount equal to the Purchase Price of such Bonds paid by the applicable Purchaser, shall be issued in certificated form to, registered in the name of, and delivered to such Purchaser.

Section 2.02. Payment Obligations. (a) The Obligor hereby unconditionally, irrevocably and absolutely agrees to make prompt and full payment of all payment Obligations owed by the Obligor to the Bondholders under the Bond Documents and hereby unconditionally, irrevocably and absolutely guarantees prompt and full payment (and not merely collection) when due of all payment obligations owing by the Issuer to the Bondholders under the Bond Documents, on the terms and conditions therein provided, whether now existing or hereafter arising, irrespective of their nature, whether direct or indirect, absolute or contingent, with interest thereon at the rate or rates provided in such Bond Documents.

(b) In the event the Bondholders do not receive the Mandatory Tender Purchase Price for the Bonds owned by them on the Mandatory Purchase Date, then the same shall constitute an Event of Default hereunder, and the Administrative Agent shall, upon the direction of the Required Bondholders, notify the Trustee that the Bonds shall bear interest at the Default Rate from and including the Mandatory Purchase Date until such date as such Event of Default is no longer continuing.

(c) The Obligor shall pay within thirty (30) days after demand any amounts advanced by or on behalf of the Bondholders to the extent required to cure any Default, Event of Default or event of nonperformance hereunder or any Bond Document, together with interest at the Default Rate.

Section 2.03. Default Rate. Past due payments on the Bonds shall bear interest at the Default Rate pursuant to Section 2.07B of the Indenture, and all other past due Obligations shall bear interest at the Default Rate, which, in the case of all such other past due Obligations, shall be payable by the Obligor to the Administrative Agent for the ratable benefit of each Bondholder upon demand therefor and be calculated on the basis of a 360-day year and actual days elapsed.

Section 2.04. Determination of Taxability. (a) In the event a Determination of Taxability occurs, the Obligor hereby agrees to pay to the Administrative Agent for the ratable benefit of each Bondholder on demand therefor (i) an amount equal to the difference between (A) the amount of interest that would have been paid to such Bondholder on the Bonds during the period from the Taxable Date to the date of the Determination of Taxability if the Bonds had borne interest at the Taxable Rate (the “Taxable Period”), and (B) the amount of interest actually paid to the Bondholder during the Taxable Period, and (ii) an amount equal to any interest, penalties or charges owed by such Bondholder as a result of interest on the Bonds accrued in the Taxable Period becoming included in the gross income of such Bondholder, together with any and all attorneys’ fees, court costs, or other out-of-pocket costs incurred by such Bondholder in connection therewith;

(b) Subject to the provisions of paragraph (c) below, such Bondholder shall afford the Obligor the reasonable opportunity, at the Obligor’s sole cost and expense, to contest (i) the validity of any amendment to the Code which causes the interest on the Bonds to be included in the gross income of such Bondholder or (ii) any challenge to the validity of the Tax exemption with respect to the interest on the Bonds, including the right to direct the necessary litigation contesting such challenge (including administrative audit appeals); and

(c) As a condition precedent to the exercise by the Obligor of its right to contest set forth in paragraph (b) above, the Obligor shall, on demand, immediately reimburse such Bondholder for any and all reasonable and documented expenses (including reasonable and documented attorneys’ fees for services that may be required or desirable, as determined by such Bondholder (in its sole discretion) that may be incurred by the Bondholder in connection with any such contest, and shall, on demand, immediately reimburse the Bondholder for any payments, including any Taxes, interest, penalties or other charges payable by such Bondholder for failure to include such interest in its gross income.

Section 2.05. Maximum Interest Rate. (a) If the amount of interest payable for any period in accordance with the terms hereof or the Bonds exceeds the amount of interest that would be payable for such period had interest for such period been calculated at the Maximum Rate, then interest for such period shall be payable in an amount calculated at the Maximum Rate.

(b) Any interest that would have been due and payable for any period but for the operation of the immediately preceding paragraph (a) shall accrue and be payable as provided in this paragraph (b) and shall, less interest actually paid to each Bondholder for such period, constitute the “Excess Interest Amount.” If there is any accrued and unpaid Excess Interest Amount as of any date, then the principal amount with respect to which interest is payable shall bear interest at the Maximum Rate until payment to each Bondholder of the entire Excess Interest Amount.

(c) Notwithstanding the foregoing, on the date on which no principal amount with respect to the Bonds remains unpaid, to the extent permitted by law and upon receipt by the Trustee of a Favorable Opinion of Bond Counsel, which the Obligor shall promptly request upon the request of the Administrative Agent or any Bondholder, the Obligor shall pay to the Administrative Agent for the ratable benefit of each Bondholder a fee equal to any accrued and unpaid Excess Interest Amount.

Section 2.06. Obligations Absolute. The payment obligations of the Obligor under this Agreement shall be unconditional and irrevocable herein and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation the following:

(a) any lack of validity or enforceability of this Agreement, the Bonds or any of the other Bond Documents;

(b) any amendment or waiver of or any consent to departure from all or any of the Bond Documents;

(c) the existence of any claim, set-off, defense or other right which the Obligor may have at any time against the Purchasers, any other Bondholder or any other person or entity, whether in connection with this Agreement, the other Bond Documents, the transactions contemplated herein or therein or any unrelated transaction; or

(d) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 2.07. No Bond Rating; CUSIP. The Obligor shall not be required to maintain a rating on the Bonds. The Bonds delivered to the Purchasers on the Closing Date shall not bear CUSIP numbers; however, if any of the Bonds are subsequently transferred to the Securities Depository (as defined in the Indentures) pursuant to Section 2.20 of any of the respective Indenture, the Bondholder Representative shall have the right (with the consent of the Obligor, not to be unreasonably withheld and to the extent CUSIP numbers are legally obtainable) to obtain CUSIP numbers for such Bonds and, in such event may obtain replacement Bonds pursuant to the respective Indenture which bear such CUSIP numbers.

Section 2.08. Bondholder Consent to Subsequent Indexed Mode. (a) On or before the date that is one hundred twenty (120) days prior to the Mandatory Purchase Date, the Obligor may provide written notice to the Bondholders of its desire to change the interest rate Mode of the Bonds (including remarketing for a new Interest Period in the LIBOR Term Indexed Mode) and requesting the Bondholders to purchase such Bonds in such new Mode or for such new Interest Period or provide the liquidity or credit enhancement necessary to facilitate the conversion of the Bonds to such new Mode. The Bondholders will make reasonable efforts to respond to such request within sixty (60) days after receipt of all information necessary, in the Bondholders’ reasonable judgment, to permit the Bondholders to make an informed credit decision. The Bondholders may, in their sole and absolute discretion, decide to accept or reject any such request, and no consent shall become effective unless all of the Bondholders shall have consented thereto in writing. In the event the Bondholders fail to definitively respond to such request within such sixty (60) day period, the Bondholders shall be deemed to have refused to grant such request. The consent of the Bondholders, if granted, shall be conditioned upon the preparation, execution and delivery of documentation in form and substance satisfactory to the Bondholders (which may include, but not be limited to, the delivery of a “no adverse effect opinion” of Bond Counsel to the Bondholders with respect to the tax-exempt status of the Bonds as a result of such conversion or remarketing). In the event the Obligor and the Bondholders fail to document in writing their agreement of the proposed terms of the succeeding Interest Period(s), the Obligor shall continue to be required to repurchase the Bonds on the Mandatory Purchase Date at the Mandatory Tender Purchase Price.

Section 2.09. Optional Redemptions and Purchases. The Obligor may, upon notice to the Administrative Agent, at any time and from time to time undertake an optional redemption or purchase of Bonds pursuant to the terms of the Indenture; provided, that, (a) unless otherwise agreed by the Administrative Agent, such notice shall be received by the Administrative Agent at least 30 days prior to the date of such proposed optional redemption or purchase in lieu of redemption of Bonds, and (b) any such optional redemption or purchase in lieu of redemption of Bonds shall be in denominations authorized by the Indenture. Any redemption or purchase of the Bonds shall be accompanied by all accrued interest on the amount prepaid. In addition, in connection with any such redemption or purchase of the Bonds, the Obligor shall pay to each Bondholder any additional amounts required to be paid to such Bondholder pursuant to Section 2.15.

Section 2.10. Mandatory Conversions and Redemptions.

(a) No later than the fifth Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Recovery Proceeds exceeding $1,000,000, the Obligor shall apply all such Net Recovery Proceeds (A) first, to mandatory redemption or purchase of the outstanding Bonds pursuant to Section 4.01H of the Indenture and in accordance with Section 2.10(d) and (B) second, to the prepayment of Term Loans under the HFOTCO Credit Facilities (provided, that the Obligor may apply a portion of the Net Recovery Proceeds to be applied in accordance with this clause (B) to redeem or repurchase Permitted First Lien Refinancing Debt in an amount not to exceed the Specified Redemption Amount); provided, further, that, in the case of any Recovery Event (other than any Recovery Event in respect of a Total Loss), if the Obligor shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Obligor to the effect that the Obligor intends to cause the Net Recovery Proceeds with respect to such Recovery Event (or a portion of such Net Recovery Proceeds specified in such certificate) to be applied within 365 days after receipt of such Net Recovery Proceeds to acquire real property, equipment or other tangible long-term assets to be used in the business of the Obligor or the other Restricted Subsidiaries or to demolish, repair or restore the real property or equipment damaged as a result of a casualty, then no prepayment shall be required pursuant to this paragraph in respect of such Net Recovery Proceeds (or the portion of such Net Recovery Proceeds specified in such certificate, if applicable) except to the extent of any such Net Recovery Proceeds that have not been so applied by the end of such 365 day period (or within a period of 545 days after receipt of such Net Recovery Proceeds if by the end of such initial 365 day period the Obligor or one or more other Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible long-term assets with such Net Recovery Proceeds), at which time a prepayment shall be required in an amount equal to such Net Recovery Proceeds that have not been so applied.

(b) No later than the fifth Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Sale Proceeds exceeding $1,000,000, the Obligor shall apply all such Net Sale Proceeds (A) first, to first, to mandatory redemption or purchase of the outstanding Bonds pursuant to Section 4.01H of the Indenture and in accordance with Section 2.10(d) and (B) second, to the prepayment of the Term Loans under the HFOTCO Credit Facilities (provided, that the Obligor may apply a portion of the Net Recovery Proceeds to be applied in accordance with this clause (B) to redeem or repurchase Permitted First Lien

Refinancing Debt in an amount not to exceed the Specified Redemption Amount); provided, further, that, in the case of any Asset Sale, if the Obligor shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Obligor to the effect that the Obligor intends to cause the Net Sale Proceeds with respect to such Asset Sale (or a portion of such Net Sale Proceeds specified in such certificate) to be applied within 365 days after receipt of such Net Sale Proceeds to acquire real property, equipment or other tangible long-term assets to be used in the business of the Obligor or the other Restricted Subsidiaries, or to consummate any Permitted Acquisition permitted hereunder, then no prepayment shall be required pursuant to this paragraph in respect of such Net Sale Proceeds (or the portion of such Net Sale Proceeds specified in such certificate, if applicable) except to the extent of any such Net Sale Proceeds that have not been so applied by the end of such 365 day period (or within a period of 545 days after receipt of such Net Sale Proceeds if by the end of such initial 365 day period the Obligor or one or more other Restricted Subsidiaries shall have entered into an agreement with a third party to acquire such real property, equipment or other tangible long-term assets, or to consummate such Permitted Acquisition, with such Net Sale Proceeds), at which time a prepayment shall be required in an amount equal to such Net Sale Proceeds that have not been so applied.

(c) No later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Issuance Proceeds from the incurrence of any Indebtedness of the Parent, the Obligor or any other Restricted Subsidiary (other than with respect to any Indebtedness permitted to be incurred by Section 6.02), the Obligor shall apply such Net Issuance Proceeds to the redemption, repurchase or prepayment, as applicable, on a pro rata basis, of (A) the outstanding Bonds pursuant to Section 4.01H of the Indenture and in accordance with Section 2.10(d) and (B) Term Loans under the HFOTCO Credit Facilities.

(d) Payments made on account of the optional or mandatory redemption or purchase of the Bonds made pursuant to Section 2.09 or Section 2.10(a), (b) or (c), shall be applied ratably to each Series of Bonds and to each Bondholder as nearly as practicable in accordance with their Applicable Percentage, giving effect to the minimum Bond denominations in the Indenture.

(e) The Obligor shall give all notices required to be given to the Trustee pursuant to the terms of the Indenture to effectuate any optional or mandatory redemption or purchase of the Bonds to be made pursuant to Section 2.09 or Section 2.10(a), (b) or (c).

Section 2.11. Fees. The Obligor shall pay to the Administrative Agent and the Collateral Agent, each for its own account, fees in the amounts and at the times specified in the Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.12. Sharing of Payments by Bondholders. If any Bondholder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) any Obligations due and payable to such Bondholder hereunder and under the other Bond Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Bondholder at such time to (ii) the aggregate amount of the Obligations due and payable to all Bondholders hereunder and under the other Bond Documents at such time) of payments on account of the Obligations due and payable to all Bondholders hereunder and under the other Bond Documents at such time obtained by all the Bondholders at such time or (b) Obligations owing (but not due and payable) to such Bondholder hereunder and under the other Bond Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Bondholder at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Bondholders hereunder and under the other Bond Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Bondholders hereunder and under the other Bond Documents at such time obtained by all of the Bondholders at such time, then, in each case under clauses (a) and (b) above, the Bondholder receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Bonds of the other Bondholders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Bondholders ratably in accordance with the aggregate amount of Obligations then due and payable to the Bondholders or owing (but not due and payable) to the Bondholders, as the case may be, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Obligor pursuant to and in accordance with the express terms of this Agreement, or (z) any payment obtained by a Bondholder as consideration for the assignment of or sale of a participation in any of its Bonds to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bondholder acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bondholder were a direct creditor of such Loan Party in the amount of such participation.

Section 2.13. Taxes.

(a) Except as otherwise required by Governmental Rule, any and all payments by or on account of any Obligation shall be made free and clear of and without deduction or withholding for or on account of any Taxes; provided that, if by Governmental Rule any Taxes are required to be deducted or withheld from any such payments, then (i) the applicable withholding agent shall make such deductions or withholdings, (ii) the applicable withholding agent shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Governmental Rule and (iii) to the extent that such Taxes consist of Indemnified Taxes, the sum payable by or on behalf of the Obligor to the applicable Bondholder Party (or to the Issuer on behalf of or for the benefit of such Bondholder Party) shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.13(a)) the applicable Bondholder Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, the Obligor shall timely pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with applicable Governmental Rule.

(c) The Obligor shall indemnify or cause to be indemnified each Bondholder Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Bondholder Party (other than any penalties and interest resulting from gross negligence or willful misconduct, as determined by a final non-appealable judgment of the highest court of competent jurisdiction, of such Bondholder Party and without duplication of any amounts indemnified under Section 2.13(a)) including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13(c)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation for such payment or liability delivered to the Obligor by a Bondholder Party, or by the Administrative Agent on its own behalf or on behalf of a Bondholder Party, shall be conclusive absent manifest error of such Bondholder Party or the Administrative Agent; provided that the Obligor shall not be required to compensate a Bondholder Party pursuant to this Section 2.13 for any Indemnified Taxes unless such Bondholder Party requests compensation from the Obligor not later than 365 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Bondholder Party for payment of such Indemnified Taxes, and (ii) the date on which such Bondholder Party has made payment of such Indemnified Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by or on behalf of the Obligor to a Governmental Authority, the Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Bondholder that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Bond Document shall deliver to the Obligor and the Administrative Agent (with a copy to the Trustee), at the time or times reasonably requested by the Obligor or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Obligor or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bondholder, if reasonably requested by the Obligor or the Administrative Agent, shall deliver such other documentation prescribed by Governmental Rule or reasonably requested by the Obligor or the Administrative Agent as will enable the Obligor or the Administrative Agent to determine whether or not such Bondholder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bondholder’s reasonable judgment such completion, execution or submission would subject such Bondholder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bondholder.

(ii) Without limiting the generality of the foregoing,

(A) any Bondholder that is a U.S. Person shall deliver to the Obligor and the Administrative Agent (with a copy to the Trustee) on or prior to the date on which such Bondholder becomes a Bondholder under this Agreement (and from time to time thereafter upon the reasonable request of the Obligor or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bondholder is exempt from U.S. federal backup withholding Tax;

(B) any Non-U.S. Bondholder shall, to the extent it is legally entitled to do so, deliver to the Obligor and the Administrative Agent (in such number of copies as shall be requested by the recipient and with a copy being delivered to the Trustee) on or prior to the date on which such Non-U.S. Bondholder becomes a Bondholder under this Agreement (and from time to time thereafter upon the reasonable request of the Obligor or the Administrative Agent), whichever of the following is applicable:

i. in the case of a Non-U.S. Bondholder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Bond Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Bond Document, IRS Form W-8BEN or IRS W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii. executed originals of IRS Form W-8ECI; or

iii. in the case of a Non-U.S. Bondholder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Bondholder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Obligor within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

iv. to the extent a Non-U.S. Bondholder is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Bondholder is a partnership and one or more direct or indirect partners of such Non-U.S. Bondholder are claiming the portfolio interest exemption, such Non-U.S. Bondholder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Bondholder shall, to the extent it is legally entitled to do so, deliver to the Obligor and the Administrative Agent (in such number of copies as shall be requested by the recipient and with a copy being delivered to the Trustee) on or prior to the date on which such Non-U.S. Bondholder becomes a Bondholder under this Agreement (and from time to time thereafter upon the reasonable request of the Obligor or the Administrative Agent), executed originals of any other form prescribed by Governmental Rule as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Obligor or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bondholder Party under any Bond Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bondholder Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bondholder Party shall deliver to the Obligor and the Administrative Agent (with a copy to the Trustee) at the time or times prescribed by Governmental Rule and at such time or times reasonably requested by the Obligor or the Administrative Agent such documentation prescribed by Governmental Rule (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Obligor or the Administrative Agent as may be necessary for the Obligor, ,the Administrative Agent and, if applicable, the Trustee to comply with their obligations under FATCA and to determine that such Bondholder Party has complied with such Bondholder Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bondholder Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Obligor, the Administrative Agent and, if applicable, the Trustee in writing of its legal inability to do so.

(f) Each Bondholder shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bondholder (but only to the extent that the Obligor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Obligor to do so), (ii) any Taxes attributable to such Bondholder’s failure to comply with the provisions of Section 9.06(h) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bondholder, in each case, that are payable or paid by the Administrative Agent in connection with any Bond Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bondholder by the Administrative Agent shall be conclusive absent manifest error. Each Bondholder hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bondholder under any Bond Document or otherwise payable by the Administrative Agent to the Bondholder from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section 2.13, the term “Governmental Rule” includes FATCA.

(i) On or before the date that the initial Administrative Agent (or any successor or replacement Administrative Agent) becomes an Administrative Agent hereunder, it shall deliver to the Obligor two duly executed originals of either (i) if the Administrative Agent is a U.S. Person, IRS Form W-9, or (ii), in the case of an Administrative Agent that is not a U.S. Person, (A) a duly completed IRS Form W-8ECI or (B) any other U.S. Tax form requested by the Obligor that the Administrative Agent can legally provide which establishes that payments made to such Administrative Agent are not subject to U.S. withholding Tax.

Section 2.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, a Bondholder;

(ii) subject any Bondholder Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on a Bondholder or the London interbank market any other condition, cost or expense affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to any such Bondholder Party with respect to this Agreement, the Bonds, or the making, maintenance or funding of the purchase price of the Bonds, or to reduce the amount of any sum received or receivable by such Bondholder Party hereunder (whether of principal, interest or any other amount), in each case by an amount reasonably determined by such Bondholder Party to be material, then, upon request of such Bondholder Party, the Obligor will pay to such Bondholder Party, such additional amount or amounts as will compensate such Bondholder Party, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If a Bondholder determines that any Change in Law affecting such Bondholder or any such Bondholder’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bondholder’s capital or liquidity or on the capital or liquidity of such Bondholder’s holding company, if any, as a consequence of this Agreement or the Bonds to a level below that which such Bondholder or such Bondholder’s holding company could have achieved but for such Change in Law (taking into consideration such Bondholder’s policies and the policies of such Bondholder’s holding company with respect to capital adequacy), in each case by an amount reasonably determined by such Lender to be material, then from time to time the Obligor will pay to such Bondholder, such additional amount or amounts as will compensate such Bondholder or such Bondholder’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Bondholder Party setting forth in reasonable detail the amount or amounts necessary to compensate such Bondholder Party or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Obligor shall be conclusive absent manifest error. The Obligor shall pay such Bondholder Party the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of a Bondholder Party to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Bondholder Party’s right to demand such compensation; provided that the Obligor shall not be required to compensate such Bondholder Party pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to to the date that such Bondholder Party notifies the Obligor of the Change in Law giving rise to such increased costs or reductions and of such Bondholder Party’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15. LIBOR Breakage Fee. In the event any Bondholder shall incur any loss, cost, or expense (including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Bondholder to purchase or hold the Bonds or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bondholder) as a result of any purchase, redemption, or other prepayment of the Bonds on a date other than a LIBOR Index Reset Date for any reason, including, without limitation pursuant to Section 2.9 or Section 2.10, whether before or after default, and whether or not such payment is required by any provision of this Agreement or the Indenture, then upon the demand of such Bondholder, with copy to the Administrative Agent, the Obligor shall pay to such Bondholder a premium in such amount as will reimburse such Bondholder for such loss, cost, or expense. If such Bondholder requests such premium, it shall provide to the Obligor a certificate setting forth the computation of the loss, cost, or expense giving rise to the request for such premium in reasonable detail and such certificate shall be conclusive if reasonably determined.

Section 2.16. Survival. All of the Obligor’s obligations under this Article II shall survive the termination of this Agreement, the repayment, satisfaction or discharge of all other Obligations and resignation of the Administrative Agent or the Collateral Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Obligor represents and warrants to each Bondholder Party that:

Section 3.01. Organization; Power and Authority. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and is in good standing in each jurisdiction where such qualification is required, except, in the case of the Obligor and the other Restricted Subsidiaries, where the failure to so qualify or be in good standing could not reasonably be expected to have a Material Adverse Effect, and (d) has the organizational power and authority to enter into the Transactions to be entered into by such Group Member.

Section 3.02. Ownership of Equity Interests; Subsidiaries.

(a) The Equity Interests in the Parent and each Restricted Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. 100% of the Equity Interests in the Obligor are owned, beneficially and of record, directly by the Parent, free and clear of any Lien other than the Terminated Liens (which shall be released on or prior to the Closing Date), the Liens contemplated by the Security Documents and non-consensual Liens permitted under Section 6.01 arising by operation of law. There is no existing option, warrant, call, right, commitment or other agreement to which any Group Member is a party requiring, and there is no Equity Interest in the Parent or any Restricted Subsidiary outstanding which upon conversion or exchange would require, the issuance of any additional Equity Interests in the Parent or any Restricted Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase an Equity Interest in the Parent or any Restricted Subsidiary. As of the Closing Date, the corporate and organizational structure of the direct owners of the Group Members is set forth on Schedule 3.02. The Obligor has delivered to the Administrative Agent and the Bondholders a true and complete copy of the HFOTCO Company Agreement (including each amendment, modification or supplement thereto) as in effect on the Closing Date. As of the Closing Date, the Parent is not a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than the Bond Documents, the HFOTCO Company Agreement and the limited liability company agreement of the Parent) that limits or restricts in any manner the right of the Parent to exercise the incidents of ownership of the Equity Interests in the Obligor owned by the Parent, including the right to vote, transfer or encumber such Equity Interests and the rights to exercise any rights or remedies under the HFOTCO Company Agreement relating to such Equity Interests.

(b) As of the Closing Date, (i) the Parent does not have any Subsidiaries (other than the Obligor) and (ii) the Obligor does not have any Subsidiaries.

Section 3.03. Authorization; No Conflict. The Transactions to be entered into by each Loan Party (a) have been duly authorized by all limited liability company, corporate or other organizational action, as applicable, required to be taken or obtained by such Loan Party and (b) will not (i) violate in any material respect (A) any provision of any Legal Requirement, (B) any provision of the HFOTCO Company Agreement or the limited liability agreement or other constitutive documents of such Loan Party, as applicable, or (C) any provision of any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, Organizational Document or any other agreement or instrument to which such Loan Party is a party or by which it or any of its property is or may be bound, (ii) be in conflict in any material respect with, result in a material breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, lease, agreement or other instrument, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than Liens permitted under Section 6.01.

Section 3.04. Enforceability. This Agreement and each other Bond Document to which any Loan Party is a party have been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against the such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.05. Governmental Approvals. No action, consent or approval of, registration, filing or declaration with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with (a) the due execution, delivery and performance by any Loan Party of the Bond Documents to which it is a party, (b) the consummation of the Transactions or (c) the grant by any Loan Party of the Liens granted or purported to be granted under the Security Documents to which it is a party or the validity, perfection and enforceability thereof or for the exercise by the Collateral Agent of its rights and remedies thereunder, except (i) such as are set forth on Schedule 3.05, (ii) filings necessary to perfect Liens created under the Bond Documents, (iii) such as have been made or obtained and are in full force and effect, (iv) such as may be required under applicable securities laws in connection with any disposition of the Equity Interests included in the Collateral, (v) such as are not required to consummate the Transactions occurring on the Closing Date but are required to be obtained or made after the Closing Date to enable any Loan Party to comply with requirements of any applicable Legal Requirement including those required to maintain the existence and good standing of such Loan Party and (vi) such as those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect.

Section 3.06. Financial Statements. The Obligor has furnished to the Administrative Agent and the Bondholders (a) the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Parent and the Subsidiaries for the 2011, 2012 and 2013 Fiscal Years and (b) the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Parent and the Subsidiaries for the Fiscal Quarter ended March 31, 2014. Such financial statements fairly present in all material respects the financial position of the Parent and the Subsidiaries as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). As of the Closing Date, neither the Parent nor any Subsidiary has any material liabilities that are required to be disclosed in such financial statements of the Parent and the Subsidiaries for the Fiscal Quarter ended March 31, 2014, in accordance with GAAP, that are not reflected in such unaudited balance sheet (subject, in the case of any interim financial statements, to normal year-end adjustments).

Section 3.07. No Material Adverse Effect. Since December 31, 2013, there has been no change, event or loss affecting any Group Member that has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.08. Title to Properties; Possession Under Leases.

(a) Each Loan Party has good and indefeasible fee simple or valid leasehold title to all of the material properties and owned or leased by it, as the case may be (including all material owned or leased Real Property), in each case free and clear of Liens other than Liens permitted under Section 6.01. All material leases (including all material leases of Real Property) of each Loan Party as tenant are valid and subsisting and are in full force and effect in all material respects.

(b) As of the Closing Date, Schedule 3.08(b) sets forth a complete and accurate list of all Real Property owned in fee simple by the Parent, the Obligor or any other Restricted Subsidiary, showing the street address, county or other relevant jurisdiction, state and record owner thereof.

(c) As of the Closing Date, Schedule 3.08(c) sets forth a complete and accurate list of all leases of Real Property under which the Parent, the Obligor or any other Restricted Subsidiary is the lessee, showing the street address, county or other relevant jurisdiction, state, lessor, lessee, and expiration date thereof.

(d) As of the Closing Date, none of the Parent, the Obligor or any other Restricted Subsidiary (i) has received written notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein.

Section 3.09. Litigation; Compliance with Laws.

(a) There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Parent or the Obligor, threatened in writing against or affecting, any of the Group Members or any business, property or rights of any of the Group Members which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) The operations of the Parent, the Obligor and the other Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by the U.S.A. Patriot Act, and the applicable anti-money laundering statutes of jurisdictions where the Parent, the Obligor and each other Subsidiary conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Parent, the Obligor or any other Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Parent or the Obligor, threatened. The Loan Parties shall, promptly following a request by the Administrative Agent or any Bondholder, provide all such other documentation and information that the Administrative Agent or such Bondholder requests in order to comply with its ongoing obligations under applicable Anti-Money Laundering Laws.

(c) None of the Parent, the Obligor or any other Subsidiary, or any director or officer, or, to the knowledge of the Parent or the Obligor, any employee, agent or representative of Parent, the Obligor or any other Subsidiary, has taken or will take any action by or on behalf of the Parent, the Borrower or any Subsidiary in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts of anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage for the Parent, the Borrower or any other Subsidiary; and each of the Parent, the Obligor and the other Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(d) None of the Parent, the Obligor or any other Subsidiary or any director or officer thereof, or, to the knowledge of the Parent or the Obligor, any employee, agent, affiliate or representative of the Parent, the Obligor or any other Subsidiary, is a Person that is, or is owned or controlled by any Person that is:

(i) the subject or target of any sanctions administered or enforced by the United States Government (including the U.S. Department of Treasury’s Office of Foreign Assets Control) (collectively, “Sanctions”); or

(ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(e) As of the Closing Date, there are no material judgments against any Group Member or any property of such Group Member.

(f) None of the Group Members nor any of the Group Members’ properties or assets are in violation of any currently applicable Legal Requirements (including any zoning, building, or Environmental Law, ordinance, code or approval or any building permit), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10. Federal Reserve Regulations.

(a) No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any purchase of Bonds will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.11. Investment Company Act. No Group Member is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12. Taxes.

(a) The Parent is properly classified (i) as a partnership or (ii) as a disregarded entity for federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and -3 and any comparable provision of applicable state or local Tax law that permits such treatment, and no election under Treasury Regulations Section 301.7701-3(c) has been made with respect to the Obligor to be classified as an association taxable as a corporation for federal income Tax purposes.

(b) The Obligor is properly classified (i) as a partnership or (ii) as a disregarded entity for federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and -3 and any comparable provision of applicable state or local Tax law that permits such treatment.

(c) Each Group Member has filed or caused to be filed all U.S. federal income Tax returns and all material state, local and other Tax returns that are required to have been filed by it in any jurisdiction and has paid all Taxes due and payable with respect to such Tax returns, and all other Taxes levied upon its properties, assets, income or franchises, to the extent such Taxes have become due and payable and before they have become delinquent except for any Taxes (i) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings in accordance with Section 5.14 and with respect to which the relevant Group Member has established adequate reserves in accordance with GAAP or (ii) the failure of which to pay could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13. Disclosure and Projections.

(a) All written information (other than the Base Case Projections and estimates, projections and information of a general economic or industry nature) concerning the Group Members and their respective businesses, including the Terminal Storage Facility, or otherwise prepared by, or as directed by, any Group Member or any representative of any Group Member, and made available to any Bondholder Party in connection with the Transactions, when taken as a whole and after giving effect to supplements made thereto by the applicable Group Member, is complete and correct in all material respects as of the Closing Date and does not, when taken as a whole, contain any untrue statement of a material fact as of the Closing Date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Base Case Projections and estimates, projections and information of a general economic or industry nature prepared by or on behalf of, or as directed by, the Group Members or any Affiliate or representative thereof that have been made available to any Bondholder Party on or prior to the Closing Date have been prepared in good faith based upon assumptions stated therein which the Obligor believes as of the Closing Date to be reasonable (it being understood that estimates, projections and information of a general economic or industry nature by their nature are inherently uncertain and no assurances are being given that the results reflected in such estimates, projections or information of a general economic or industry nature will be achieved).

Section 3.14. Employee Matters.

(a) No Group Member is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Group Member, or to the Parent’s or the Obligor’s knowledge, threatened against any Group Member before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Group Member or to the Parent’s or the Obligor’s knowledge, threatened against any Group Member or (ii) no strike or work stoppage in existence or threatened involving any of the Group Members or the Terminal Storage Facility, except those (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) that could not reasonably be expected to have a Material Adverse Effect.

(b) The Parent does not sponsor, maintain or contribute to, or have any liability (except as a member of a controlled group) with respect to, any Plan. The Parent has no employees.

(c) The Obligor and each ERISA Affiliate has operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Obligor nor any ERISA Affiliate has incurred any material liability pursuant to Title I or IV of ERISA (other than to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC, both of which have been timely paid) or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), no Plan has failed, or is reasonably expected to, fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, no Reportable Event has occurred or is reasonably expected to occur, and no event, transaction or condition has occurred or exists that could reasonably be expected, either individually or in the aggregate, to result in the incurrence of any such material liability by any Group Member or any ERISA Affiliate, or in the imposition of any material Lien on any of the rights, properties or assets of any Group Member or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 436(f), 412 or 430 of the Code or Section 4068 of ERISA.

(d) Except as set forth on Schedule 3.14, the present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities in an amount that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, no Plan is, or is reasonably expected to be in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code). The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(e) The Obligor and the ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to material contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. The Obligor and the ERISA Affiliates do not participate in, contribute to, or are otherwise required to contribute to, any Multiemployer Plan that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.

(f) The present value of all postretirement benefit obligations vested under each Plan (based on the assumptions used to fund such Plan, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Effect.

(g) The Transactions will not involve any non-exempt prohibited transaction under Section 406(a)(1)(A-D) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

Section 3.15. Environmental Matters; Hazardous Materials.

(a) There is no pending or, to the Parent’s or the Obligor’s knowledge, threatened, and, in the past two years, there has not been, any Environmental Claim against any Group Member or otherwise with respect to the Terminal Storage Facility or any other real properties or other assets now or formerly owned, leased or operated by any Group Member, and no Group Member has received any notice of any such Environmental Claim, and no proceeding has been instituted raising any such Environmental Claim, except, in the case of the Obligor and the other Restricted Subsidiaries, such as could not reasonably be expected to result in a Material Adverse Effect.

(b) The Group Members have obtained all material Permits required pursuant to any Environmental Law for the operation of the Terminal Storage Facility and all such material Permits are in full force and effect.

(c) Neither the Parent nor the Obligor has any knowledge of any facts which would reasonably be expected to give rise to any Environmental Claim, public or private, including any violation of Environmental Laws, any Release of Hazardous Materials or any damage to the Environment emanating from, occurring on or in any way related to the Terminal Storage Facility or any other real properties or other assets now or formerly owned, leased or operated by any Group Member, except, in the case of the Obligor and the other Restricted Subsidiaries and their respective real properties and assets, such as could not reasonably be expected to result in a Material Adverse Effect.

(d) No Hazardous Materials have been used, generated, manufactured, stored, Released, transported or treated any Hazardous Materials either by any Group Member or on, at, under or from the Terminal Storage Facility or any other real properties or other assets now or formerly owned, leased or operated by any Group Member, except, in the case of any of the foregoing, in the ordinary course of business and in material compliance with Environmental Laws and, in the case of the Obligor and the other Restricted Subsidiaries, in a manner that could not reasonably be expected to result in a Material Adverse Effect.

Section 3.16. Solvency. Immediately after giving effect to the Transactions to occur on the Closing Date, (a) the fair value of the aggregate assets of the Loan Parties, at a fair valuation,

will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties, (b) the present fair value of the property of the Loan Parties will be greater than the amount that will be required to pay the probable liability of the Loan Parties on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Loan Parties will be able to pay their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (after giving effect to any guarantees and credit support), and (d) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date (after giving effect to any guarantees and credit support).

Section 3.17. Licenses; Permits. The Group Members own or have the right to use all Permits, patents, copyrights, proprietary software, service marks, trademarks and trade names, or licenses thereof material to the operation of their business, without, to the Parent’s and the Obligor’s knowledge, conflict with the rights of others.

Section 3.18. No Default. As of the Closing Date, no Group Member is in default under any agreement or instrument to which it is a party or by which it is bound, which default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.19. Collateral Matters. (a) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral and (i) when the Collateral constituting certificated securities (as defined in the UCC) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, (ii) when Control Agreements with respect to Collateral constituting deposit accounts and securities accounts maintained by the Loan Parties are executed and delivered by the parties thereto, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in such Collateral, prior and superior in right to any other Person, and (iii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.01.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.01.

(c) Upon the recordation of intellectual property security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in patents, trademarks, copyrights and exclusive copyright licenses in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.01 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in patents, trademarks, copyrights and exclusive copyright licenses acquired by the Loan Parties after the Closing Date).

(d) Each Security Document, other than the Intercreditor Agreement and any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.01.

Section 3.20. Insurance. The insurance required by Section 5.13 is in full force and effect and all premiums due and payable in respect of such insurance have been paid.

Section 3.21. Pari Passu Obligations. The Obligations of the Loan Parties rank at least pari passu in priority of payment with all other unsecured and secured Indebtedness for borrowed money of the Loan Parties.

Section 3.22. Use of Proceeds. The proceeds of the purchase of Bonds on the Closing Date will be applied in accordance with Section 5.01.

Section 3.23. Tax-Exempt Status. No Loan Party has taken any action or omitted to take any action, and no Loan Party has actual knowledge of any action taken or omitted to be taken by any other Person, which action, if taken or omitted, respectively, would adversely affect the exclusion of interest on the Bonds from gross income for federal income Tax purposes (except when owned by a Substantial User). The Obligor complied in all material respects with the Obligor Tax Agreements, and each representation and statement of expectations made by the Obligor in each such Obligor Tax Agreement was true and correct as of the date each such Obligor Tax Agreement was executed and delivered. The Obligor has and will comply with the covenants contained in Section 5.07 of each Loan Agreement, the Closing Tax Letter and the Tax Certificate and Agreement executed by the Obligor, and each representation and statement of expectations made by the Obligor in the Closing Tax Letter is true and correct as of the Closing Date.

Section 3.24. Usury. None of the Bond Documents or the Bonds provide for any payments that would violate any applicable law regarding permissible maximum rates of interest.

Section 3.25. Trustee. As of the Closing Date, the Bank of New York Mellon Trust Company, National Association is duly appointed and acting as Trustee for the Bonds.

ARTICLE IV

CONDITIONS PRECEDENT TO PURCHASE OF BONDS; INVESTOR REPRESENTATIONS

Section 4.01. Closing Date. The obligation of each Purchaser to purchase any Bond on the Closing Date is subject to the fulfillment, to such Purchaser’s satisfaction (acting reasonably), of each of the following conditions:

(a) Governing Documents. The Administrative Agent shall have received:

(i) a copy of the certificate of formation, including all amendments thereto, of each of the Loan Parties, each certified as of a recent date by the Secretary of State of the state of such Loan Party’s organization, and a certificate as to the good standing of such Person as of a recent date from such Secretary of State;

(ii) a certificate of a Responsible Officer of each of the Loan Parties, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company operating agreement of such Person, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the appropriate governing entity or body of such Person, authorizing the Transactions, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or other formation documents of such Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing (or its equivalent in the applicable jurisdiction) furnished pursuant to clause (i) above, (D) as to the incumbency and specimen signature of each officer executing any Bond Document or any other document delivered in connection herewith on behalf of such Person and (E) as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Responsible Officer, threatening the existence of such Person;

(iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (i) above; and

(iv) such other documents with respect to any Group Member, as the Administrative Agent or the Collateral Agent may reasonably request.

(b) Closing Certificates; Trustee Certificate. The Administrative Agent shall have received (i) a certificate substantially in the form of Exhibit D-1, dated the Closing Date and duly executed and delivered by a Responsible Officer of the Parent and the Obligor, confirming compliance with the conditions precedent set forth in clauses (o) and (p) below, (ii) a solvency certificate substantially in the form of Exhibit D-2, dated the Closing Date and duly executed and delivered by a Responsible Officer of the Parent and the Obligor; and (iii) a certificate from the Trustee dated the Closing Date, to the effect that the Bond Documents to which the Trustee is a party have been duly authorized by the Trustee and executed and delivered by a duly authorized representative of the Trustee, and that the Trustee has due power and authority to perform its obligations and exercise its rights and powers under such Bond Documents in accordance with their terms and stating that the Bondholder Parties may rely on such certificate.

(c) Bond Documents. (i) The Administrative Agent and the Collateral Agent shall have received (A) duly authorized and executed originals of this Agreement and each other Bond Document (other than the Bonds, the Notes, the Indentures and the Loan Agreements and other Bond Documents not executed and delivered in connection with this Agreement) then required to be in effect, and (ii) evidence that as of the Closing Date the Bonds shall be issued in certificated form and registered in the name of, and delivered to, the applicable Purchaser. Prior to or substantially contemporaneously with the purchase of the Bonds on the Closing Date, (a) the Indentures shall have been amended and restated and the Loan Agreements shall have been amended, (b) the Administrative Agent shall have received fully executed copies of the Indentures, as so amended and restated, and the amendments to the Loan Agreements, certified by a Financial Officer as being complete and correct, and (c) the provisions of the Indentures and the Loan Agreements, as so amended and restated or amended, as applicable, shall be reasonably satisfactory to the Administrative Agent.

(d) Legal Opinions. The Administrative Agent shall have received, on behalf of itself and the other Bondholder Parties and with copies to the Collateral Agent, favorable written opinions from:

(i) Vinson & Elkins LLP, counsel for the Loan Parties, (i) in form and substance reasonably satisfactory to the Agents and the Arrangers, (ii) dated the Closing Date, (iii) addressed to the Bondholder Parties and (iv) covering such matters relating to the Bond Documents to which any Loan Party is a party, as the Agents and the Arrangers shall reasonably request and which are customary for transactions of the type contemplated by the Bond Documents, and the Obligor hereby requests such counsel to deliver such opinions;

(ii) Bond Counsel (i) in form and substance reasonably satisfactory to the Administrative Agent, (ii) dated the Closing Date, (iii) addressed to the Bondholder Parties and (iv) to the effect that the conversion of the interest rate on the Bonds to the LIBOR Term Indexed Rate and the Transactions will not adversely affect the validity of the Bonds under state law or the exclusion from gross income of interest on the Bonds for federal income Tax purposes and permitting the Bondholder Parties to rely on the opinion of Bond Counsel with respect to the Bonds dated as of the original issuance date of the Bonds (but without any undertaking to update the same), and covering illegality and such other customary matters as the Bondholder Parties may reasonable request, and the Obligor hereby requests such counsel to deliver such opinions; and

(iii) Norton Rose Fulbright, counsel to the Issuer, (i) in form and substance reasonably satisfactory to the Administrative Agent, (ii) dated the Closing Date, (iii) addressed to the Bondholder Parties, (iv) to the effect that the Bond Documents to which the Issuer is a party have been duly authorized, executed and delivered by the Issuer and constitute legal, valid and binding obligations of the Issuer enforceable in accordance with their terms (subject to customary exceptions regarding enforceability);

(e) Organizational Actions. All limited liability company and other proceedings in connection with the Transactions, and all documents and instruments incident to the Transactions, shall be satisfactory to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or such counsel may reasonably request. The Loan Parties shall have obtained all consents and approvals of Governmental Authorities, if any, and other Persons necessary to be obtained by the Closing Date in connection with the transactions contemplated by this Agreement and the other Bond Documents and each of the foregoing shall be in full force and effect, and the Administrative Agent shall have received evidence of such consents and approvals (if any).

(f) Collateral and Guarantee Requirement; Perfection Certificate. The Collateral and Guarantee Requirement shall have been satisfied.The Collateral Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by an executive officer or a Financial Officer of each of the Parent and the Obligor, together with all attachments contemplated thereby, including the results of UCC filing, tax lien, judgment and bankruptcy searches made with respect to the Loan Parties and evidence reasonably satisfactory to the Collateral Agent and the Administrative Agent that the Liens indicated by the results of such searches are permitted under Section 6.01 or have been, or substantially contemporaneously with the initial funding of Loans on the Closing Date will be, released.

(g) HFOTCO Credit Documents. Prior to or substantially contemporaneously with the purchase of the Bonds on the Closing Date, (a) the Administrative Agent shall have received fully executed copies of the HFOTCO Credit Agreement and the other HFOTCO Credit Documents, certified by a Financial Officer as being complete and correct, (b) the provisions of the HFOTCO Credit Agreement and the other HFOTCO Credit Documents shall be reasonably satisfactory to the Administrative Agent, and (c) the HFOTCO Credit Facilities Closing Date shall have occurred.

(h) Insurance. Insurance complying with Section 5.13 shall be in full force and effect, and the Administrative Agent shall have received evidence that the insurance required by Section 5.13 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.13.

(i) Repayment of Existing Indebtedness and Release of Terminated Liens. Prior to or substantially contemporaneously with the purchase of the Bonds on the Closing Date, (i) the Existing Indebtedness shall have been or shall be paid in full, (ii) the commitments under the Existing Parent Term Credit Agreement, the Existing Revolving Credit Agreement and the Existing Notes Facility shall have been or shall be terminated, (iii) all guarantees and Liens existing in connection with the Existing Parent Term Credit Agreement, the Existing Revolving Credit Agreement and the Existing Notes Facility shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof, and (iv) the Existing Letters of Credit shall have been or shall be cancelled and all obligations of the Parent or any Restricted Subsidiary in respect thereof shall have been or shall be paid in full, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(j) Financial Statements. The Administrative Agent shall have received correct and complete copies of the financial statements described in Section 3.06.

(k) Base Case Projections. The Administrative Agent shall have received the Base Case Projections.

(l) Fees and Expenses. The Obligor shall have paid or otherwise made arrangements reasonably satisfactory to the Administrative Agent to pay the fees payable on the Closing Date pursuant to the Fee Letters. Each Bondholder Party and each Arranger and, to the extent invoiced at least two Business Days prior to the Closing Date, their counsel and consultants shall have received for their respective accounts all fees, costs and expenses due and payable pursuant to the Commitment Letter and, to the extent invoiced at least two Business Days prior to the Closing Date, Section 9.04.

(m) U.S.A. Patriot Act. To the extent requested by it, each Agent shall have received at least five Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

(n) Environmental Report. The Administrative Agent shall have received a Phase I Environmental Site Assessment report with respect to the Sites and such Real Property, in form and substance reasonably satisfactory to it.

(o) Representations and Warranties. The representations and warranties set forth in Article III hereof and in the other Bond Documents shall be true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Closing Date.

(p) No Default or Event of Default. At the time of and immediately after the purchase of Bonds contemplated hereunder, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, if the Parent and the Obligor shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver, any policy or policies of title insurance or any survey, abstract, consent, estoppel or subordination, non-disturbance and attornment agreement with respect to any Mortgage or Mortgaged Property that is required to be delivered in order to satisfy the requirements of the Collateral and Guarantee Requirement, such delivery shall not be a condition precedent to the obligations of the Bondholders hereunder on the Closing Date, but shall be required to be accomplished as provided in Section 5.18.

The Administrative Agent shall notify the Parent, the Obligor and the Bondholders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing,

the obligations of the Bondholders to purchase the Bonds as contemplated herein shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.01) at or prior to 5:00 p.m., New York City time, on September 15, 2014 (and, in the event such conditions shall not have been so satisfied or waived, the obligation to purchase such Bonds shall terminate at such time).

Section 4.02. Investment Representations. On and as of the Closing Date each Purchaser represents and warrants to the Obligor that:

(a) such Purchaser understands that the Bonds have not been registered pursuant to the Securities Act, the securities laws of any state nor has the Indenture been qualified pursuant to the Trust Indenture Act of 1939, in reliance upon certain exemptions set forth in this Section 4.02 and acknowledges that the Bonds (i) are not being registered or otherwise qualified for sale under the “blue sky” laws and regulations of any state, and (ii) will not be listed on any securities exchange;

(b) such Purchaser has not offered, offered to sell, offered for sale or sold any of the Bonds by means of any form of general solicitation or general advertising, and is not an underwriter of the Bonds within the meaning of Section 2(11) of the Securities Act;

(c) such Purchaser has sufficient knowledge and experience in financial and business matters, including purchase and ownership of municipal and other tax-exempt obligations, to be able to evaluate the risks and merits of the investment represented by the purchase of the applicable Bonds;

(d) such Purchaser is either a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act, or an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and is able to bear the economic risks of such investment;

(e) such Purchaser understands that no official statement, prospectus, offering circular, or other comprehensive offering statement is being provided with respect to the Bonds and has made its own inquiry and analysis with respect to the Issuer, the Obligor, the Bonds and the security therefor, and other material factors affecting the security for and payment of the Bonds;

(f) such Purchaser acknowledges that it has either been supplied with or been given access to information, including financial statements and other financial information, regarding the Issuer and the Obligor to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions and receive answers from knowledgeable individuals concerning the Issuer and the Obligor, the Bonds and the security therefor, so that as a reasonable investor, it has been able to make its decision to purchase the Bonds; and

(g) the Bonds being acquired by such Purchaser are for investment for its own account and not with a present view toward resale or distribution; provided, however, that such Purchaser reserves the right to sell, transfer or redistribute such Bonds, but agrees that any such sale, transfer or distribution by such Purchaser shall be to a Person:

(i) that is an affiliate of such Purchaser;

(ii) that is a trust or other custodial arrangement established by such Purchaser or one of its affiliates, the owners of any beneficial interest in which are limited to qualified institutional buyers or accredited investors;

(iii) that is a secured party, custodian or other entity in connection with a pledge by such Purchaser to secure public deposits or other obligations of such Purchaser or one of its affiliates to state or local governmental entities; or

(iv) that such Purchaser reasonably believes to be a qualified institutional buyer or accredited investor; provided, that such requirement shall be deemed to be satisfied in the case of any Purchaser who executes an Investor Letter.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Parent and the Obligor covenants and agrees with each Bondholder Party that, until the Discharge Date, each of the Parent and the Obligor shall, and shall cause the other Restricted Subsidiaries to, abide by the following affirmative covenants.

Section 5.01. Use of Proceeds. The Obligor shall, on the Closing Date, apply the Purchase Price of the Bonds to reimburse any drawing on the Existing Letters of Credit that was applied to pay the tender price of the Bonds on the Closing Date resulting from the mandatory tender of Bonds in connection with the conversion of the Bonds to the LIBOR Term Indexed Mode and in accordance with the Funds Flow Memorandum.

Section 5.02. Maintenance of Properties. Each of the Parent and the Obligor shall, and shall cause each of the other Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties, including the Terminal Storage Facility, in good repair, working order and condition (other than ordinary wear and tear) and to make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary (ordinary wear and tear excepted)) necessary to keep such properties (including the Terminal Storage Facility) in such condition, in each case, as would allow for the ordinary conduct of business of the Obligor and the other Restricted Subsidiaries; provided that this Section 5.02 shall not prevent the Obligor or any other Restricted Subsidiary from (a) entering into any transaction permitted by Section 6.04, Section 6.06, or Section 6.07 or (b) from discontinuing the operation and the maintenance of any of its properties (i) as a result of any casualty or condemnation affecting such properties (but only to the extent and for the duration of such casualty or condemnation) or (ii) if such discontinuance is desirable in the conduct of its business and the Obligor or the applicable Restricted Subsidiary has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03. Notices. Each of the Parent and the Obligor shall deliver to the Administrative Agent:

(a) promptly, and in any event within five days, after a Responsible Officer of the Parent or the Obligor becomes aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Parent or the Obligor is taking or proposes to take with respect thereto;

(b) promptly, and in any event within ten Business Days, after a Responsible Officer of the Parent or the Obligor becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the applicable Group Member or ERISA Affiliate (or, with respect to a Multiemployer Plan, the plan sponsor or administrator) proposes to take with respect thereto:

(i) the occurrence of a Reportable Event;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Group Member or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that could result in the incurrence of any liability by any Group Member or any ERISA Affiliate pursuant to Title I or IV of ERISA (other than liability to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC) or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Group Member or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

(iv) (A) any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) or (B) any Multiemployer Plan is in “critical” or “endangered” status (as defined in Section 432 of the Code or Section 305 of ERISA);

(c) promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Parent or the Obligor from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation if the actions or conditions referred to in such notice could reasonably be expected to have a Material Adverse Effect;

(d) promptly, and in any event within five Business Days, after a Responsible Officer of the Parent or the Obligor becomes aware thereof, notice of any other event or condition which could reasonably be expected to have a Material Adverse Effect;

(e) promptly, and in any event within five Business Days, after a Responsible Officer of the Parent or the Obligor becomes aware thereof, notice of (i) the commencement of, or material development in, any material litigation or proceeding affecting any of the Group Members or any of their assets or properties (including the Terminal Storage Facility) or any material federal, state or local Tax affecting any of the Group Members or any of their assets or properties (including the Terminal Storage Facility) or (ii) the incurrence or imposition of any material claim, judgment, Lien or other encumbrance affecting any property of any of the Group Members, including the Terminal Storage Facility, which in the cases of the events or conditions referred to in clauses (i) and (ii) above could reasonably be expected to have a Material Adverse Effect;

(f) together with the financial statements required under Section 5.04(a), a summary of the current storage contracts of the Obligor and the other Restricted Subsidiaries by product, storage volume, maturity date and rates (to the extent such information may be provided in a manner that would not violate customer confidentiality requirements);

(g) promptly (i) if the Parent, the Obligor or any other Subsidiary or any director or officer thereof, or, to the knowledge of the Parent or the Obligor, any employee, agent, affiliate or representative of the Parent, the Obligor or any other Subsidiary, is a Person that is, or is owned or controlled by any Person that is (A) the subject or target of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria), each of the Parent and the Obligor shall notify the Administrative Agent and (ii) upon the request of any Bondholder Party, each of the Parent and the Obligor shall provide any information such Bondholder Party believes is reasonably necessary to be delivered to comply with its obligations under Sanctions laws;

(h) with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any of the Group Members or relating to the ability of any Loan Party to perform its obligations under any Bond Document to which it is a party as from time to time may be reasonably requested by the Administrative Agent or any Bondholder (which request shall be made through the Administrative Agent);

(i) promptly following delivery or receipt thereof, as applicable, copies of (A) all material notices given by the Obligor to the Trustee, (B) all material notices given by the Trustee to the Obligor, and (C) all notices given by the Obligor to the Municipal Securities Rulemaking Board pursuant to Section 6.01B (Material Event Notices) of any Loan Agreement;

(j) promptly following receipt thereof, written notice of any resignation of the Trustee immediately upon receiving notice of the same (and the name and notice information of any replacement or successor Trustee);

(k) (A) within ten (10) days after the issuance of any securities by or on behalf of the Obligor with respect to which a final official statement or other offering or disclosure document has been prepared by the Obligor, (1) a copy of such official statement or offering or disclosure document or (2) notice that such information has been filed with EMMA and is publicly available; provided that if the securities are issued in a private transaction, fee, rate and price data shall not be required to be provided; and (B) during any period of time the Obligor is subject to continuing disclosure requirements under Rule 15c2-12 promulgated pursuant to the Securities Exchange Act of 1934, as amended (17 C.F.R. Sec. 240-15c2-12) (the “Securities Exchange Act”), or any successor or similar legal requirement, immediately following any dissemination, distribution or provision thereof to any Person, (1) a copy of any reportable event notice (as described in b(5)(i)(C) of Rule 15c2-12) disseminated, distributed or provided in satisfaction of or as may be required pursuant to such requirements or (2) notice that such event notice has been filed with EMMA and is publicly available;

(l) promptly after the adoption thereof, copies of any amendments to the Bond Documents; and

(m) promptly, and in any event within five Business Days, after any Responsible Officer of any Loan Party becomes aware of any Event of Taxability or Determination of Taxability, written notice thereof (with copy to the Calculation Agent).

The Obligor hereby acknowledges that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Bondholders materials and/or information provided by or on behalf of the Obligor hereunder (collectively, “Obligor Materials”) by posting the Obligor Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system, and (B) certain of the Bondholders (each, a “Public Bondholder”) may have personnel who do not wish to receive material non-public information with respect to the Obligor or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Obligor hereby agrees that so long as the Obligor is the issuer of any outstanding debt or Equity Interests that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Obligor Materials that may be distributed to the Public Bondholders and that (1) all such Obligor Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Obligor Materials “PUBLIC,” the Obligor shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Collateral Agent, the Arrangers and the Bondholders to treat such Obligor Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Obligor or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Obligor Materials constitute Information, they shall be treated as set forth in Section 9.07); (3) all Obligor Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and any Affiliate thereof and the Arranger shall be entitled to treat any Obligor Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Each of the Parent and the Obligor acknowledges and agrees that the list of Disqualified Institutions shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “Public Side Information”.

Section 5.04. Financial Statements and Other Information. Each of the Parent and the Obligor shall deliver or cause to be delivered to the Administrative Agent:

(a) within 120 days after end of the Fiscal Year of the Parent, (i) a consolidated balance sheet of the Parent and the Subsidiaries as of the end of such Fiscal Year and (ii) consolidated statements of income, changes in members’ equity and cash flows of the Parent and the Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any qualification or exception attributable solely to the occurrence of the stated maturity of any Loan within 12 months after the date of such opinion)), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(b) within 60 days after the end of each Fiscal Quarter of each Fiscal Year of the Parent, (i) a consolidated balance sheet of the Parent and the Subsidiaries as of the end of such Fiscal Quarter and (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent and the Subsidiaries, for such Fiscal Quarter and (in the case of the second, third and fourth Fiscal Quarters) for the portion of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Responsible Officer of the Parent as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(c) concurrently with each delivery of the financial statements described in clauses (a) and (b) above, a report in form and method of analysis similar to a “Management’s Discussion and Analysis” in form and substance reasonably satisfactory to the Administrative Agent (covering such topics as the Parent and the Subsidiaries’ financial condition and results of operations and the Parent and the Subsidiaries’ businesses);

(d) concurrently with each delivery of the financial statements described in clauses (a) and (b) above, if there are any Unrestricted Subsidiaries during the period covered by such financial statements, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries (which may be in footnote form only) from such consolidated financial statements;

(e) concurrently with each delivery of the financial statements described in clause (a) above, a Perfection Certificate Supplement in accordance with Section 4.01(b) of the Security Agreement;

(f) promptly upon receipt thereof by the Obligor or any Affiliate of the Obligor in connection with (i) any HFOTCO Credit Document or (ii) any indenture or other agreement or instrument evidencing Material Indebtedness, one copy of each notice of any default or event of default thereunder; and

(g) promptly, and in any event no later than 30 days after the beginning of each Fiscal Year of the Parent, a consolidated budget and business plan for the Parent and the Subsidiaries for such Fiscal Year and updated Base Case Projections for such Fiscal Year, in each case, in form reasonably satisfactory to the Administrative Agent.

Section 5.05. Maintenance of Existence. Except as otherwise expressly permitted under this Agreement, each of the Parent and the Obligor shall, and shall cause the other Restricted Subsidiaries to, (a) at all times preserve and keep in full force and effect its corporate or limited liability company existence, as applicable, (b) preserve and keep in full force and effect all rights and franchises of the Group Members unless, in the good faith judgment of the applicable Group Member, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.06. Maintenance of Records; Access to Properties and Inspections. Each of the Parent and the Obligor shall, and shall cause the other Restricted Subsidiaries to, maintain all financial records to be able to prepare financial statements in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, any Bondholder to visit and inspect the financial records and the other properties of the Group Members, including the Terminal Storage Facility, in any case, at reasonable times, upon reasonable prior notice to the Parent and the Obligor, and as often as reasonably requested (but no more than two such visits in any Fiscal Year, other than while an Event of Default is continuing) and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuation of an Event of Default, any Bondholder upon reasonable prior notice to the Parent and the Obligor to discuss the affairs, finances and condition of the Group Members with the officers thereof and independent accountants therefor (subject to reasonable requirements of safety and confidentiality, including requirements imposed by law or by contract). Notwithstanding the foregoing, no Group Member shall be required to permit the inspection of any information (a) that constitutes trade secrets or proprietary information with respect to any Group Member, (b) in respect of which disclosure to the Administrative Agent, any Bondholder or any of their respective representatives would violate (i) any confidentiality agreement of such Group Member or (ii) applicable Legal Requirements or (c) that is subject to attorney client or similar privilege or constitutes attorney work product; provided that each Group Member shall use commercially reasonable efforts to obtain the agreement of any Person necessary in order to disclose information that the Group Members would otherwise not be required to permit the inspection of pursuant to clause (b)(i) or (c) above; provided, further that if the Administrative Agent or any Bondholder requests the inspection of any information described in the foregoing clauses (a) through (c) in accordance with this Section 5.06, and any Group Member does not provide such information to the Administrative Agent or such Bondholder, then the Parent and the Obligor shall so notify the Administrative Agent.

Section 5.07. Compliance with Laws; Permits.

(a) Each of the Parent and the Obligor shall comply, and shall cause each of the other Restricted Subsidiaries to comply, and the Obligor shall cause the Terminal Storage Facility to be operated and maintained in compliance, with all Legal Requirements, including Legal Requirements relating to equal employment opportunity, employee benefit plans and employee safety and Environmental Laws, and exercise diligent good faith efforts to make such alterations to the Terminal Storage Facility as may be required for such compliance, except such non-compliance as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Parent and the Obligor shall, and shall cause each of the other Restricted Subsidiaries to, obtain, maintain in full force and effect and comply with all Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, including the operation of the Terminal Storage Facility, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Parent and the Obligor shall, and shall cause each of the other Restricted Subsidiaries to, comply in a timely manner with, or operate, including the operation of the Terminal Storage Facility, pursuant to valid waivers of the provisions of, all Environmental Laws including those relating to the Release of Hazardous Materials, together with any other applicable legal requirements for conducting, on a timely basis, periodic tests, monitoring and remediation of contamination of the Environment, and diligently comply with the regulations (except to the extent such regulations are waived by appropriate Governmental Authorities) of the United States Environmental Protection Agency and other applicable federal, state or local Governmental Authorities, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Neither the Parent nor the Obligor shall be deemed to have breached or violated this Section 5.07(c) if the Parent, the Obligor or the applicable Restricted Subsidiary is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Laws for which adequate reserves have been established in accordance with GAAP.

Section 5.08. Financial Covenant Calculations. Each set of financial statements of the Parent required to be delivered to the Administrative Agent pursuant to Section 5.04(a) or (b) shall be accompanied by a Compliance Certificate setting forth, among other things:

(a) the information (including detailed calculations) required in order to establish whether the Obligor was in compliance with the financial covenant set forth in Section 6.14 during the Fiscal Quarter or Fiscal Year covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence);

(b) a certification of the Total Adjusted Net Leverage Ratio, Super Senior Leverage Ratio and Interest Coverage Ratio for the four consecutive Fiscal Quarters ending with the Fiscal Quarter or the last Fiscal Quarter of the Fiscal Year, as the case may be, to which such financial statements relate;

(c) certification of the Available Amount as of the last day of such Fiscal Quarter or Fiscal Year, including details of any Available Amount Expenditures during such Fiscal Quarter or Fiscal Year; and

(d) a statement that the applicable Responsible Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent and the Subsidiaries from the beginning of the Fiscal Quarter or Fiscal Year covered by the statements then being furnished to the date of such Compliance Certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Parent or the Obligor shall have taken or proposes to take with respect thereto.

Section 5.09. Operation and Maintenance of Terminal Storage Facility; Leases of Real Property. (a) The Obligor shall, and shall cause the other Restricted Subsidiaries to, (i) operate and maintain the Terminal Storage Facility in a manner consistent with all applicable Legal Requirements, all Permits necessary to operate, manage and maintain the Terminal Storage Facility, this Agreement and the provisions of the Storage Contracts and prevailing industry standards for similar facilities, unless a failure to so operate and maintain the Terminal Storage Facility could not reasonably be expected to have a Material Adverse Effect, (ii) operate and maintain, and if the Obligor or any other Restricted Subsidiary decides to do so, construct and expand the Terminal Storage Facility, or cause the same to be constructed, expanded, operated and maintained, in accordance with applicable Legal Requirements and in a manner consistent with the Storage Contracts and with prevailing industry standards for similar facilities, unless a failure to so construct, expand, operate and maintain the Terminal Storage Facility could not reasonably be expected to have a Material Adverse Effect, and (iii) obtain and maintain all Permits, patents, copyrights, proprietary software, service marks, trademark, trade names and domain names or rights thereto necessary to manage and operate the Terminal Storage Facility, unless a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) The Obligor shall, and shall cause the other Restricted Subsidiaries to, (i) make all payments and otherwise perform all obligations in respect of all leases of Real Property to which the Obligor or any other Restricted Subsidiary is a party, (ii) keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, (iii) notify the Administrative Agent and the Collateral Agent of any default by any party with respect to such leases of which it has knowledge and cooperate with the Administrative Agent and the Collateral Agent in all respects to cure any such default, except, in the case of clauses (i), (ii) and (iii), where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.10. Additional Subsidiaries. (a) If any Subsidiary is formed or acquired, or any Unrestricted Subsidiary is converted into a Restricted Subsidiary, after the Closing Date, the Parent and the Obligor will, if such Subsidiary is a Designated Subsidiary, as promptly as practicable, and in any event within 30 days (or with respect to the requirements set forth in clauses (e) and (g) of the definition of “Collateral and Guarantee Requirement”, if applicable, 60 days) (or, in each case, such longer period as the Collateral Agent and the Administrative Agent may agree to in writing), notify the Collateral Agent and the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

(b) The Parent may designate a Domestic Subsidiary meeting the criteria set forth in clause (b)(ii) of the definition of the term “Designated Subsidiary” as a Designated Subsidiary; provided that the Parent and the Obligor shall have caused the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary.

Section 5.11. Information Regarding Collateral; Deposit and Securities Accounts. (a) Each of the Parent and the Obligor shall furnish to the Collateral Agent and the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its Organizational Documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement, the organizational identification number, if any, or the Federal Taxpayer Identification Number of such Loan Party. Each of the Parent and the Obligor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) Each of the Parent and the Obligor shall furnish to the Collateral Agent and the Administrative Agent prompt written notice of (i) the acquisition by any Loan Party of, or any real property or leasehold interest otherwise becoming, a Mortgaged Property after the Closing Date and (ii) the acquisition by any Loan Party of any other material assets after the Closing Date, other than any assets constituting Collateral under the Security Documents in which the Collateral Agent shall have a valid, legal and perfected security interest (with the priority contemplated by the applicable Security Document) upon the acquisition thereof.

(c) Each of the Parent and the Obligor shall cause all cash owned by any Group Member at any time, other than (i) cash used in the operation of Foreign Subsidiaries, (ii) cash in an aggregate amount not greater than $1,000,000 at any time held in payroll and other local operating accounts and (iii) cash held by the Parent or any Subsidiary in trust for any director, officer or employee of the Parent or any Subsidiary or any employee benefit plan maintained by the Parent or any Subsidiary, to be held in deposit accounts maintained in the name of one or more Loan Parties.

(d) Each of the Parent and the Obligor shall, in each case as promptly as practicable, notify the Collateral Agent and the Administrative Agent of the existence of any deposit account or securities account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (f) of the definition of “Collateral and Guarantee Requirement” but is not yet in effect.

Section 5.12. Further Assurances. Each Loan Party shall execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Collateral Agent or the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Bond Documents, all at the expense of the Loan Parties. Each of the Parent and the Obligor shall provide to the Collateral Agent and the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 5.13. Maintenance of Insurance.

(a) The Parent, the Obligor and each other Restricted Subsidiary shall maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (i) in the case of each liability insurance policy, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and (iii) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Collateral Agent) prior written notice to the Collateral Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H.

(b) Each of the Parent and the Obligor shall, within 30 days after each annual policy renewal date, deliver to the Administrative Agent and the Collateral Agent evidence (which, in the case of clause (i) below, shall be in the form of one or more certificates of insurance) that (i) the insurance requirements of this Section 5.13 have been implemented and are being complied with in all material respects, and (ii) the applicable Group Member has paid all insurance premiums then due and payable.

(c) Within 30 days following the Closing Date, each of the Parent and the Obligor shall deliver, or cause to be delivered, to the Administrative Agent a certificate from the Obligor’s insurance broker substantially in the form of Exhibit E, confirming the Obligor’s compliance with the insurance requirements set forth in this Section 5.13.

Section 5.14. Taxes, Assessments and Utility Charges. The Parent shall at all times maintain a classification of the Parent as a partnership or entity disregarded as separate from its sole owner for federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and-3 and any comparable provision of applicable state or local Tax law that permits such treatment and will not make an election under Treasury Regulations Section 301.7701-3(c) to be classified as an association taxable as a corporation for federal income Tax purposes. The Obligor shall at all times maintain its status as a partnership or entity disregarded as separate from its sole owner for federal income Tax purposes under Treasury Regulations Sections 301.7701-2 and -3. Each of the Parent and the Obligor shall, and shall cause each of the other Restricted Subsidiaries to, (a) timely file all material Tax returns required to be filed in any jurisdiction and to pay and discharge all material Taxes due and payable and all other material Taxes imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or could reasonably be expected to become a Lien on properties or assets of any of the Group Members, and (b) pay, or cause to be paid, as and when due and prior to delinquency, all material utility and other material charges incurred in the operation, maintenance, use, occupancy and upkeep of the Terminal Storage Facility; provided that, in each case, none of the Group Members shall be required to pay any such Tax or charge to the extent the amount, applicability or validity thereof is contested by such Group Member on a timely basis in good faith and in appropriate proceedings, and such Group Member has established adequate reserves therefor in accordance with GAAP on the books of such Group Member.

Section 5.15. Interest Rate Protection.

(a) Bond Interest Rate Hedge Agreements. The Obligor shall, within 60 days after the Closing Date, enter into and thereafter maintain for a period of not less than three years following the Closing Date interest rate protection through Bond Interest Rate Hedge Agreements in form and substance reasonably satisfactory to the Administrative Agent against increases in the interest rates with respect to an aggregate notional amount at least equivalent to 50% of the aggregate principal amount of the Bonds anticipated to be outstanding (after giving effect to expected mandatory redemptions or repurchases hereunder) as of each Quarterly Date during such period of not less than three years; provided, however, that in no event shall the aggregate notional amount of all interest rate swaps, caps, collars and other interest rate hedge agreements entered into by the Group Members at any time exceed the aggregate principal amount of the Bonds, loans and any other Indebtedness of the Group Members bearing a floating rate of interest outstanding at such time.

(b) Security. Each Bond Interest Rate Hedge Agreement provided by a Secured Hedge Bondholder (including all reasonable costs, fees and expenses incurred by the Obligor in connection with any unwinding, breach or termination of any transactions thereunder) shall be secured by the Security Documents, pari passu with the Bonds and other Secured Obligations.

Section 5.16. [Reserved].

Section 5.17. Designation of Subsidiaries. The board of directors (or similar governing body) of the Parent may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Total Adjusted Net Leverage Ratio shall not exceed the Applicable Total Adjusted Net Leverage Ratio with respect to the Fiscal Quarter of the Parent most recently ended as of the time of such designation on a pro forma basis, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the HFOTCO Credit Documents or any other Indebtedness, (d) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (e) the Obligor may not be designated as an Unrestricted Subsidiary, (f) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary, or any of its Subsidiaries, has incurred, created, assumed or become liable for any Indebtedness pursuant to which any holder thereof has recourse to any of the assets of the Parent or any Restricted Subsidiary, and no Unrestricted Subsidiary may, at any time, incur, create, assume or be liable for any Indebtedness pursuant to which any holder thereof has recourse to any of the assets of the Parent or any Restricted Subsidiary, (g) the Parent and the Obligor shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of an Responsible Officer of the Obligor, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with the foregoing clauses (a) through (f) of this Section 5.17 and, if applicable, certifying that such Subsidiary meets the requirements of an “Unrestricted Subsidiary” and (h) at least five Business Days prior to the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Bondholders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, with respect to such Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent therein at the date of designation in an amount equal to the fair market value of the Parent’s Investment therein; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of Investments of the Parent and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of the Parent and the Restricted Subsidiaries made in connection with the designation of such Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Parent’s and the Restricted Subsidiaries’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation. The designation of any Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 5.18. Certain Post-Closing Collateral Obligations. (a) As promptly as practicable, and in any event within 60 days (or such later date as the Collateral Agent and the Administrative Agent may agree), after the Closing Date, the Parent, the Obligor and each other Loan Party will deliver all policies of title insurance and surveys, abstracts, consents, estoppels and subordination, non-disturbance and attornment agreements with respect to any Mortgage or Mortgaged Property that would have been required to be delivered on the Closing Date but for the penultimate paragraph of Section 4.01, in each case except to the extent otherwise agreed by the Collateral Agent and the Administrative Agent pursuant to its authority as set forth in the definition of “Collateral and Guarantee Requirement”. In conjunction with the delivery of such policies of title insurance and surveys, abstracts, consents, estoppels and subordination, non-disturbance and attornment agreements, the Parent, the Obligor and each other Loan Party will enter into such agreement or agreements in writing to amend or otherwise modify the Mortgages executed and delivered on the Closing Date as may be necessary to correct any errors in the legal descriptions of the related Mortgaged Properties.

(b) If the Loan Parties expend more than $5,000,000 in the aggregate to develop the Dock 5, then the Loan Parties will (i) use commercially reasonable efforts to obtain the consent of the Port of Houston to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a Lien in the Dock 5 Lease and (ii) upon obtaining such consent, cause the requirements set forth in clause (e) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to the Dock 5 Lease.

Section 5.19. Treasury Management. The Obligor shall maintain Bank of America (or one of its affiliates) or any other Purchaser (or one of its affiliates) as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts and other Treasury Services.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Parent and the Obligor covenants and agrees with each Bondholder Party that, until the Discharge Date, each of the Parent and the Obligor shall, and shall cause the other Restricted Subsidiaries to, abide by the following negative covenants.

Section 6.01. Liens. None of the Parent, the Obligor or any other Restricted Subsidiary shall create, assume or suffer to exist (a) any Lien on its assets, except Permitted Liens, or (b) any Lien on the Excluded Real Property, except Liens permitted by clause (e), (f), (h)(iii), (h)(v), (h)(vi), (h)(vii), (h)(viii) or (h)(ix) of the definition of “Permitted Liens”.

Section 6.02. Indebtedness. None of the Parent, the Obligor or any other Restricted Subsidiary shall incur, create, assume or be liable for any Indebtedness, except Permitted Debt.

Section 6.03. Restricted Payments; Certain Payments of Indebtedness. (a)None of the Parent, the Obligor or any other Restricted Subsidiary shall make payments which are Restricted Payments, other than:

(i) Restricted Payments made by any Restricted Subsidiary of the Obligor in respect of its Equity Interests ratably to the holders of such Equity Interests;

(ii) dividends paid by the Parent with respect to its Equity Interests payable solely in additional Equity Interests (other than Preferred Stock);

(iii) other Restricted Payments; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time each such Restricted Payment is made, the aggregate amount of such Restricted Payment shall not exceed the Available Amount at such time (in each case, as certified by a Responsible Officer of the Obligor); and

(iv) other Restricted Payments; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time of and immediately after giving effect to any such Restricted Payment, the Total Adjusted Net Leverage Ratio shall not exceed the Specified Total Adjusted Net Leverage Ratio on a pro forma basis (in each case, as certified by a Responsible Officer of the Obligor).

(b) None of the Parent, the Obligor or any other Restricted Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Junior Indebtedness, except:

(i) regularly scheduled interest and principal payments as and when due in respect of any Junior Indebtedness other than (A) such payments in respect of Subordinated Affiliate Indebtedness and (B) such payments in respect of Subordinated Indebtedness that are prohibited by the subordination provisions thereof;

(ii) refinancings of Junior Indebtedness with the proceeds of other Indebtedness permitted under Section 6.02;

(iii) payments of secured Junior Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder;

(iv) payments of or in respect of Junior Indebtedness made solely with Equity Interests in the Parent (other than Preferred Stock); and

(v) other payments of or in respect of Junior Indebtedness; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time each such payment is made, the aggregate amount of such payment shall not exceed the Available Amount at such time (in each case, as certified by a Responsible Officer of the Obligor); and

(vi) other payments of or in respect of Junior Indebtedness; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time of and immediately after giving effect to any such payment, the Total Adjusted Net Leverage Ratio shall not exceed the Specified Total Adjusted Net Leverage Ratio on a pro forma basis (in each case, as certified by a Responsible Officer of the Obligor).

Section 6.04. Sale of Assets. None of the Parent, the Obligor or any other Restricted Subsidiary shall sell, lease, transfer or otherwise Dispose of any of its assets (including Equity Interests in its Subsidiaries), except:

(a) sales by the Obligor or any other Restricted Subsidiary of inventory in the ordinary course of business and sales by the Obligor or any other Restricted Subsidiary as contemplated by the Storage Contracts;

(b) Dispositions of property of the Obligor or any other Restricted Subsidiary that is obsolete, damaged, worn out, surplus or not used or useful in the ordinary course of business of the Obligor or such Restricted Subsidiary;

(c) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of Group Member;

(d) the liquidation or use of Permitted Investments;

(e) Dispositions to the Parent, the Obligor or any other Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.07 and 6.08;

(f) Liens permitted under Section 6.01 and, to the extent constituting Dispositions of cash, Restricted Payments permitted under Section 6.03 and Investments permitted under Section 6.07;

(g) leases or subleases of real or personal property, exchanges of real or personal property or the granting of easements, rights-of-way, permits, licenses, restrictions or the like, in each case, which do not interfere in any material respect with the ordinary course of business of the Obligor and the other Restricted Subsidiaries, provided that with respect to leases or subleases of Real Property or exchanges of Real Property, such Real Property is unimproved at the time of the lease, sublease or exchange;

(h) any Disposition of any Real Property (other than any Mortgaged Property) that is not material to the business or operations of the Obligor and the other Restricted Subsidiaries;

(i) any Disposition of the Moore Road Property; provided that, at the time of such Disposition, the Moore Road Property does not constitute a Mortgaged Property;

(j) the unwinding of any Hedge Agreements permitted under Section 6.12;

(k) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(l) Dispositions of Investments in joint ventures to the extent required by the Organizational Documents of such joint venture or any related joint venture, shareholders’ or similar agreement;

(m) the surrender, modification, release or waiver of contract rights (including under leases, subleases and licenses of Real Property) or the settlement, release, modification, waiver or surrender of contract, tort or other claims of any kind, in each case, that do not interfere in any material respect with the ordinary course of business of the Obligor and the other Restricted Subsidiaries; and

(n) other Dispositions of the property of the Obligor or any other Restricted Subsidiary so long as (i) both before and after the occurrence of such Disposition, no Default or Event of Default shall exist or result therefrom and (ii) the value of such assets (valued at the time of such Disposition at the greater of net book value and Fair Market Value) does not, together with the aggregate value of all other assets of the Obligor and the other Restricted Subsidiaries disposed of on or after the Closing Date in reliance on this clause (n) (each asset valued at the respective purchase price of such asset), exceed $75,000,000.

Section 6.05. Business Activities.

The Parent shall not engage in any business or activity except the holding of the Equity Interests in the Obligor, the performance of its obligations under, and, subject to any limitations in this Agreement or the other Bond Documents, the exercise of its rights under this Agreement, the other Bond Documents, the HFOTCO Credit Documents, the instruments, agreements and other documents evidencing or governing Permitted First Lien Refinancing Debt or Permitted Second Lien Refinancing Debt and the HFOTCO Company Agreement, and activities incidental thereto. Except as permitted under this Agreement or the other Bond Documents, the Parent shall not become a party to any contract or instrument other than this Agreement, the other Bond Documents, the HFOTCO Credit Documents, the instruments, agreements and other documents evidencing or governing Permitted First Lien Refinancing Debt or Permitted Second Lien Refinancing Debt and the HFOTCO Company Agreement and will not incur any liabilities, contingent or otherwise, except under this Agreement, the other Bond Documents, the HFOTCO Credit Documents, the instruments, agreements and other documents evidencing or governing Permitted First Lien Refinancing Debt or Permitted Second Lien Refinancing Debt and the HFOTCO Company Agreement, or incidental to the foregoing activities.

(a) None of the Obligor or any of the other Restricted Subsidiaries shall engage in activities other than (i) the ownership, development, expansion, operation, maintenance and financing of the Terminal Storage Facility and (ii) such other businesses if, as a result thereof, the general nature of the business in which the Obligor and the other Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Obligor and the other Restricted Subsidiaries, taken as a whole, are engaged on the Closing Date. None of the Obligor or any of the other Restricted Subsidiaries shall use the Dock 5 in any way that would materially and adversely affect the ability of the Obligor and the Restricted Subsidiaries to use the Terminal Storage Facility in the way in which it is used as of the Closing Date.

Section 6.06. No Liquidation, Merger or Consolidation. None of the Parent, the Obligor or any other Restricted Subsidiary shall liquidate, wind-up or dissolve, or sell, lease or otherwise transfer or Dispose of all or substantially all of its property, assets or business or combine, merge into or consolidate with any other Person, or permit any other Person to combine, merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (a) any Person may merge into the Obligor in a transaction in which the Obligor is the surviving entity, (b) any Person (other than the Obligor) may merge or consolidate with any Restricted Subsidiary (other than the Obligor) in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (c) any Restricted Subsidiary (other than the Obligor) may merge into or consolidate with any Person (other than the Parent or the Obligor) in a transaction permitted under Section 6.04 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (d) any Restricted Subsidiary (other than the Obligor) may liquidate or dissolve if the Obligor determines in good faith that such liquidation or dissolution is in the best interests of the Obligor and is not materially disadvantageous to the Bondholders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior thereto shall not be permitted unless it is also permitted under Section 6.07.

Section 6.07. Investments. None of the Parent, the Obligor or any other Restricted Subsidiary shall purchase or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Restricted Subsidiary prior thereto), hold, make or otherwise suffer to exist any Investment in any other Person, or make any Acquisition, other than:

(a) Permitted Investments;

(b) Investments existing on the Closing Date in Subsidiaries, and other Investments existing on the Closing Date and set forth on Schedule 6.07 (but not any additions thereto (including any capital contributions) made after the Closing Date);

(c) investments by the Parent, the Obligor and the other Restricted Subsidiaries in Equity Interests in their Restricted Subsidiaries (including as capital contributions to such Restricted Subsidiaries); provided that (i) such Restricted Subsidiaries are Restricted Subsidiaries of the Parent prior to such investments, (ii) any such Equity Interests held by a Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” and (iii) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (b) above) shall not exceed $15,000,000 at any time outstanding;

(d) loans or advances made by the Parent, the Obligor or any other Restricted Subsidiary to any Restricted Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by clause (e) of the definition of “Permitted Debt” and (ii) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c)(iii) above;

(e) Guarantees by the Parent, the Obligor or any other Restricted Subsidiary of Indebtedness or other obligations of the Parent, the Obligor or any other Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any Letter of Credit or any other letter of credit or letter of guaranty); provided that (i) a Restricted Subsidiary shall not Guarantee any Material Indebtedness unless such Restricted Subsidiary has Guaranteed the Obligations pursuant to the Guaranty Agreement, (ii) a Restricted Subsidiary that has not Guaranteed the Obligations pursuant to the Guaranty Agreement shall not Guarantee any Indebtedness or other obligations of any Loan Party, (iii) the Parent shall not Guarantee any Indebtedness or other obligation of any Restricted Subsidiary except for any such Guarantees under the Bond Documents or of Indebtedness permitted by clause (b) or (e) of the definition of the term “Permitted Debt”, and (iv) the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c)(iii) above;

(f) Investments in the form of Hedge Agreements permitted under Section 6.12;

(g) Permitted Acquisitions;

(h) Any payroll, travel, entertainment, relocation and similar advances to directors, officers and employees of any Group Member that are expected at the time of such advances to be treated as expenses of such Group Member for accounting purposes and that are made in the ordinary course of business;

(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or in connection with the satisfaction or enforcement of claims due or owing to any Group Member, in each case in the ordinary course of business;

(j) Investments held by any Restricted Subsidiary the Equity Interests in which are acquired after the Closing Date in compliance with this Section 6.07 or held by any Person merged into or consolidated with any Group Member after the Closing Date in compliance with Section 6.06 and this Section 6.07, in each case, so long as such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(k) Investments made as a result of the receipt of noncash consideration from any Disposition of any asset in compliance with Section 6.04;

(l) Investments consisting of (i) extensions of trade credit, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business, and (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers that are not Affiliates of any Group Member and that are made in the ordinary course of business;

(m) other Investments and other acquisitions; provided that, at the time each such Investment or acquisition is purchased, made or otherwise acquired, the aggregate amount of such Investment or the aggregate amount of all consideration paid in connection with such acquisition (determined as set forth in clause (g) of the definition of “Permitted Acquisition”) shall not exceed an amount equal to (i) the Available Equity Amount at such time, minus (ii) the sum of (A) the aggregate amount of Investments made pursuant to this clause (m) subsequent to the Closing Date as of such time and (B) the aggregate amount of all Available Amount Expenditures based on usage of the Available Equity Amount subsequent to the Closing Date as of such time;

(n) other Investments and other acquisitions; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time each such Investment or acquisition is purchased, made or otherwise acquired, the aggregate amount of such Investment or the aggregate amount of all consideration paid in connection with such acquisition (determined as set forth in clause (g) of the definition of “Permitted Acquisition”) shall not exceed the Available Amount at such time (in each case, as certified by a Responsible Officer of the Obligor); and

(o) other Investments and other acquisitions; provided that (A) no Specified Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) at the time of and immediately after giving effect to any such Investment or acquisition, the Total Adjusted Net Leverage Ratio shall not exceed the Specified Total Adjusted Net Leverage Ratio on a pro forma basis (in each case, as certified by a Responsible Officer of the Obligor).

Section 6.08. Transactions with Affiliates. None of the Parent, the Obligor or any other Restricted Subsidiary shall directly or indirectly enter into any transaction or series of related transactions with or for the benefit of any of its Affiliates, except for (a) transactions in the ordinary course of business on fair and reasonable terms that, taken as a whole, are no less favorable to the Parent, the Obligor or such Restricted Subsidiary than those which would be included in an arm’s-length transaction with a non-Affiliate, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) the payment of fees and indemnities to directors, officers, consultants and employees of any of the Loan Parties in the ordinary course of business, (d) issuances of Equity Interests in any Group Member permitted under this Agreement or any other Bond Document, (e) the making of Restricted Payments permitted under Section 6.04, (f) Investments permitted under Section 6.07(h), and (g) incurrences by the Obligor or any Restricted Subsidiary of Subordinated Affiliate Indebtedness owed to the Sponsor or any Affiliate thereof (other than the Parent or any Subsidiary).

Section 6.09. Amendments to Material Agreements. None of the Parent, the Obligor or any other Restricted Subsidiary will amend, modify or waive any of its rights under (a) any HFOTCO Credit Document to the extent such amendment, modification or waiver is not permitted by the provisions of the Intercreditor Agreement or (b) (i) any agreement or instrument governing or evidencing any Junior Indebtedness or (ii) its certificate of incorporation, bylaws or other Organizational Documents, including the HFOTCO Company Agreement, in the case of this clause (b) to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Bondholders.

Section 6.10. Fiscal Year. None of the Parent, the Obligor or any other Subsidiary shall change its Fiscal Year.

Section 6.11. Hazardous Materials. None of the Parent, the Obligor or any other Restricted Subsidiary shall use, generate, manufacture, store, Release, transport or treat any Hazardous Materials in violation of any Environmental Laws, any other Legal Requirements or any Permits necessary to the ownership of their respective properties or to the conduct of their respective businesses, which violation could reasonably be expected to (a) subject the Secured Parties to material liability or (b) result in a Material Adverse Effect.

Section 6.12. Hedge Agreements. None of the Parent, the Obligor or any other Restricted Subsidiary shall engage in any transaction involving interest rate hedging, currency hedging, commodity hedging, swaps, options, futures contracts, derivative transactions, or any similar transactions, or enter into any Hedge Agreement other than (a) Hedge Agreements entered into in accordance with Section 5.15 of the HFOTCO Credit Agreement, (b) Bond Interest Rate Hedge Agreements entered into in accordance with Section 5.15, (c) Hedge Agreements entered into to hedge or mitigate risks to which the Parent, the Obligor or any other Restricted Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Parent, the Obligor or any other Restricted Subsidiary) and (c) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent, the Obligor or any other Restricted Subsidiary.

Section 6.13. Restrictive Agreements. None of the Parent, the Obligor or any other Restricted Subsidiary shall become subject to any contractual restrictions upon (a) the ability of the Parent, the Obligor or any other Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Parent, the Obligor or any other Restricted Subsidiary or to Guarantee Indebtedness of the Parent, the Obligor or any other Restricted Subsidiary; provided that:

(i) the foregoing shall not apply to:

(A) restrictions in the HFOTCO Company Agreement as in effect on the Closing Date;

(B) restrictions in the Bond Documents;

(C) restrictions and conditions imposed by the HFOTCO Credit Agreement as in effect on the Closing Date, or any agreement or document governing or evidencing Refinancing Indebtedness in respect thereof permitted under clause (b) of the definition of the term “Permitted Debt”, provided that the restrictions and conditions contained in any such agreement or document, taken as a whole, are not less favorable to the Bondholders than the restrictions and conditions imposed by the HFOTCO Credit Agreement as in effect on the Closing Date;

(D) restrictions and conditions existing on the Closing Date identified on Schedule 6.13 (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition);

(E) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary; or

(F) restrictions and conditions imposed by any agreement or instrument evidencing any Indebtedness permitted to be incurred under Section 6.02 subsequent to the Closing Date, provided that the restrictions and conditions contained in any such agreement or instrument, taken as a whole, are not less favorable to the Bondholders than the restrictions and conditions imposed by the the HFOTCO Credit Agreement as in effect on the Closing Date;

(ii) clause (a) of the foregoing shall not apply to:

(A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clause (h) or (i) of the definition of “Permitted Debt” if such restrictions or conditions apply only to the assets securing such Indebtedness;

(B) customary provisions in leases and other agreements restricting the assignment thereof; or

(C) restrictions and conditions imposed by any agreement or instrument of or with respect to any Restricted Subsidiary or the property or assets of any Person at the time the Equity Interests in such Restricted Subsidiary or such property or assets are acquired by the Parent or any Restricted Subsidiary, in each case, so long as such agreement or instrument was not entered into, or such restrictions and conditions were not imposed, in contemplation of or in connection with such acquisition and were in existence on the date of such acquisition; and

(iii) clause (b) of the foregoing shall not apply to:

(A) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder; or

(B) restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Subsidiary and otherwise permitted by clause (i) of the definition of “Permitted Debt” (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary.

Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.10, 5.11 or 5.12 or under the Security Documents.

Section 6.14. Financial Covenants. The Parent and the Obligor shall not permit:

(a) the Super Senior Leverage Ratio as of the last day of any Fiscal Quarter ending on or after September 30, 2014, to exceed 3.50 to 1.00; and

(b) the Interest Coverage Ratio as of the last day of any Fiscal Quarter ending on or after September 30, 2014, to be less than 2.00 to 1.00.

Section 6.15. Sanctions Regulations. None of the Parent, the Obligor or any other Subsidiary shall, directly or indirectly, use the proceeds of the purchase of the Bonds, or lend, contribute or otherwise make available such proceeds to any Person (a) to fund or facilitate any activities of or with any Person in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (b) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in this Agreement).

Section 6.16. No Impairment. No Loan Party will take any action, or cause the Trustee to take any action, under any Indenture or Loan Agreement which would materially adversely affect the rights, interests, remedies or security of any Bondholder under this Agreement or any other Bond Document.

Section 6.17. Trustee. No Loan Party will, without the prior written consent of the Required Bondholders (which consent shall not be unreasonably withheld) remove, or seek to remove, the Trustee. The Obligor shall at all times maintain a Trustee pursuant to the terms of the Indentures that is reasonably acceptable to the Administrative Agent and the Required Bondholders.

Section 6.18. Bond Documents. No Loan Party shall modify, amend or consent to any material modification, amendment or waiver of any Bond Document without the prior written consent of the Administrative Agent and the Required Bondholders.

Section 6.19. Maintenance of Tax-Exempt Status of Bonds. No Loan Party shall take any action or omit to take any action which, if taken or omitted, would adversely affect the tax-exempt status of the Bonds (other than with respect to any Bonds owned by a Substantial User).

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(a) Misrepresentations. Any representation, warranty or certification made or deemed made by any Loan Party in any Bond Document, or any representation, warranty or certification made by any Loan Party and contained in any certificate or other document required to be delivery by such Loan Party in connection with or pursuant to any Bond Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the applicable Loan Party.

(b) Principal Payment Default. Default shall be made in the payment of any principal of any Bond when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise.

(c) Interest Payment Default. Default shall be made (i) in the payment of any interest on any Bond or in the payment of any fee under the Agency Fee Letter or any other scheduled fee due under any Bond Document when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days or (ii) in the payment of any other amounts (other than an amount referred to in paragraph (b) above or the foregoing clause (i)) due under any Bond Document (including, without limitation, any increased costs, breakage costs or indemnity payments) when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days.

(d) Immediate Covenant Default. Default shall be made in the due observance or performance by the Parent or the Obligor of any covenant, condition or agreement contained in Section 5.01, 5.03(a), 5.05(a) (with respect to the Parent and the Obligor), 5.10(a), 5.11, 5.13, 5.15(a) or 5.18(a) or in Article VI.

(e) Covenant Defaults with Cure. A Loan Party shall default in the due performance or observance of any other agreement contained in any Bond Document to which such Loan Party is party, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) written notice thereof having been given to the Obligor by the Administrative Agent or any Bondholder or (ii) the date on which a Responsible Officer of the applicable Loan Party first obtains actual knowledge of such default or, solely in the case of a Loan Agreement Exclusive Default, if longer, such later period of time as is provided in the applicable Indenture.

(f) Cross Default. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedge Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Hedge Agreement, to cause the termination thereof; provided that this clause (f) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.02.

(g) Involuntary Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Group Member or of a substantial part of the property or assets of any Group Member under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member or for a substantial part of the property or assets of any Group Member or (iii) the winding-up or liquidation of any Group Member, and in each case such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(h) Voluntary Bankruptcy. Any Group Member shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Group Member or for a substantial part of the property or assets of any Group Member, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(i) Judgments. One or more judgments or orders for the payment of money in excess of $10,000,000 in the aggregate (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without reservation) shall be rendered against any of the Group Members and such judgment or order is not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or is not discharged within 60 days after the expiration of such stay.

(j) ERISA. One or more of the following events shall have occurred that, when taken together with all other such events that have occurred, could reasonably be expected to have a Material Adverse Effect: (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, (ii) the termination of any Plan occurs or a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Group Member or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, (iv) any Group Member or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA (other than to make contributions on a timely basis to satisfy the minimum funding standards of ERISA or to pay required premiums on a timely basis to the PBGC) or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Group Member or any ERISA Affiliate fails to make required contributions to or withdraws from any Multiemployer Plan or receives notice that a Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status within the meaning of Section 432 of the Code or Section 305 of ERISA, (vi) any Group Member establishes or amends any employee welfare benefit plan that provides post employment welfare benefits in a manner that would increase the liability of any Group Member thereunder, (vii) any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (viii) any Reportable Event has occurred or (ix) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Plan occurs.

(k) Bond Documentation. (i) The Guaranty Agreement or any Security Document (or any material provision of any other Bond Document) shall cease to be in full force and effect or shall be declared void by a Governmental Authority, or any party thereto (other than a Bondholder Party) shall claim such unenforceability or invalidity, (ii) any Guarantee purported to be created under this Agreement or the Guaranty Agreement shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect or (iii) any security interest in the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby.

(l) Change of Control. A Change of Control shall have occurred.

(m) Event of Default under Indenture or Loan Agreement. Any “event of default” under any Indenture or Loan Agreement shall have occurred.

Section 7.02. Consequences of an Event of Default. Upon the occurrence and during the continuation of an Event of Default (other than an Event of Default with respect to any Loan Party described in paragraph (g) or (h) of Section 7.01), and at any time thereafter during the continuation of such Event of Default, the Administrative Agent, at the request of the Required Bondholders, shall, by notice to the Obligor and Trustee, take any or all of the following actions, at the same or different times:

(a) by written notice to the Trustee and the Obligor, declare the outstanding amount of the Obligations (other than the Bonds which shall be subject to clause (b) below) under the Bond Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue;

(b) deliver a written notice to the Trustee and the Obligor that an Event of Default has occurred and is continuing and direct the Trustee to cause an acceleration of the Bonds or take any such other remedial action or remedy as is provided for in the Indenture; provided, that, if, before the earlier of (i) two Business Days following acceleration of the Bonds pursuant to this paragraph (b), and (ii) the occurrence of any event with respect to any Loan Party described in paragraph (g) or (h) of Section 7.01, the Obligor pays to the Trustee for the benefit of the Bondholder Parties, an amount equal to the amount of all outstanding Obligations (including, without limitation, the outstanding principal of, and interest on, each Bond (including all interest accrued on any outstanding Obligations up to and including the Acceleration Rescission Date)) (other than unasserted contingent payment obligations that by their nature survive termination of the Bond Documents) in full in cash (such payment date, the “Acceleration Rescission Date”), then upon receipt of such amounts by the Trustee and notice to the Trustee from the Obligor (which notice shall be acknowledged by the Administrative Agent), the Administrative Agent and the Bondholders shall take the actions required under Section 7.2 of the Indenture to rescind acceleration of the Bonds pursuant to Section 7.2 of the Indenture, the payment of such amounts shall be deemed to be a repurchase of the Bonds by the Obligor under the Indenture and such Bonds shall remain Outstanding (as defined in the Indenture) thereunder;

(c) subject to the provisions of the Intercreditor Agreement, either personally or by attorney or agent without bringing any action or proceeding, or by a receiver to be appointed by a court in any appropriate action or proceeding, take whatever action at law or in equity may appear necessary or desirable to collect the amounts due and payable under the Bond Documents or to enforce performance or observance of any obligation, agreement or covenant of the Obligor under the Bond Documents, whether for specific performance of any agreement or covenant of the Obligor or in aid of the execution of any power granted to the Bondholders in the Bond Documents;

(d) subject to the provisions of the Intercreditor Agreement, at the expense of the Obligor, cure any Default, Event of Default or event of nonperformance hereunder or under any Bond Document; provided, however, that the Administrative Agent and the Bondholders shall have no obligation to effect such a cure;

(e) subject to the provisions of the Intercreditor Agreement, exercise, or cause to be exercised, any and all other remedies as it may have under the Bond Documents and as otherwise available at law and at equity; and

(f) subject to the provisions of the Intercreditor Agreement, direct the Collateral Agent to exercise the rights and remedies under the Security Documents (or at law or pursuant to the UCC).

In the case of any event with respect to any Loan Party described in paragraph (g) or (h) of Section 7.01, the outstanding amount of the Obligations under the Bond Documents, together with accrued interest thereon and any unpaid accrued fees (including fees due and payable under the Agency Fee Letter) and all other liabilities of the Loan Parties accrued hereunder and under any other Bond Document, shall automatically become due and payable, in accordance with Section 7.2 of the Indenture.

Section 7.03. Remedies Waterfall. Upon the occurrence and during the continuance of an Event of Default, subject to Section 2.02 of the Intercreditor Agreement, all Proceeds (as defined in the Intercreditor Agreement) received by any Guaranteed Party under this Agreement or any other Bond Document shall be applied as follows:

(a) FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with this Agreement, any other Bond Document or any of the Guaranteed Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Bond Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Bond Document (in the case of such costs and expenses, to the extent any Loan Party is obligated under the Bond Documents to pay such costs and expenses);

(b) SECOND, to the extent of any excess of such Proceeds, to the payment in full of the Guaranteed Obligations (the amounts so applied to be distributed among the Guaranteed Parties pro rata in accordance with the amounts of the Guaranteed Obligations owed to them on the date of any such distribution); and

(c) THIRD, to the payment to or upon the order of the Loan Parties or to whosoever may be lawfully entitled to receive the same pursuant to the Second Lien Intercreditor Agreement or otherwise, or as a court of competent jurisdiction may direct.

Section 7.04. Solely for the Benefit of Bondholders and Administrative Agent. The rights and remedies of the Bondholders specified herein are for the sole and exclusive benefit, use and protection of the Bondholders and the Administrative Agent, and the Bondholders and the Administrative Agent are entitled, but shall have no duty or obligation to the Obligor, the Trustee or any other Person or otherwise, to exercise or to refrain from exercising any right or remedy reserved to the Bondholders or the Administrative Agent hereunder or under any of the other Bond Documents.

Section 7.05. Discontinuance of Proceedings. In case the Bondholders or the Administrative Agent shall proceed to invoke any right, remedy or recourse permitted hereunder or under the Bond Documents and shall thereafter elect to discontinue or abandon the same for any reason, the Bondholders and Administrative Agent shall have the unqualified right so to do and, in such event, the Obligor, the Administrative Agent and the Bondholders shall be restored to their former positions with respect to the Obligations, the Bond Documents and otherwise, and the rights, remedies, recourse and powers of the Bondholders or the Administrative Agent hereunder shall continue as if the same had never been invoked.

Section 7.06. Specified Equity Contributions. Notwithstanding anything to the contrary contained in Section 7.02, in the event of any Financial Covenant Event of Default, any cash equity contribution (in the form of common equity) made to the Parent during any Fiscal Quarter or on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such Fiscal Quarter will be, at the request of the Parent, included in the calculation of EBITDA solely for the purposes of determining compliance with the financial covenants set forth in Section 6.14 at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”) and if, after giving effect to the foregoing calculation, the Parent and the Obligor would then be in compliance with the financial covenants set forth in Section 6.14 at the end of such Fiscal Quarter, the Obligor shall be deemed to be in compliance with the financial covenants set forth in Section 6.14 at the end of such Fiscal Quarter and such Financial Covenant Event of Default shall be deemed not to have existed or occurred; provided that (a) there shall be no more than two Specified Equity Contributions made in any period of four consecutive Fiscal Quarters, (b) there shall be no more than five Specified Equity Contributions at any time prior to the Mandatory Purchase Date, (c) there shall be no more than one Specified Equity Contribution in any two consecutive Fiscal Quarters, (d) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Obligor to be in compliance with the financial covenants set forth in Section 6.14 and (e) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Bond Documents (including for purposes of calculating the Available Equity Amount and any ratios or items calculated by reference to EBITDA). To the extent that the proceeds of any Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenants set forth in Section 6.14 for any period of four consecutive Fiscal Quarters of the Parent in which EBITDA shall have been increased as a result of such Specified Equity Contribution.

ARTICLE VIII

ADMINISTRATIVE AGENT

Section 8.01. Appointment and Authority. Each of the Bondholders hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Bond Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, without limitation, the power to deliver notices to the Trustee in connection with the Bonds upon the direction of the Required Bondholders and to take all such other actions with respect to the Bond Documents as the

Required Bondholders may direct. Except as expressly provided in Sections 8.06 and 8.10, the provisions of this Article are solely for the benefit of the Administrative Agent and the Bondholders, and neither the Obligor nor any Loan Party shall have rights as a third party beneficiary of any such provision. It is understood and agreed that the use of the term “agent” herein or in any other Bond Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02. Rights as a Bondholder. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bondholder as any other Bondholder and may exercise the same as though it were not the Administrative Agent and the term “Bondholder” or “Bondholders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Bondholders or to provide notice to or consent of the Bondholders with respect thereto.

Section 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Bond Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Bond Documents that the Administrative Agent is required to exercise as directed in writing by the Required Bondholders (or such other number or percentage of the Bondholders as shall be expressly provided for herein or in the other Bond Documents) or the Secured Parties in accordance with the provisions of the Intercreditor Agreement, provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Bond Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Bond Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Bond Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Bondholders (or such other number or percentage of the Bondholders as shall be necessary) or the Secured Parties in accordance with the provisions of the Intercreditor Agreement, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 7.02) or (ii) in the absence of its own gross negligence, willful misconduct, or material breach in bad faith of its express material obligations hereunder or under any other Bond Document, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Obligor or a Bondholder or notice of default under the Indenture is received by the Administrative Agent from the Trustee.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Bondholder or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Bond Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Bond Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition or representation and warranty set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (A) be obligated to ascertain, monitor or inquire as to whether any Bondholder or Participant or prospective Bondholder or Participant is a Disqualified Institution or (B) have any liability with respect to or arising out of any assignment or participation of Bonds, or disclosure of confidential information, to any Disqualified Institution.

Section 8.04. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the purchase of Bonds, that by its terms must be fulfilled to the satisfaction of a Bondholder, the Administrative Agent may presume that such condition is satisfactory to such Bondholder unless the Administrative Agent shall have received notice to the contrary from such Bondholder prior to the purchase of such Bond. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Bondholder that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bondholder unless the Administrative Agent shall have received notice from such Bondholder prior to the proposed Closing Date specifying its objections.

Section 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Bond Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to any activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06. Resignation of Administrative Agent.

(a) Notice of Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Bondholders and the Obligor. Upon receipt of any such notice of resignation, the Required Bondholders shall have the right, in consultation with the Obligor, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Bondholders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Bondholders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Bondholders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Effect of Resignation or Removal of Administrative Agent. With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Bond Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Bondholders under any of the Bond Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bondholder directly, until such time, if any, as the Required Bondholders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 2.16 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Bond Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Obligor to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Obligor and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Bond Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.07. Non-Reliance on Administrative Agent and Other Bondholders. Each Bondholder acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bondholder or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bondholder also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bondholder or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Bond Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08. No Other Duties, Etc; No Partnership. Anything herein to the contrary notwithstanding, (a) none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Bond Documents, except in its capacity, as applicable, as the Administrative Agent, any Arranger or a Bondholder hereunder, and (b) no action taken by the Administrative Agent, any Arranger or any Bondholder hereunder or pursuant hereto, shall be deemed to constitute any such Persons, a partnership, association, joint venture or other entity.

Section 8.09. Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Bond shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Obligor) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any Bond and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Bondholders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Bondholders and the Administrative Agent and their respective agents and counsel and all other amounts due the Bondholders and the Administrative Agent under Sections 2.11 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bondholder to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Bondholders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under 2.11 and 9.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bondholder any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Bondholder to authorize the Administrative Agent to vote in respect of the claim of any Bondholder in any such proceeding.

The Bondholders hereby irrevocably authorize the Collateral Agent, at the direction of the Required Bondholders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the U.S. Bankruptcy Code, including under Sections 363, 1123 or 1129 of the U.S. Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Bondholders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Bondholders contained in clauses (a) through (j) of Section 9.01 of this Agreement, and (iii) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Bondholders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 8.10. Collateral and Guaranty Matters.

(a) In the event that any Loan Party Disposes of all or any portion of any of its assets to any Person (other than a Loan Party) in a transaction permitted by Section 6.04, the Administrative Agent and the Collateral Agent shall promptly (and the Bondholders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Obligor and at the Obligor’s expense to (i) release any Liens created by any Bond Document in respect of such assets and (ii) if such Disposition is a sale of the Equity Interests in a Subsidiary, release such Subsidiary as a guarantor under the Guaranty Agreement. In addition, if the Obligor or any other Restricted Subsidiary enters into any lease or sublease with, or grants any easement, right-of-way, permit, license, restriction or the like to, any Person (other than a Loan Party or any other Affiliate of the Parent or any Subsidiary) in a transaction permitted by Section 6.04, the Administrative Agent and the Collateral Agent may (and the Bondholders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Obligor and at the Obligor’s expense to subordinate any Liens created by any Bond Document with respect to such lease, sublease, easement, right-of-way, permit, license, restriction or the like to such Person. In connection with any such transaction, the Administrative Agent and the Collateral Agent may rely conclusively (and without further inquiry) on a certificate provided to it upon its reasonable request by any Loan Party to the effect that such transaction is permitted by Section 6.04.

(b) In the event that any Subsidiary Loan Party becomes an Unrestricted Subsidiary pursuant to Section 5.17, the Administrative Agent and the Collateral Agent shall promptly (and the Bondholders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Obligor and at the Obligor’s expense to (i) release any Liens created by any Bond Document in respect of the assets of such Unrestricted Subsidiary and the Equity Interests in such Unrestricted Subsidiary and (ii) release such Subsidiary as a Guarantor under the Guaranty Agreement. In connection with the foregoing, the Administrative Agent and the Collateral Agent may rely conclusively (and without further inquiry) on a certificate provided to it upon its reasonable request by any Loan Party to the effect that such transaction is permitted by Section 5.17.

The Collateral Agent and the Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent or the Administrative Agent be responsible or liable to the Bondholders for any failure to monitor or maintain any portion of the Collateral.

Section 8.11. Intercreditor Agreement.

(a) Each of the Bondholders hereby acknowledges that it has received and reviewed a copy of the Intercreditor Agreement and agrees to be bound by the terms thereof. Without limiting the generality of the foregoing, each Bondholder (and each Person that becomes a Bondholder hereunder pursuant to Section 9.04) hereby (i) authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement on behalf of such Bondholder and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as are contemplated by the terms of the Intercreditor Agreement, (ii) authorizes and directs the Administrative Agent and the Collateral Agent to execute the Intercreditor Agreement and the other Bond Documents to which they are or either of them is a party on behalf of such Bondholder and agrees that the Collateral Agent may take such actions on behalf of such Bondholder as are contemplated by the terms of the Intercreditor Agreement, and (iii) acknowledges that the Collateral Agent is acting as Collateral Agent for all of the Secured Parties and not solely the Bondholder Parties.

(b) Each of the Bondholders hereby acknowledges that it has received and reviewed Exhibit G and, upon execution and delivery thereof by the parties thereto, agrees to be bound by the terms of the Second Lien Intercreditor Agreement. Without limiting the generality of the foregoing, each Bondholder (and each Person that becomes a Bondholder hereunder pursuant to Section 9.04) hereby (i) authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Second Lien Intercreditor Agreement on behalf of such Bondholder and agrees that the Administrative Agent and the Collateral Agent may take such actions on its behalf as are contemplated by the terms of the Second Lien Intercreditor Agreement, (ii) authorizes and directs the Administrative Agent and the Collateral Agent to execute the Second Lien Intercreditor Agreement and the other Bond Documents to which they are or either of them is a party on behalf of such Bondholder and agrees that the Collateral Agent may take such actions on behalf of such Bondholder as are contemplated by the terms of the Second Lien Intercreditor Agreement, and (iii) acknowledges that the Collateral Agent is acting as Collateral Agent for all of the Secured Parties and not solely the Bondholder Parties.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments, Etc.. Except as provided in the Guaranty Agreement, the Security Documents, the Second Lien Intercreditor Agreement (at any time when the Second Lien Intercreditor Agreement is in effect), the Indentures, the Loan Agreements and the Bonds, no amendment or waiver of any provision of this Agreement or any other Bond Document, and no consent to any departure by the Obligor or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Bondholders (or the Administrative Agent with the consent of the Required Bondholders) and the Obligor or the applicable Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01, without the written consent of each Bondholder;

(b) extend the Mandatory Purchase Date or increase the obligation of any Bondholder to purchase Bonds without the written consent of such Bondholder (it being understood and agreed that a waiver of any Default or Event of Default does not constitute an extension of the Mandatory Purchase Date);

(c) postpone any date fixed by this Agreement or any other Bond Document for any payment (excluding payments made as the result of a mandatory redemption or purchase of the Bonds pursuant to the terms of Section 2.10 hereof) of principal, interest, fees or other amounts due to the Bondholders (or any of them) hereunder or under such other Bond Document without the written consent of each Bondholder entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Bond, or (subject to clause (iii) of the second proviso to this Section 9.01) any fees or other amounts payable hereunder or under any other Bond Document without the written consent of each Bondholder entitled to such amount; provided, however, that only the consent of the Required Bondholders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Obligor to pay interest at the Default Rate;

(e) change (i) Section 7.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Bondholder or (ii) Section 2.12 in a manner that would alter the pro rata application required thereby without the written consent of each Bondholder directly affected thereby;

(f) change any provision of this Section 9.01 or the definition of “Required Bondholders” or any other provision of any Bond Document specifying the number or percentage of Bondholders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Bondholder;

(g) except as expressly permitted under Section 8.10 and Section 3.07(a) of the Intercreditor Agreement (other than clause (iii) thereof), release all or substantially all of the Collateral from the Liens under the Security Documents without the written consent of each Bondholder;

(h) except as expressly permitted under Section 8.10, release the Parent or any Subsidiary Loan Party from its Guarantee under the Guaranty Agreement, or limit its liability in respect of such Guarantee, without the written consent of each Bondholder; or

(i) release the Obligor or permit the Obligor to assign or transfer any of its rights or obligations under this Agreement or the other Bond Documents without the consent of each Bondholder; or

(j) (ix) change the order of priority of payments set forth in Section 7.03, Section 5.04 of the Security Agreement or Section 2.01 of the Intercreditor Agreement, without the prior written consent of each Bondholder; or

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Bondholders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Bond Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Bondholders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Bond Document, and (iii) the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Each Bondholder shall be bound by any waiver, amendment or modification authorized by this Section 9.01 and any consent by any Bondholder pursuant to this Section 9.01 shall bind any assignee of such Bondholder.

Without the consent of any Bondholder, the Parent, the Obligor and the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Bond Document) enter into any amendment, modification or waiver of any Bond Document, or enter into any new agreement or instrument, in each case at the Obligor’s expense, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to or protect any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law.

Notwithstanding the other provisions of this Section 9.01, the applicable Loan Parties and the Administrative Agent and/or the Collateral Agent may (but shall have no obligation to) amend or supplement the Bond Documents without the consent of any other Bondholder Party for the purpose of (i) curing any ambiguity, defect, inconsistency or typographical or drafting error, (ii) making any change that would provide any additional rights or benefits to the Bondholder Parties and (iii) making, completing or confirming any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the Security Documents.

Section 9.02. Notices; Effectiveness; Electronic Communication. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Obligor, any Loan Parties, the Administrative Agent or the Collateral Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule I; and

(ii) if to any Bondholder, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (c).

(b) Electronic Communications. Notices and other communications to the Administrative Agent, the Collateral Agent and the Bondholders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bondholder pursuant to Article II if such Bondholder has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Obligor may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE OBLIGOR MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE OBLIGOR MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE OBLIGOR MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to the Obligor, any Bondholder or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Obligor’s, any Loan Party’s or any Agent’s transmission of Obligor Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Obligor, each Loan Party, the Administrative Agent, and the Collateral Agent may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each Bondholder may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Obligor, the Administrative Agent and the Collateral Agent. In addition, each Bondholder agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bondholder.

(e) Reliance by Administrative Agent, Collateral Agent and Bondholders. The Administrative Agent, the Collateral Agent and the Bondholders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the Collateral Agent, each Bondholder and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party provided that such indemnity shall not, as to any such Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from the gross negligence or willful misconduct of such Indemnitee as determined by the final, non-appealable judgment of a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 9.03. No Waiver; Cumulative Remedies.

No failure by any Bondholder, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Bond Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Bond Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Bond Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Bond Document, the authority to enforce rights and remedies hereunder and under the other Bond Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.02 for the benefit of all the Bondholders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Bond Documents, (b) the Collateral Agent from exercising the rights and remedies that inure to its benefit (solely in its capacity as Collateral Agent) hereunder and under the other Bond Documents, (c) any Bondholder from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.12), or (d) any Bondholder from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Bond Documents, then (i) the Required

Bondholders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Bondholder may, with the consent of the Required Bondholders, enforce any rights and remedies available to it and as authorized by the Required Bondholders.

Section 9.04. Costs and Expenses; Damage Waiver. (a) The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, and the Bondholders (including, in each case, reasonable and documented expenses incurred in connection with initial due diligence and initial Collateral examination (including reasonable travel expenses) and the reasonable and documented fees, disbursements and the charges for no more than one counsel for the Administrative Agent, the Collateral Agent and the Bondholders, taken as a group and one counsel in each jurisdiction where Collateral is located and, in the event of any perceived or actual conflict of interest (as reasonably determined by the Administrative Agent, the Collateral Agent or any Bondholder) one additional firm of counsel for any similarly affected persons), in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Bond Documents and the purchase of the Bonds (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent incurred in connection with the administration of this Agreement and any amendments, modifications, supplements or waivers of the provisions hereof or thereof and any other documents or matters requested by the Obligor or any other Loan Party in connection with this Agreement or any other Bond Document (whether or not the transactions contemplated hereby or thereby shall be consummated) (which shall be limited to the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Collateral Agent, taken as a group), (iii) all actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and reasonable fees, expenses and disbursements of any counsel for the Administrative Agent, the Arrangers, and the Collateral Agent, (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Bondholder (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Bondholder), in connection with the enforcement or protection of its rights (including any costs of settlement) (A) in connection with this Agreement and the other Bond Documents, including its rights under this Section, or (B) in connection with the purchase of the Bonds, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Bonds and (v) from and after the occurrence of an Event of Default, the fees, charges and disbursements of the Bondholder Parties, including the fees, expenses, charges and disbursements of any counsel and financial or restructuring advisors for the Administrative Agent or any Bondholder and costs of settlement, in each case, incurred during any workout, restructuring or negotiations in connection with this Agreement or any other Bond Document or in connection with the custody, use or preservation of, or the sale of, collection from or realization upon, any of the Collateral, including the expenses of the taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Bondholder and each Related Party of any Purchaser or such Bondholder (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (which, in the case of legal fees and expenses, shall be limited to the reasonable and documented fees, disbursements and other charges of one firm as counsel to such Indemnified Persons taken as a group, one firm of local counsel for each relevant jurisdiction, and, in the event of any perceived or actual conflict of interest (as reasonably determined by such Indemnitee), one additional firm of counsel for any similarly affected persons), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Obligor or any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Bond Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and the Collateral Agent (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Bond Documents (including in respect of any matters addressed in Section 2.13), (ii) the purchase of the Bonds or the use or proposed use of the proceeds therefrom (it being agreed that the indemnification provided herein is not intended as a guarantee of the market value of such Bonds), (iii) solely in the case of the Administrative Agent, as a result of any purported assignment to any Disqualified Institution being rendered void ab initio, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Obligor or any Loan Party or any of the Obligor or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or a material breach in bad faith by such Indemnitee of its express material obligations under this Agreement, in each case, as determined by the final, non-appealable judgment of a court of competent jurisdiction or (iii) any proceeding that does not involve an act or omission by the Loan Parties or any of their Affiliates and that is brought by one Indemnitee against any other Indemnitee (other than any claims brought against any Arranger, the Administrative Agent or the Collateral Agent in their respective capacities or fulfilling their respective roles as an arranger or agent in connection with the Bond Documents). Subject to and without limiting the generality of the foregoing sentence, the Obligor agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (1) any Environmental Claim to the extent related in any way to any of the Group Members or the Terminal Storage Facility or (2) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Real Property, any property owned, leased or operated by any predecessor of any of the Group Members or the Terminal Storage Facility, or,

to the extent related in any way to any of the Group Members, any property at which any of the Group Members has sent Hazardous Materials for treatment, storage or disposal; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or a material breach in bad faith by such Indemnitee of its express material obligations under this Agreement, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c) Tax Indemnification. Sections 9.04(a) and (b) shall not apply to Indemnified Taxes and Other Taxes indemnified by the Obligor pursuant to Section 2.13 or described in Section 2.04. .

(d) Reimbursement by Bondholders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Collateral Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Bondholder severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or such Related Party, as the case may be, such Bondholder’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Bondholder’s share of the Total Exposures at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Bondholder), such payment to be made severally among them based on such Bondholder’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Bondholders under this subsection (d) are subject to the provisions of Section 2.13(c).

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Bond Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the purchase of the Bonds or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Bond Documents or the transactions contemplated hereby or thereby.

(f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(g) Survival. The agreements in this Section shall survive the payment in full of the Bonds, the resignation of the Administrative Agent or the Collateral Agent, the repayment, satisfaction or discharge of all other Obligations and the termination of this Agreement.

Section 9.05. Payments Set Aside. To the extent that any payment by or on behalf of the Obligor is made to the Administrative Agent or any Bondholder, or the Administrative Agent or any Bondholder exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bondholder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Bondholder severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Bondholders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.06. Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement and each other Bond Documents is a continuing obligation and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, transferees and assigns permitted hereby. Neither the Obligor nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bondholder (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Each Bondholder may, in its sole discretion and in accordance with applicable law, from time to time assign, sell or transfer in whole or in part, this Agreement, its interest in the Bonds and the Bond Documents in accordance with the provisions of paragraph (b) or (c) of this Section, but subject to paragraphs (d), (e), and (f) of this Section (and any attempted assignment or transfer by Bondholder except in accordance with this Section shall be null and void). Each Bondholder may at any time and from time to time enter into participation agreements in accordance with the provisions of paragraph (h) of this Section. Each Bondholder may at any time pledge or assign a security interest subject to the restrictions of paragraph (i) of this Section. The Purchasers indicated on Schedule II shall be the Purchasers hereunder until such time as a Purchaser designates an alternate Person to serve as a Purchaser hereunder by delivery of written notice to the Obligor, the Administrative Agent and the Trustee and such Person accepts and agrees to act as a Purchaser hereunder and under the Bond Documents. Upon acceptance by such Person, and notification thereof to the Obligor, the Administrative Agent and the Trustee, the successor to the Purchaser for such purposes shall thereupon succeed to and become vested with all of the rights, powers, privileges and responsibilities of such Purchaser, and any Person being replaced as a Purchaser shall be discharged from its duties and obligations as a Purchaser hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Bondholders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Sales and Transfers by Bondholder to a Purchaser Transferee.

(i) Without limitation of the foregoing generality, a Bondholder may at any time sell or otherwise transfer all or a portion of the Bonds to one or more Persons that is (i) an Affiliate of such Bondholder or (ii) a trust or other custodial arrangement established by such Bondholder or an Affiliate of such Bondholder, the owners of any beneficial interest in which are limited to “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act, or “accredited investors” as defined in Rule 501 of Regulation D under the Securities Act (each, a “Purchaser Transferee”) if, in the case of any sale or transfer other than a sale or transfer effected pursuant to clause (b)(ii) below, (A) written notice of such sale or transfer, including that such sale or transfer is to a Purchaser Transferee, together with addresses and related information with respect to the Purchaser Transferee, shall have been given to the Administrative Agent, the Obligor, the Trustee and the Purchaser (if different than the Bondholder) by such selling Bondholder and Purchaser Transferee, (B) the Purchaser Transferee shall have delivered (i) to the Administrative Agent, the Obligor, the Trustee and the selling Bondholder an Assignment and Assumption, and (ii) to the Administrative Agent a processing and recordation fee in the amount of $3,500, and if the assignee is not a Bondholder, an Administrative Questionnaire; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(ii) From and after the date of any sale or transfer to any Purchaser Transferee, if so elected by the Bondholder, such Bondholder (and its successors) shall continue to have all of the rights of a Bondholder hereunder and under the other Bond Documents as if no such transfer or sale had occurred, in which case (A) no such sale or transfer shall in any way affect the obligations of the Bondholder hereunder, (B) the Obligor, the Administrative Agent and the Trustee shall be required to deal only with the Bondholder with respect to any matters under this Agreement and (C) only the Bondholer shall be entitled to enforce the provisions of this Agreement against the Obligor.

(c) Sales and Transfers by Bondholder to a Non-Purchaser Transferee. Without limitation of the foregoing generality, a Bondholder may at any time sell or otherwise transfer to all or a portion of the Bonds to one or more Persons (other than a Disqualified Institution) that is not a Purchaser Transferee but which constitutes a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act or an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act (each a “Non-Purchaser Transferee”) all or a portion of the Bonds if (A) written notice of such sale or transfer, including that such sale or transfer is to a Non-Purchaser Transferee, together with addresses and related information with respect to the Non-Purchaser Transferee, shall have been given to the Administrative Agent, the Obligor, the Trustee and the Purchaser (if different than the Bondholder) by such selling Bondholder and Non-Purchaser Transferee, (B) the Non-Purchaser Transferee shall have delivered (i) to the Administrative Agent, the Obligor, the Trustee and the selling Bondholder an Assignment and Assumption, and (ii) to the Administrative Agent a processing and recordation fee in the amount of $3,500, and if the assignee is not a Bondholder, an Administrative Questionnaire; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (C) any such Non-Purchaser Transferee executes an investment letter in substantially the form attached as Exhibit F hereto (the “Investor Letter”).

(d) Assignment and Assumption. Subject to acceptance and recording of the Assignment and Assumption by the Administrative Agent pursuant to paragraph (e), from and after the effective date specified in the applicable Assignment and Assumption and subject to compliance with the requirements of paragraph (b)(i) or (c) above, as applicable, (A) the Transferee thereunder shall be a party hereto and shall have the rights and obligations of a Bondholder hereunder and under the other Bond Documents, and this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to effect the addition of the Transferee, and any reference to the assigning Bondholder hereunder and under the other Bond Documents shall thereafter refer to such transferring Bondholder and to the Transferee to the extent of their respective interests, and (B) the assigning Bondholder thereunder, to the extent of the interests assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and in the case of any Assignment and Assumption covering all of the assigning Bondholder’s rights and obligations under this Agreement, then it shall relinquish its rights and be released from its obligations hereunder and under the Bond Documents but shall continue to be entitled to the benefits of Section 3.5, 2.14, 2.15 and 9.04).

(e) Register. The Administrative Agent, acting solely for this purpose as an agent of the Obligor (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Bondholders, the principal amounts (and stated interest) of the Bonds owing to, each Bondholder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Obligor, the Administrative Agent and the Bondholders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bondholder hereunder for all purposes of this Agreement; provided, that if any discrepancy exists between the register of the Trustee and the Register, the register of the Trustee shall prevail to the extent of such discrepancy. The Register shall be available for inspection by the Obligor and any Bondholder, at any reasonable time and from time to time upon reasonable prior notice.

(f) Proportional Amounts; Pro Rata Assignments of Bonds.

(i) Each assignment of a portion of the Bonds made pursuant to paragraph (b) or (c) above shall be made as an assignment of a proportionate part of all the assigning Bondholder’s rights and obligations under this Agreement and the other Bond Documents with respect to the Bonds assigned.

(ii) Each assignment of Bonds by a Bondholder made pursuant to paragraph (b) or (c) above shall be made on a ratable basis as between each Series of Bonds held by such assigning Bondholder.

(g) No Assignments to Certain Persons. No such assignment shall be made pursuant to paragraph (b) or (c) above (A) to the Obligor or any of the Obligor’s Affiliates or Subsidiaries, or (B) to a natural Person or (C) to a Disqualified Institution without the consent of the Obligor, it being agreed and understood that any purported assignment to a Disqualified Institution shall be void ab initio and such purported assignee shall be removed from the Register upon written notification by the Obligor to the Administrative Agent.

(h) Participations. Each Bondholder shall have the right to grant participations in all or a portion of such Bondholder’s interest in the Bonds, this Agreement and the other Bond Documents to one or more other banking institutions (each a “Participant”); provided, however, that (i) no such participation by any such participant shall in any way affect the obligations of the Bondholder hereunder and (ii) the Administrative Agent, Obligor and the Trustee shall be required to deal only with the Bondholder, with respect to any matters under this Agreement, the Bonds and the other Bond Documents and no such participant shall be entitled to enforce any provision hereunder against the Obligor. The Obligor agrees that each participant shall be entitled to the benefits of Sections 2.14, 2.15 and 9.04 hereof to the same extent as if it were a Bondholder hereunder; provided, however, that a participant shall not be entitled to receive any greater payment under Sections 2.14 and 2.15 than such Bondholder would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Obligor’s prior written consent. For the avoidance of doubt, each Bondholder shall be responsible for the indemnity under Section 9.04(d) without regard to the existence of any participations.

Any agreement or instrument pursuant to which a Bondholder sells such a participation shall provide that such Bondholder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bondholder will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.01 that affects such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Bondholder; provided that such Participant agrees to be subject to Section 2.13 as though it were a Bondholder (it being understood that the documentation required under Section 2.13(e) shall be delivered to the participating Bondholders). Each Bondholder that sells a participation shall, acting solely for this purpose as an agent of the Obligor, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Bonds or other obligations under the Bond Documents (the “Participant Register”); provided that no Bondholder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Bonds or its other obligations under any Bond Document) to any Person except to the extent that such disclosure is necessary to establish that such Bond or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bondholder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) Certain Pledges. In addition to the rights of the Purchaser set forth above, each Bondholder may at any time pledge or grant a security interest in all or any portion of its rights or interests under the Bonds, this Agreement and/or the Bond Documents to secure obligations of the Bondholder or an Affiliate of the Bondholder or any Affiliate of the Bondholder, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any state or local governmental entity or with respect to public deposits; provided that no such pledge or assignment shall release such Bondholder from any of its obligations hereunder or substitute any such pledgee or assignee for the Bondholder as a party hereto.

Section 9.07. Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each of the Administrative Agent, the Bondholders and the Trustee agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Bond Document or any action or proceeding relating to this Agreement or any other Bond Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligor and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Obligor or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the obligations to purchase provided hereunder, (h) with the consent of the Obligor or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Bondholders or any of their Affiliates on a nonconfidential basis from a source other than the Obligor. For purposes of this Section, “Information” means all information received from the Parent or the Obligor relating to the Parent, the Obligor or any Subsidiary or any of their respective businesses that is confidential or proprietary in nature or that is clearly identified as confidential at the time of delivery thereof, other than any such information that is available to the Bondholders, the Administrative Agent or the Trustee on a nonconfidential basis prior to disclosure by the Obligor or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Bondholder or their respective Affiliates or referring to this Agreement or any of the Bond Documents without the prior written consent of the Administrative Agent and such Bondholder, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure. The Bondholder Parties agree that they will not in the future issue any press releases or other public disclosure using the name of the Loan Parties or their respective Affiliates or referring to this Agreement or any of the Bond Documents without the prior written consent of the Obligor, unless (and only to the extent that) the Bondholder Parties are required to do so under law and then, in any event the Bondholder Parties will consult with the Obligor before issuing such press release or other public disclosure.

(c) Customary Advertising Material. The Loan Parties consent to the publication by the Administrative Agent or any Bondholder of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties, provided that the Loan Parties shall be given the right to review and approve any such materials before they are published or disclosed.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bondholder Party and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Bondholder Party or any such Affiliate to or for the credit or the account of the Obligor or any Loan Party against any and all of the obligations of the Obligor or any Loan Party, now or hereafter existing under this Agreement or any other Bond Document to such Bondholder Party or its Affiliates, irrespective of whether or not such Bondholder Party or its Affiliates shall have made any demand under this Agreement or any other Bond Document and although such obligations of the Obligor may be contingent or unmatured or are owed to a branch, office or Affiliate of such Bondholder Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Bondholder Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Bondholder Party or its Affiliates may have. Each Bondholder Party agrees to notify the Obligor and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Bond Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Bondholders and when the Bondholders shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or e-mail transmission

(e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Bond Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

Section 9.10. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Bond Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and the Bondholders, regardless of any investigation made by the Bondholders or on its behalf and notwithstanding that the Bondholders may have had notice or knowledge of any Default at the time of the purchase of the Bonds, and shall continue in full force and effect as long as any Obligation hereunder shall remain unpaid or unsatisfied.

Section 9.11. Severability. If any provision of this Agreement or the other Bond Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Bond Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12. Governing Law; Jurisdiction; Etc. (a) This Agreement and the other Bond Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Bond Document (except, as to any other Bond Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. THE OBLIGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE PURCHASERS OR ANY RELATED PARTY OF THE PURCHASERS IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER BOND DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION,

LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER BOND DOCUMENT SHALL AFFECT ANY RIGHT THAT THE PURCHASERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER BOND DOCUMENT AGAINST THE OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. THE OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER BOND DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER BOND DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER BOND DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.14. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Bond Document), the Obligor, the Parent and each other Loan Party acknowledges and agrees, and acknowledges its respective Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Arrangers, the Bondholders and any Affiliate thereof are arm’s-length commercial transactions between the Obligor, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Bondholders and, as applicable, their respective Affiliates (collectively, solely for purposes of this Section, the “Bondholders”), on the other hand, (ii) each of the Obligor and the other Loan Parties has consulted its own legal, accounting, regulatory and Tax advisors to the extent it has deemed appropriate, (iii) the Obligor and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Bond Documents, (iv) no Bondholder is acting as a municipal advisor or financial advisor to the Obligor and (v) no Bondholder has any fiduciary duty pursuant to Section 15B of the Securities Exchange Act to the Obligor or any other Loan Party with respect to the transaction contemplated hereby and the discussions, undertakings and procedures leading thereto (irrespective of whether any Bondholder has provided other services or is currently providing other services to the Obligor or any Loan Party on other matters); (b) (i) each Bondholder is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Obligor, any other Loan Party or any of their respective Affiliates or any other Person and (ii) none of the Bondholders has any obligation to the Obligor, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Bond Documents; and (c) the Bondholders may be engaged in a broad range of transactions that involve interests that differ from those of the Obligor, the other Loan Parties and their respective Affiliates, and none of the Bondholders has any obligation to disclose any of such interests to the Obligor, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Obligor and each other Loan Party hereby waives and releases any claims that it may have against any Bondholder with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby. If the Obligor or any other Loan Party would like a municipal advisor in this transaction that has legal fiduciary duties to the Obligor or any such Loan Party, the Obligor or such Loan Party is free to engage a municipal advisor to serve in that capacity. The Bond Documents are entered into pursuant to and in reliance upon the bank exemption and/or the institutional buyer exemption provided under the municipal advisor rules of the Securities and Exchange Commission, Rule 15Ba1-1 et seq.

Section 9.15. Electronic Execution of Certain Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Bond Document (including waivers and consents) or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Bondholder is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Bondholder pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 9.16. USA Patriot Act. Each Bondholder that is subject to the Patriot Act (as hereinafter defined) and each Agent (for itself and not on behalf of any Bondholder) hereby notifies the Obligor and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Bondholder or Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. The Obligor and the other Loan Parties agree to, promptly following a request by any Agent or Bondholder, provide all such other documentation and information that such Agent or Bondholder requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 9.17. Entire Agreement. This Agreement and the other Bond Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties. Notwithstanding the foregoing, the Commitment Letter and the Fee Letters (and any separate letter agreements with respect to fees payable to the Administrative Agent or the Collateral Agent) shall, to the extent expressly provided therein, survive the execution and delivery of this Agreement and remain in full force and effect.

Section 9.18. Acknowledgement and Appointment as the Calculation Agent. Bank of America hereby acknowledges and accepts its appointment as Calculation Agent pursuant to the Indentures and acknowledges, accepts and agrees to all the duties and obligations of the Calculation Agent set forth in the Indentures.

Section 9.19. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Bond Document, the interest together with all fees, charges and other amounts treated as interest under applicable law (“Charges”) paid or agreed to be paid under the Bond Documents shall not exceed the Maximum Rate. If the Administrative Agent or any Bondholder shall receive interest and Charges in an amount that exceeds the Maximum Rate, the excess interest and Charges shall be applied to the principal of the Bonds or, if it exceeds such unpaid principal, refunded to the Obligor. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bondholder exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary redemptions, voluntary purchases and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

[Signatures Begin on the Following Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the Closing Date.

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent for the Bondholders

By:	/s/ Priscilla Baker
Name:	Priscilla Baker
Title:	Assistant Vice President

Signature Page to Continuing Covenant Agreement

BANC OF AMERICA PREFERRED FUNDING CORP, as a Purchaser

By:	/s/ Eric Kosmin
Name: Eric Kosmin
Title: Authorized Agent

Signature Page to Continuing Covenant Agreement

STI INSTITUTIONAL & GOVERNMENT, INC., as a Purchaser

By:	/s/ Henry B. Harris, III
Name:	Henry B. Harris, III
Title:	Managing Director

Signature Page to Continuing Covenant Agreement

COMPASS MORTGAGE CORPORATION,
as a Purchaser

By:	/s/ Debbie Leal
Name:	Debbie Leal
Title:	Senior Vice President

Signature Page to Continuing Covenant Agreement

HFOTCO LLC as Obligor

By:	/s/ Michael Mangan
Name:	Michael Mangan
Title:	Vice President of Finance

Signature Page to Continuing Covenant Agreement

BUFFALO GULF COAST TERMINALS LLC as Parent

By:	/s/ Guy Lotem
Name:	Guy Lotem
Title:	Treasurer

Signature Page to Continuing Covenant Agreement

SCHEDULE I

ADDRESSES

The Obligor and the Loan Parties:	HFOTCO LLC
1201 South Sheldon Road
Houston, TX 77015
Attention: Michael Mangan
Facsimile: (281) 452-3458
Telephone: (281) 452-3390
Email: MMangan@hfotco.com

The Administrative Agent	Bank of America, N.A.
(on behalf of the	Credit Services – Servicing Dallas
Bondholders) – For Payments:	901 Main Street
Dallas, Texas 75202-3714
Attention: Angie Hidalgo
Telephone: (972) 338-3768
Email: angie.hidalgo@baml.com

The Administrative Agent	Bank of America Merrill Lynch
(on behalf of the	Agency Management East
Bondholders) – Other Notices:	900 W Trade Street
NC1-026-06-03
Charlotte, NC 28255
Attention: Priscilla Baker
Telephone: (980) 386-3475
Facsimile: (704) 409-0918
Email: priscilla.l.baker@baml.com

The Collateral Agent	Bank of America, N.A.
(on behalf of the	Credit Services – Servicing Dallas
Bondholders) – For Payments:	901 Main Street
Dallas, Texas 75202-3714
Attention: Angie Hidalgo
Telephone: (972) 338-3768
Email: angie.hidalgo@baml.com

Schedule I to Continuing Covenant Agreement

The Collateral Agent	Bank of America Merrill Lynch
(on behalf of the	Agency Management East
Bondholders) – Other Notices:	900 W Trade Street
NC1-026-06-03
Charlotte, NC 28255
Attention: Priscilla Baker
Telephone: (980) 386-3475
Facsimile: (704) 409-0918
Email: priscilla.l.baker@baml.com

The Trustee:	The Bank of New York Mellon Trust Company, National Association
601 Travis Street, Floor 16
Houston, Texas 77002
Attention: Public Finance
Facsimile: (713) 483-6979
Telephone: (713) 227-1600

Schedule I to Continuing Covenant Agreement

SCHEDULE II

PURCHASERS

Purchaser Name	Bond Series	Par Amount
Banc of America Preferred Funding Corp	Series 2010	$25,000,000
Banc of America Preferred Funding Corp	Series 2011	$16,670,000
Banc of America Preferred Funding Corp	Series 2012	$33,340,000
STI Institutional & Government, Inc.	Series 2010	$25,000,000
STI Institutional & Government, Inc.	Series 2011	$16,665,000
STI Institutional & Government, Inc.	Series 2012	$33,330,000
Compass Mortgage Corporation	Series 2010	$25,000,000
Compass Mortgage Corporation	Series 2011	$16,665,000
Compass Mortgage Corporation	Series 2012	$33,330,000

Schedule II to Continuing Covenant Agreement

SCHEDULE 1.01

STORAGE CONTRACTS

1.	Terminaling and Storage Agreement, effective September 17, 2010, by and between the Borrower and Conoco-Phillips Company.

2.	Terminaling and Storage Agreement, effective January 1, 2014, by and between the Borrower and Koch Supply and Trading, LP.

3.	Terminaling and Storage Agreement, effective February 1, 2008, by and between the Borrower and Vitol Inc., as amended by First Amendment to Terminaling and Storage Agreement, dated April 29, 2011, as further amended by the Addendum to Terminaling and Storage Agreement, effective November 17, 2013, and as further amended by the Addendum to Terminaling and Storage Agreement, effective December 12, 2013.

4.	Terminaling and Storage Agreement, effective June 1, 2012, by and between the Borrower and Westport Petroleum, Inc.

5.	Terminaling and Storage Agreement, effective February 10, 2010, by and between the Borrower and Chemoil Corporation, as amended by the First Amendment to Terminaling and Storage Agreement, effective February 1, 2011, and as further amended by the Addendum to Terminaling and Storage Agreement, effective April 7, 2014.

6.	Terminaling and Storage Agreement #14-004, effective January 29, 2014, by and between the Borrower and Chemoil Corporation.

7.	Terminaling and Storage Agreement, effective August 1, 2012, by and between the Borrower and Glencore Ltd., as amended by the Addendum to Terminaling and Storage Agreement, effective December 24, 2013, as further amended by the Addendum to Terminaling and Storage Agreement, entered into February 22, 2014, as further amended by the Addendum to Terminaling and Storage Agreement, entered into March 5, 2014, as further amended by the Addendum to Terminaling and Storage Agreement, effective April 5, 2014, and as further amended by the Addendum to Terminaling and Storage Agreement, entered into June 6, 2014.

8.	Terminaling and Storage Agreement, effective July 1, 2013, by and between the Borrower and P.M.I. Trading Ltd.

9.	Terminaling and Storage Agreement, effective April 1, 2012, by and between the Borrower and Chevron Marine Products, LLC.

10.	Terminaling and Storage Agreement, effective February 1, 2006, by and between the Borrower and Atlantic Trading and Marketing, Inc., as amended by the First Amendment to Terminaling and Storage Agreement, dated November 27, 2007, as further amended and by the Second Amendment to Fuel Oil Terminaling and Storage Agreement, dated September 24, 2010, and as further amended by the Third Amendment to Fuel Oil Terminaling and Storage Agreement, dated January 30, 2014.

Schedule 1.01 to Continuing Covenant Agreement

11.	Terminaling and Storage Agreement, effective April 1, 2010, by and between the Borrower and BP Products North America, Inc., as amended by the First Amendment to Terminaling and Storage Agreement, dated June 13, 2011, and as further amended by the Second Amendment to Terminaling and Storage Agreement, dated March 22, 2012.

12.	Terminaling and Storage Agreement Number 13-001, entered into May 23, 2013, by and between the Borrower and Davison Petroleum Supply, LLC.

13.	Terminaling and Storage Agreement Number 13-004, effective December 1, 2013, by and between the Borrower and Davison Petroleum Supply LLC.

14.	Terminaling and Storage Agreement, effective March 1, 2008, by and between the Borrower and Fortis International Energy, Ltd., as amended by the First Amendment to Terminaling and Storage Agreement, dated March 3, 2011.

15.	Terminaling and Storage Agreement, effective January 1, 2013, by and between the Borrower and Rio Energy International, Inc.

16.	Terminaling and Storage Agreement, entered into January 11, 2011, by and between the Borrower and Shell Trading (US) Company.

17.	Terminaling and Storage Agreement, effective February 1, 2014, by and between the Borrower and Shell Trading (US) Company.

18.	Terminaling and Storage Agreement, effective February 1, 2006, by and between the Borrower and Shell Trading (US) Co., as amended by the First Amendment to Terminaling and Storage Agreement, dated October 23, 2007, and as further amended by the Second Amendment to Terminaling and Storage Agreement, dated May 7, 2014.

19.	Terminaling and Storage Agreement, effective April 1, 2006, by and between the Borrower and Sempra Energy Trading Corp., as amended by the First Amendment to Terminaling and Storage Agreement, dated November 1, 2007, and as further amended by the Novation Agreement by and among the Borrower, Sempra Energy Trading LLC, and J.P. Morgan Ventures Energy Corporation, effective May 10, 2010.

20.	Terminaling and Storage Agreement, effective February 1, 2008, by and between the Borrower and Tauber Oil Company, as amended by the First Amendment to Terminaling and Storage Agreement, dated February 12, 2008, and as further amended by the Second Amendment to Terminaling and Storage Agreement, dated February 1, 2011.

21.	Terminaling and Storage Agreement, entered into May 17, 2012, by and between the Borrower and Tauber Oil Company.

22.	Terminaling and Storage Agreement, effective September 11, 2010, by and between the Borrower and Astra Oil Company, LLC.

Schedule 1.01 to Continuing Covenant Agreement

23.	Terminaling and Storage Agreement, entered into April 4, 2011, by and between the Borrower and Brightoil Petroleum (USA) Inc., as amended by the First Amendment to Terminaling and Storage Agreement, dated February 27, 2013.

24.	Terminaling and Storage Agreement, entered into May 3, 2011, by and between the Borrower and Noble Americas Corp.

25.	Terminaling and Storage Agreement, entered into August 2, 2011, by and between the Borrower and Trafigura AG, as amended by the First Amendment to Terminaling and Storage Agreement, dated November 26, 2012, and as further amended by the Second Amendment to Terminaling and Storage Agreement, dated June 28, 2013.

26.	Crude Oil Terminaling and Storage Agreement, effective August 1, 2006, by and between the Borrower and Deer Park Refining Limited Partnership, as amended by the First Amendment to Crude Oil Terminaling and Storage Agreement, dated December 21, 2010, and as further amended by the Second Amendment to Crude Oil Terminaling and Storage Agreement, dated September 12, 2012.

27.	Fuel Oil Terminaling and Storage Agreement, effective October 1, 2006, by and between the Borrower and Valero Marketing and Supply Company, as amended by the letter agreement dated October 19, 2009, as further amended by the Second Amendment to Fuel Oil Terminaling and Storage Agreement, dated January 12, 2010, and as further amended by the Third Amendment to Fuel Oil Terminaling and Storage Agreement, dated September 20, 2010.

28.	Crude Oil Terminaling and Storage Agreement, effective July 1, 2004, by and between the Borrower and Valero Marketing and Supply Company.

29.	Terminaling and Storage Agreement #14-005 Tanks and Barge Dock, entered into May 5, 2014, by and between the Borrower and Bayview Refining Company, LLC.

30.	Terminaling and Storage Agreement #14-006 “AGO,” entered into May 5, 2014, by and between the Borrower and Bayview Refining Company, LLC.

31.	Terminaling and Storage Agreement, effective March 1, 2013, by and between the Borrower and Castleton Commodities Merchant Trading L.P.

32.	Terminaling and Storage Agreement, entered into January 20, 2012, by and between the Borrower and International Chemical Company.

33.	Terminaling and Storage Agreement, effective June 6, 2012, by and between the Borrower and Mercuria Energy Trading Inc., as amended by the Addendum to Terminaling and Storage Agreement, dated February 3, 2014.

34.	Terminaling and Storage Agreement 14-007, entered into May 14, 2014, by and between the Borrower and Motiva Enterprises LLC.

Schedule 1.01 to Continuing Covenant Agreement

35.	Terminaling and Storage Agreement, effective May 1, 2012, by and between the Borrower and Orion Engineered Carbons, LLC.

36.	Terminaling and Storage Agreement 14-009, dated July 31, 2014 and effective August 1, 2014, by and between the Borrower and Freepoint Commodities Trading and Marketing LLC.

Schedule 1.01 to Continuing Covenant Agreement

SCHEDULE 3.02

CORPORATE STRUCTURE

Schedule 3.02 to Continuing Covenant Agreement

SCHEDULE 3.05

GOVERNMENTAL CONSENTS

None.

Schedule 3.05 to Continuing Covenant Agreement

SCHEDULE 3.08(b)

OWNED REAL PROPERTY

Record Owner	Street Address	County	State
HFOTCO LLC	16642 Jacintoport Bvld.	Harris	TX

HFOTCO LLC	1201 S. Sheldon Rd.	Harris	TX

HFOTCO LLC	1515 S. Sheldon Rd.	Harris	TX

HFOTCO LLC	0 Moore Rd.	Harris	TX

Schedule 3.08(b) to Continuing Covenant Agreement

SCHEDULE 3.08(c)

LEASED REAL PROPERTY

Lessor	Street Address	County	State	Lessee	Expiration Date of Lease

Johann Haltermann, Ltd.	16717 Jacintoport Blvd	Harris	TX	HFOTCO LLC	March 31, 2051

Port of Houston Authority of Harris County, Texas	None (Pipeline Lease)	Harris	TX	HFOTCO LLC	January 31, 2041

Port of Houston Authority of Harris County, Texas	None (“Dock 5” Lease)	Harris	TX	HFOTCO LLC	September 30, 2043

Schedule 3.08(c) to Continuing Covenant Agreement

SCHEDULE 3.14

ERISA MATTERS

None.

Schedule 3.14 to Continuing Covenant Agreement

SCHEDULE 6.01

LIENS

DEBTOR	SECURED PARTY	COLLATERAL	FILING OFFICE AND JURISDICTION	ORIGINAL FILE DATE AND NUMBER
HFOTCO LLC	WebBank	Certain computer equipment and software financed pursuant to that certain revolving credit Account #687945020500026XXXX dated May 26, 2011	Secretary of State,State of Texas	6/03/2011 #11- 0016512815

HFOTCO LLC	Toshiba America Business Solutions, Inc.	All equipment leased or financed under that certain Equipment Lease Agreement No. 7733325-001	Secretary of State,State of Texas	3/27/2012 #12- 0009481540

Schedule 6.01 to Continuing Covenant Agreement

SCHEDULE 6.02

INDEBTEDNESS

None.

Schedule 6.02 to Continuing Covenant Agreement

SCHEDULE 6.07

INVESTMENTS

None.

Schedule 6.07 to Continuing Covenant Agreement

SCHEDULE 6.13

RESTRICTIVE AGREEMENTS

None.

Schedule 6.13 to Continuing Covenant Agreement

EXHIBIT A

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

Exhibit A to Continuing Covenant Agreement

ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY) CONFIDENTIAL 1. Borrower or Deal Name: HFOTCO LLC E-mail this document with your commitment letter to: Priscilla Baker E-mail address of recipient: priscilla.l.baker@baml.com 2. Legal Name of Lender of Record for Signature Page: Markit Entity Identifier (MEI) #: Fund Manager Name (if applicable): Legal Address from Tax Document of Lender of Record: Country: Address: City: State/Province: Postal Code: 3. Domestic Funding Address: 4. Eurodollar Funding Address (if different than #3): Street Address: Street Address: Suite/ Mail Code: Suite/ Mail Code: City: State: City: State: Postal Code: Country: Postal Code: Country: 5. Credit Contact Information: Syndicate level information (which may contain material non-public information about the Borrower and its related parties or theirrespective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive suchinformation in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and Statesecurities laws. Primary Credit Contact: Secondary Credit Contact: First Name: First Name: Middle Name: Middle Name: Last Name: Last Name: Title: Title: Street Address: Street Address: Suite/Mail Code: Suite/Mail Code: City: City: State: State: Postal Code: Postal Code: Country: Country: Office Telephone #: Office Telephone #: Office Facsimile #: Office Facsimile #: Work E-Mail Address: Work E-Mail Address: SyndTrak E-Mail Address: SyndTrak E-Mail Address: Additional Syndtrak User Access: Enter E-Mail Addresses of any respective contact who should have access to Syndtrak below. SyndTrak E-Mail Addresses: REV April 2014

2 ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY) CONFIDENTIAL Primary Operations Contact: Secondary Operations Contact: First: MI: Last: First: MI: Last: Title: Title: Street Address: Street Address: Suite/ Mail Code: Suite/ Mail Code: City: State: City: State: Postal Code: Country: Postal Code: Country: Telephone: Facsimile: Telephone: Facsimile: E-Mail Address: E-Mail Address: SyndTrak E-Mail Address: SyndTrak E-Mail Address: Does Secondary Operations Contact need copy of notices? YES NO Letter of Credit Contact: Draft Documentation Contact or Legal Counsel: First: MI: Last: First: MI: Last: Title: Title: Street Address: Street Address: Suite/ Mail Code: Suite/ Mail Code: City: State: City: State: Postal Code: Country: Postal Code: Country: Telephone: Facsimile: Telephone: Facsimile: E-Mail Address: E-Mail Address: 6. Lender’s Fed Wire Payment Instructions: Pay to: Bank Name: ABA #: City: State: Account #: Account Name: Attention: 7. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable): Pay to: Bank Name: ABA #: City: State: Account #: Account Name: Attention: Use Lender’s Fed Wire Payment Instructions in Section #6 above? YES NO REV April 2014

ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY) CONFIDENTIAL 8. Lender’s Organizational Structure and Tax Status Please refer to the enclosed withholding tax instructions below and then complete this section accordingly: Lender Taxpayer Identification Number (TIN): — Tax Withholding Form Delivered to Bank of America (check applicable one): W-9 W-8BENW-8ECI W-8EXP W-8IMY Tax Contact: First: MI: Last: Title: Street Address: Suite/ Mail Code: City: State: Postal Code: Telephone: E-Mail Address: SyndTrak E-Mail Address: NON–U.S. LENDER INSTITUTIONS 1. Corporations: If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency). A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted. 2. Flow-Through Entities If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners. Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted. U.S. LENDER INSTITUTIONS: If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9. REV April 2014

4 ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY) CONFIDENTIAL Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding. *Additional guidance and instructions as to where to submit this documentation can be found at this link: Tax Form Tool Kit & Mailing Instructions 9. Bank of America’s Payment Instructions: Pay to: Bank of America, N.A. ABA # 026009593 New York, NY Account #: 1292000883 Attn: Corporate Credit Services Ref: HFOTCO LLC REV April 2014

EXHIBIT B

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Continuing Covenant Agreement identified below (the “Continuing Covenant Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Continuing Covenant Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bondholder][their respective capacities as Bondholders] under the Continuing Covenant Agreement and any other Bond Documents in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the Bonds and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bondholder)][the respective Assignors (in their respective capacities as Bondholders)] against any Person, whether known or unknown, arising under or in connection with the Continuing Covenant Agreement, any other Bond Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2. Assignee[s]:

[for each Assignee, indicate [[Affiliate of][a trust or other custodial arrangement established by] [identify Bondholder][identify Affiliate of Bondholder]]5[a Non-Purchaser Transferee]6]

3. Obligor: HFOTCO LLC, a Texas limited liability company

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Continuing Covenant Agreement

5. Continuing Covenant Agreement: Continuing Covenant Agreement, dated as of August 19, 2014 among HFOTCO LLC, as Obligor, the Parent, the Bondholders from time to time party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent

6. Assigned Interest:

Assignor[s][7]	Assignee[s][8]	Aggregate Amount of Bonds for all Bondholders[9]	Amount of Bonds Assigned1011	Percentage Assigned of Bonds[12]	[CUSIP Number][13]

		Series 2010	Series 2010%
		Bonds: $	Bonds: $

		Series 2011	Series 2011
		Bonds: $	Bonds: $

		Series 2012	Series 2012
		Bonds: $	Bonds: $

		Series 2010	Series 2010%
		Bonds: $	Bonds: $

[5]	For Purchaser Transferees.
[6]	Each Non-Purchaser Transferee must deliver an Investor Letter pursuant to Section 9.09(c) of the Continuing Covenant Agreement.
[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Amounts to be determined after giving effect to minimum Bond denominations in the Indentures.
[11]	Amounts assigned shall be on a ratable basis as between each Series of Bonds held by [the][each] Assignor
[12]	Set forth, to at least 9 decimals, as a percentage of the Bonds of all Bondholder thereunder.
[13]	If applicable.

Series 2011	Series 2011
Bonds: $	Bonds: $

Series 2012	Series 2012
Bonds: $	Bonds: $

Series 2010	Series 2010%
Bonds: $	Bonds: $

Series 2011	Series 2011
Bonds: $	Bonds: $

Series 2012	Series 2012
Bonds: $	Bonds: $

[7. Trade Date:                         ]14

Effective Date:                     , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[14]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:][15]

By:
Name:
Title:

[15]	To be added only if assignment is to a Disqualified Institution.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it has reviewed the current list of Disqualified Institutions and has determined that the Assignee is not a Disqualified Institution; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Continuing Covenant Agreement or any other Bond Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Bond Documents or any collateral thereunder, (iii) the financial condition of the Obligor, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Bond Document or (iv) the performance or observance by the Obligor, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Bond Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bondholder under the Continuing Covenant Agreement, (ii) it meets all the requirements to be an assignee under the terms of the Continuing Covenant Agreement (subject to such consents, if any, as may be required under the terms of the Continuing Covenant Agreement), (iii) it has reviewed the current list of Disqualified Institutions and is not a Disqualified Institution, a natural Person, the Obligor or an Affiliate or Subsidiary of the Obligor, (iv) from and after the Effective Date, it shall be bound by the provisions of the Continuing Covenant Agreement and the other Bond Documents as a Bondholder thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bondholder thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Continuing Covenant Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Continuing Covenant Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Bondholder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (viii) attached hereto is any documentation required to be delivered by it pursuant to Section 2.13 of the Continuing Covenant Agreement, duly completed and executed by [the][such] Assignee and (ix) if it is a Non-Purchaser Transferee, attached hereto is the Investor Letter required to be delivered by it pursuant to Section 9.06(c) of the Continuing Covenant Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Bondholder, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Bond Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Bond Documents are required to be performed by it as a Bondholder.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

[FORM OF] COMPLIANCE CERTIFICATE

The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Continuing Covenant Agreement referred to below. The obligations of the Parent and the Obligor under the Continuing Covenant Agreement are as set forth in the Continuing Covenant Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Continuing Covenant Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Continuing Covenant Agreement, the terms of the Continuing Covenant Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.

This Compliance Certificate, dated as of [            ], 20[            ] (this “Compliance Certificate”), is delivered to you pursuant to Section 5.08 of the Continuing Covenant Agreement, dated as of August 19, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Continuing Covenant Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Obligor”), the Bondholders party thereto from time to time and Bank of America, N.A., as Administrative Agent and Collateral Agent. Each capitalized term used but not otherwise defined in this Compliance Certificate shall have the meaning assigned to such term in the Continuing Covenant Agreement.

Each of the undersigned hereby certifies, on behalf of the Parent or the Obligor, as applicable, in his or her capacity as a duly elected, qualified and acting Responsible Officer of the Parent or the Obligor, as applicable, and not in such Responsible Officer’s individual capacity, as follows:

1. I am a duly elected, qualified and acting Responsible Officer of the Parent or the Obligor, as applicable, having the title set forth next to my signature below.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Continuing Covenant Agreement and the other Bond Documents that are relevant to the furnishing of this Compliance Certificate and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Parent and the Subsidiaries from the beginning of the [Fiscal Quarter][Fiscal Year] covered by the financial statements attached hereto as Annex 1 (the “Financial Statements”) to the date hereof. The examination described in this paragraph 3 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of such period[, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which the Parent or the Obligor has taken, is taking, or proposes to take with respect to each such condition or event],

4. The Total Adjusted Net Leverage Ratio for the four consecutive Fiscal Quarters ending with the [Fiscal Quarter] [last Fiscal Quarter of the Fiscal Year] to which the Financial Statements relate is [            ] to 1.00. Attached hereto as Annex 2 is the calculation of such Total Adjusted Net Leverage Ratio.

5. The Super Senior Leverage Ratio for the four consecutive Fiscal Quarters ending with the [Fiscal Quarter] [last Fiscal Quarter of the Fiscal Year] to which the Financial Statements relate is [            ] to 1.00. Attached hereto as Annex 3 is the calculation of such Super Senior Leverage Ratio.

6. The Interest Coverage Ratio for the four consecutive Fiscal Quarters ending with the [Fiscal Quarter] [last Fiscal Quarter of the Fiscal Year] to which the Financial Statements relate is [            ] to 1.00. Attached hereto as Annex 4 is the calculation of such Interest Coverage Ratio.

7. The Available Amount as of the last day of the [Fiscal Quarter] [Fiscal Year] to which the Financial Statements relate is $[            ]. Attached hereto as Annex 5 is the calculation of such Available Amount[ and details of the Available Amount Expenditures during such [Fiscal Quarter] [Fiscal Year]].

8. Attached hereto as Annex 6 is a report in form and method of analysis similar to a “Management’s Discussion and Analysis” in form and substance reasonably satisfactory to the Administrative Agent (covering such topics as the Parent and the Subsidiaries’ financial condition and results of operations and the Parent and the Subsidiaries’ businesses).

[9. Attached hereto as Annex 7 are consolidating financial statements for the [Fiscal Quarter] [Fiscal Year] to which the Financial Statements relate reflecting the adjustments necessary to eliminate the accounts of the Unrestricted Subsidiaries from the Financial Statements.]16

[10. Concurrently with the delivery of this Compliance Certificate, each of the Parent and the Borrower has delivered or caused to be delivered or shall deliver or cause to be delivered to the Administrative Agent a Perfection Certificate Supplement in accordance with Section 4.01(b) of the Security Agreement.]17

[Signature Page Follows]

[16]	To be included only if there are any Unrestricted Subsidiaries during the Fiscal Quarter or Fiscal Year covered by the Financial Statements.
[17]	To be included in each Compliance Certificate delivered with respect to a Fiscal Year.

IN WITNESS WHEREOF, the undersigned Responsible Officers have executed and delivered this Compliance Certificate on behalf of the Parent or the Obligor, as applicable, and have made the certifications and statements contained herein, as of the date first above written.

BUFFALO GULF COAST TERMINALS LLC

By:
Name:
Title:

HFOTCO LLC

By:
Name:
Title:

Annex 1

[Attach financial statements]

Annex 2 – Total Adjusted Net Leverage Ratio

The information described herein is as of             , 20            , and pertains to the period from             , 20            to             , 20            . Section references herein relate to Sections of the Continuing Covenant Agreement.

1. Total Adjusted Net Indebtedness: (i) – (ii) =	$[ , , ]

(i) Total Indebtedness:

Total consolidated Indebtedness of the Parent and the Restricted Subsidiaries[18]	$[ , , ]

(ii) [The designated portion of the][The] aggregate amount of Unrestricted cash and Permitted Investments of the Loan Parties as of the date hereof that is subject to a Control Agreement[19]	$[ , , ]

2. Adjusted EBITDA: [20] (i) + (ii) + (iii) – (iv) – (v) =	$[ , , ]

(i) Net Income:	$[ , , ]

(ii) to the extent deducted in the determination of Net Income:	$[ , , ]

(a) all federal, state and other income taxes (including state franchise taxes based upon income) of the Parent and the Restricted Subsidiaries paid or accrued according to GAAP	$[ , , ]

(b) Interest Expense: (I) + (II) + (III)	$[ , , ]

(I)     All interest, prepayment charges and fees incurred (whether paid or accrued) in respect of any Indebtedness of the Parent and the Restricted Subsidiaries (including imputed interest in respect of Capital Lease

[18]	To be determined in accordance with GAAP, without giving effect to (a) any election to value any Indebtedness at “fair value”, as described in Section 1.02(d), (b) Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness”, or (c) Indebtedness incurred in reliance on clause (a) of the definition of “Permitted Debt”.
[19]	[For any date on or prior to December 31, 2015, [not]][Not] to exceed $25,000,000.
[20]	For purposes of calculating EBITDA for any period to determine the Total Adjusted Net Leverage Ratio, if during such period the Parent, the Obligor or any other Restricted Subsidiary shall have consummated a Specified Transaction, EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.02(f).

Obligations of the Parent and the Restricted Subsidiaries, net payments received or made under interest rate hedge agreements of the Parent and the Restricted Subsidiaries and all fees, commissions and discounts owed by the Parent and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing) deducted in determining Net Income, together with all interest capitalized or deferred of the Parent and the Restricted Subsidiaries and not deducted in determining Net Income

$ [ , , ]

(II) All debt discount and expense amortized or required to be amortized in the determination of Net Income	$[ , , ]

(III) Dividends in respect of Preferred Stock of the Parent and the Restricted Subsidiaries paid	$[ , , ]

(c) depreciation and amortization of the Parent and the Restricted Subsidiaries determined in accordance with GAAP	$[ , , ]

(d) non-cash charges (excluding write-downs of current assets)	$[ , , ]

(e) unusual, extraordinary or non-recurring expenses or losses	$[ , , ]

(f) fees, costs and expenses incurred in connection with the Transactions	$[ , , ]

(g) fees, costs and expenses incurred in connection with the structuring, negotiation, documentation and consummation of Permitted Acquisitions, permitted issuances of Equity Interests, permitted Investments, permitted Restricted Payments and permitted incurrences of Indebtedness, in each case, whether or not consummated

$[ , , ]

(h) fees, costs or expenses incurred in connection with the redemption or retirement of any Indebtedness (including prepayment premiums and make whole amounts, but excluding the payment of accrued interest and fees thereon)

$[ , , ]

(i) charges, losses and expenses for such period to the extent (I) paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) or (II) reasonably expected to be paid for or reimbursed by any such Person during the period of four consecutive Fiscal Quarters of the Parent immediately following the period described above[21]

$[ , , ]

(j) restructuring charges incurred during such period[22]	$[ , , ]

(iii) Crude Topping Unit EBITDA Adjustment:	$[ , , ]

(iv) Without duplication:	$[ , , ]

(a) all cash payments made on account of non-cash charges added back in computing EBITDA pursuant to (ii)(d) above	$[ , , ]

(b) to the extent including in the determination of Net Income for such period, any unusual, extraordinary or non- recurring gains and all non-cash items of income (including non-cash gains)	$[ , , ]

(v) Interest Expense in respect of the Bonds	$[ , , ]

3. Total Adjusted Net Leverage Ratio (1. / 2.)	[ ]:1.00

[21]	If any charges, losses or expenses are added back in computing EBITDA pursuant to clause (ii)(i)(II) for any period and such charges, losses or expenses are not paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) during the period of four consecutive Fiscal Quarters of the Parent immediately following such period, then such charges, losses or expenses shall be subtracted in computing EBITDA for the Fiscal Quarter of the Parent immediately following such period of four consecutive Fiscal Quarters of the Parent.
[22]	Subject to the Aggregate Cap.

Annex 3 – Super Senior Leverage Ratio

The information described herein is as of             , 20            , and pertains to the period from             , 20            to             , 20            . Section references herein relate to Sections of the Continuing Covenant Agreement.

1. Total Super Senior Indebtedness: (i) – (ii) =	$[ , , ]

(i) principal amount of the outstanding Bonds:	$[ , , ]

(ii) aggregate principal amount of the outstanding Bonds that have been repurchased or redeemed on or prior to the date hereof	$[ , , ]

2. EBTIDA:[23] (i) + (ii) – (iii) – (iv) =	$[ , , ]

(i) Net Income:	$[ , , ]

(ii) to the extent deducted in the determination of Net Income:	$[ , , ]

(a) all federal, state and other income taxes (including state franchise taxes based upon income) of the Parent and the Restricted Subsidiaries paid or accrued according to GAAP	$[ , , ]

(b) Interest Expense: (I) + (II) + (III)	$[ , , ]

(I)     All interest, prepayment charges and fees incurred (whether paid or accrued) in respect of any Indebtedness of the Parent and the Restricted Subsidiaries (including imputed interest in respect of Capital Lease Obligations of the Parent and the Restricted Subsidiaries, net payments received or made under interest rate hedge agreements of the Parent and the Restricted Subsidiaries and all fees, commissions and discounts owed by the Parent and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing) deducted in determining Net Income, together with all interest capitalized or deferred of the Parent and the Restricted Subsidiaries and not deducted in determining Net Income

$[ , , ]

[23]	For purposes of the Super Senior Leverage Ratio, EBITDA shall be calculated for the period of four consecutive Fiscal Quarters of the Parent most recently ended on or prior to the date hereof. For purposes of calculating EBITDA for any period to determine the Super Senior Leverage Ratio, if during such period the Parent, the Obligor or any other Restricted Subsidiary shall have consummated a Specified Transaction, EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.02(f).

(II) All debt discount and expense amortized or required to be amortized in the determination of Net Income	$[ , , ]

(III) Dividends in respect of Preferred Stock of the Parent and the Restricted Subsidiaries paid	$[ , , ]

(c) depreciation and amortization of the Parent and the Restricted Subsidiaries determined in accordance with GAAP	$[ , , ]

(d) non-cash charges (excluding write-downs of current assets)	$[ , , ]

(e) unusual, extraordinary or non-recurring expenses or losses	$[ , , ]

(f) fees, costs and expenses incurred in connection with the Transactions	$[ , , ]

(g) fees, costs and expenses incurred in connection with the structuring, negotiation, documentation and consummation of Permitted Acquisitions, permitted issuances of Equity Interests, permitted Investments, permitted Restricted Payments and permitted incurrences of Indebtedness, in each case, whether or not consummated

$[ , , ]

(h) fees, costs or expenses incurred in connection with the redemption or retirement of any Indebtedness (including prepayment premiums and make whole amounts, but excluding the payment of accrued interest and fees thereon)

$[ , , ]

(i) charges, losses and expenses for such period to the extent (I) paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) or (II) reasonably expected to be paid for or reimbursed by any such Person during the period of four consecutive Fiscal Quarters of the Parent immediately following the period described above[24]

$[ , , ]

[24]	If any charges, losses or expenses are added back in computing EBITDA pursuant to clause (ii)(i)(II) for any period and such charges, losses or expenses are not paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) during the period of four consecutive Fiscal Quarters of the Parent immediately following such period, then such charges, losses or expenses shall be subtracted in computing EBITDA for the Fiscal Quarter of the Parent immediately following such period of four consecutive Fiscal Quarters of the Parent.

(j) restructuring charges incurred during such period[25]	$[ , , ]

(iii) Without duplication:	$[ , , ]

(a) all cash payments made on account of non-cash charges added back in computing EBITDA pursuant to (ii)(d) above	$[ , , ]

(b) to the extent including in the determination of Net Income for such period, any unusual, extraordinary or non- recurring gains and all non-cash items of income (including non-cash gains)	$[ , , ]

3. Super Senior Leverage Ratio (1. / 2.)	[ ]:1.00

[25]	Subject to the Aggregate Cap.

Annex 4 – Interest Coverage Ratio

The information described herein is as of , 20 , and pertains to the period from , 20 to , 20 . Section references herein relate to Sections of the Continuing Covenant Agreement.

1. EBITDA:[26] (i) + (ii) – (iii) – (iv) =	$[ , , ]

(i) Net Income:	$[ , , ]

(ii) to the extent deducted in the determination of Net Income:	$[ , , ]

(a) all federal, state and other income taxes (including state franchise taxes based upon income) of the Parent and the Restricted Subsidiaries paid or accrued according to GAAP	$[ , , ]

(b) Interest Expense: (I) + (II) + (III)	$[ , , ]

(I)     All interest, prepayment charges and fees incurred (whether paid or accrued) in respect of any Indebtedness of the Parent and the Restricted Subsidiaries (including imputed interest in respect of Capital Lease Obligations of the Parent and the Restricted Subsidiaries, net payments received or made under interest rate hedge agreements of the Parent and the Restricted Subsidiaries and all fees, commissions and discounts owed by the Parent and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing) deducted in determining Net Income, together with all interest capitalized or deferred of the Parent and the Restricted Subsidiaries and not deducted in determining Net Income

$[ , , ]

(II) All debt discount and expense amortized or required to be amortized in the determination of Net Income	$[ , , ]

[26]	For purposes of the Interest Coverage Ratio, EBITDA shall be calculated for the period of four consecutive Fiscal Quarters of the Parent most recently ended on or prior to the date hereof . For purposes of calculating EBITDA for any period to determine the Interest Coverage Ratio, if during such period the Parent, the Obligor or any other Restricted Subsidiary shall have consummated a Specified Transaction, EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.02(f).

(III) Dividends in respect of Preferred Stock of the Parent and the Restricted Subsidiaries paid	$[ , , ]

(c) depreciation and amortization of the Parent and the Restricted Subsidiaries determined in accordance with GAAP	$[ , , ]

(d) non-cash charges (excluding write-downs of current assets)	$[ , , ]

(e) unusual, extraordinary or non-recurring expenses or losses	$[ , , ]

(f) fees, costs and expenses incurred in connection with the Transactions	$[ , , ]

(g) fees, costs and expenses incurred in connection with the structuring, negotiation, documentation and consummation of Permitted Acquisitions, permitted issuances of Equity Interests, permitted Investments, permitted Restricted Payments and permitted incurrences of Indebtedness, in each case, whether or not consummated

$[ , , ]

(h) fees, costs or expenses incurred in connection with the redemption or retirement of any Indebtedness (including prepayment premiums and make whole amounts, but excluding the payment of accrued interest and fees thereon)

$[ , , ]

(i) charges, losses and expenses for such period to the extent (I) paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) or (II) reasonably expected to be paid for or reimbursed by any such Person during the period of four consecutive Fiscal Quarters of the Parent immediately following the period described above[27]

$[ , , ] $[ , , ]

[27]	If any charges, losses or expenses are added back in computing EBITDA pursuant to clause (ii)(i)(II) for any period and such charges, losses or expenses are not paid for or reimbursed by any Person (other than an Affiliate of the Parent or any Subsidiary) during the period of four consecutive Fiscal Quarters of the Parent immediately following such period, then such charges, losses or expenses shall be subtracted in computing EBITDA for the Fiscal Quarter of the Parent immediately following such period of four consecutive Fiscal Quarters of the Parent.

(j) restructuring charges incurred during such period[28]	$[ , , ]

(iv) Without duplication:	$[ , , ]

(a) all cash payments made on account of non-cash charges added back in computing EBITDA pursuant to (ii)(d) above	$[ , , ]

(b) to the extent including in the determination of Net Income for such period, any unusual, extraordinary or non-recurring gains and all non-cash items of income (including non-cash gains)	$[ , , ]

2. Interest Expense: (i) + (ii) + (iii) =	$[ , , ]

(i)     All interest, prepayment charges and fees incurred (whether paid or accrued) in respect of any Indebtedness of the Parent and the Restricted Subsidiaries (including imputed interest in respect of Capital Lease Obligations of the Parent and the Restricted Subsidiaries, net payments received or made under interest rate hedge agreements of the Parent and the Restricted Subsidiaries and all fees, commissions and discounts owed by the Parent and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing) deducted in determining Net Income, together with all interest capitalized or deferred of the Parent and the Restricted Subsidiaries and not deducted in determining Net Income

$[ , , ]

(ii) All debt discount and expense amortized or required to be amortized in the determination of Net Income	$[ , , ]

(iii) Dividends in respect of Preferred Stock of the Parent and the Restricted Subsidiaries paid	$[ , , ]

[28]	Subject to the Aggregate Cap.

Annex5 – Available Amount

3. Interest Coverage Ratio (1. / 2.)	[ ]:1.00

The information described herein is as of             , 20            , and pertains to the period from             , 20            to             , 20            . Section references herein relate to Sections of the Continuing Covenant Agreement.

Available Amount: (i) + (ii) – (iii) – (iv) =	$[ , , ]

(i) $75,000,000	$75,000,000

(ii) Available Equity Amount (a) + (b)	$[ , , ]

(a) Cash equity contributions (in the form of common equity) made to the Parent by any Person other than the Obligor or any other Restricted Subsidiary (other than Specified Equity Contributions)	$[ , , ]

(b) Net Issuance Proceeds from any sale or issuance of common Equity Interests in the Parent (other than Specified Equity Contributions)	$[ , , ]

(iii) the aggregate amount of Investments made pursuant to Section 6.07(m) subsequent to the Closing Date	$[ , , ]

(iv) Available Amount Expenditures (a) + (b) + (c)	$[ , , ]

(a) Restricted Payments made pursuant to Section 6.03(a)(iii)	$[ , , ]

(b) payments of or in respect of Indebtedness pursuant to Section 6.03(b)(v)	$[ , , ]

(c) Investments made pursuant to Section 6.07(n)	$[ , , ]

EXHIBIT D-1

[FORM OF] CLOSING DATE CERTIFICATE

This Closing Date Certificate, dated as of August 19, 2014 (this “Certificate”), is delivered pursuant to Section 4.01(b) of the Continuing Covenant Agreement, dated as of August 19, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Continuing Covenant Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Obligor”), the Bondholders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Each capitalized term used but not otherwise defined in this Certificate shall have the meaning assigned to such term in the Continuing Covenant Agreement.

Each of the undersigned hereby certifies, on behalf of the Parent or the Obligor, as applicable, in his or her capacity as a duly elected, qualified and acting Responsible Officer of the Parent or the Obligor, as applicable, and not in such Responsible Officer’s individual capacity, as follows:

1. I am a duly elected, qualified and acting Responsible Officer of the Parent or the Obligor, as applicable, having the title set forth next to my signature below, and, as such, I am authorized to execute and deliver this Certificate on behalf of the Parent or the Obligor, as applicable.

2. I have reviewed the terms of Articles III of the Continuing Covenant Agreement and the definitions and provisions contained in the Continuing Covenant Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. The representations and warranties set forth in Article III of the Continuing Covenant Agreement and the other Bond Documents are true and correct (i) in the case of the representations and warranties qualified or modified as to materiality in the text thereof, in all respects and (ii) otherwise, in all material respects, in each case as of the date hereof, except in the case of any such representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date.

4. At the time of and immediately after the purchase of the Bonds, no Default or Event of Default has occurred and is continuing.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned Responsible Officers have executed and delivered this Certificate on behalf of the Parent or the Obligor, as applicable, and have made the certifications and statements contained herein, as of the date first above written.

BUFFALO GULF COAST TERMINALS LLC

By:
Name:
Title:

HFOTCO LLC

By:
Name:
Title:

EXHIBIT D-2

[FORM OF] SOLVENCY CERTIFICATE

This Solvency Certificate, dated as of August 19, 2014 (this “Solvency Certificate”), is delivered pursuant to Section 4.01(b) of the Continuing Covenant Agreement, dated as of August 19, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Continuing Covenant Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Obligor”), the Bondholders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Each capitalized term used but not otherwise defined in this Certificate shall have the meaning assigned to such term in the Continuing Covenant Agreement.

It is understood that the Administrative Agent and the other Secured Parties are relying on the truth and accuracy of this Solvency Certificate in connection with the Transactions.

Each of the undersigned hereby certifies, on behalf of the Parent or the Obligor, as applicable, in his or her capacity as a duly elected, qualified and acting Responsible Officer of the Parent or the Obligor, as applicable, and not in such Responsible Officer’s individual capacity, as follows:

1. I am a duly elected, qualified and acting Responsible Officer of the Parent or the Obligor, as applicable, having the title set forth next to my signature below, and, as such, I am authorized to execute and deliver this Solvency Certificate on behalf of the Parent or the Obligor, as applicable.

2. I am generally familiar with the properties, businesses and assets of the Loan Parties and have reviewed the provisions of the Continuing Covenant Agreement and the other Bond Documents that are relevant to the furnishing of this Solvency Certificate and the contents of this Solvency Certificate, and in my opinion I have made, or caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to in this Solvency Certificate. The financial information and assumptions that underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

3. On the date hereof, immediately after giving effect to the Transactions, the fair value of the aggregate assets of the Loan Parties, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, contingent or otherwise, of the Loan Parties.

4. On the date hereof, immediately after giving effect to the Transactions, the present fair value of the property of the Loan Parties is greater than the amount that will be required to pay the probable liabilities of the Loan Parties on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured. I have assumed that in this context “present fair value” means the price available upon the sale of such assets by a willing seller to a willing buyer, where material information as to the asset and the market for such asset is known to both, and where the sale is executed with commercially reasonable promptness.

5. On the date hereof, immediately after giving effect to the Transactions, the Loan Parties are able to pay their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (after giving effect to any guarantees and credit support).

6. On the date hereof, immediately after giving effect to the Transactions, the Loan Parties do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the date hereof (after giving effect to any guarantees and credit support). I have assumed for purposes of reaching this conclusion that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Loan Parties in light of the projections made on the date hereof and available credit capacity (as the same may be restricted by the terms and conditions of the Loan Documents).

7. In making the certifications set forth herein, I have considered, among other things, the Base Case Projections delivered pursuant to the Continuing Covenant Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned Responsible Officers have executed and delivered this Solvency Certificate on behalf of the Parent or the Obligor, as applicable, and have made the certifications and statements contained herein, as of the date first above written.

BUFFALO GULF COAST TERMINALS LLC

By:
Name:
Title:

HFOTCO LLC

By:
Name:
Title:

EXHIBIT E

FORM OF INSURANCE BROKER’S CERTIFICATE

[Insert Insurance Broker’s Letterhead]

August 19, 2014

Bank of America, N.A.,

as Administrative Agent

and Collateral Agent

Agency Management East

900 W Trade Street

NC1-026-06-03

Charlotte, NC 28255

Attention: Priscilla Baker

Attention:

Re:         HFOTCO LLC

Ladies and Gentlemen:

The undersigned, a duly authorized officer of [•] (the “Insurance Broker”), hereby provides this letter (this “Insurance Broker’s Certificate”) to you in accordance with Section 4.01(h) of the Continuing Covenant Agreement, dated as of August 19, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Continuing Covenant Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Obligor”), the Bondholders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Each capitalized term used by not otherwise defined in this Insurance Broker’s Certificate shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Continuing Covenant Agreement.

I, on behalf of the Insurance Broker, do hereby certify to the Administrative Agent as of the date hereof that:

1. Attached hereto as Appendix A are certificates of insurance and/or certified copies of the insurance policies of the Obligor and its Subsidiaries.

2. Attached hereto as Appendix B is an accurate and complete list of the Loan Parties’ insurance coverages which have been obtained to date in connection with the properties and businesses of the Loan Parties. Such insurance coverages are in full force and effect as of the date hereof, and all premiums due and payable on or prior to the date hereof have been paid in full by the Loan Parties.

3. In our view, the Loan Parties’ insurance coverages (as represented by the certificates or policies provided as Appendix A) meet or exceed the insurance requirements specified in Section 5.13 of the Continuing Covenant Agreement.

The Insurance Broker acknowledges that, pursuant to the Continuing Covenant Agreement, the Bondholder Parties are providing financing to the Obligor, and in so doing are relying on this Insurance Broker’s Certificate with respect to the insurance policies of the Loan Parties and their respective properties and businesses.

*         *         *

IN WITNESS WHEREOF, the Insurance Broker has caused this Insurance Broker’s Certificate to be duly executed and delivered by an authorized officer of the Insurance Broker as of the date first written above.

[•]

By:
Name:
Title:

Appendix A

to Insurance Broker’s Certificate

[Attach certificates of insurance and/or certified copies of the insurance policies]

Appendix B

to Insurance Broker’s Certificate

[Attach list of insurance coverages]

EXHIBIT F – FORM OF INVESTOR LETTER

            , 20

HFOTCO LLC, as Borrower

1201 South Sheldon Road

Houston, Texas 77015

Attention: Michael Mangan

Re: $            Harris County Industrial Development Corporation

Marine Terminal Revenue Bonds (HFOTCO LLC Project ) Series 2010;

            $             Harris County Industrial Development Corporation

    Marine Terminal Revenue Bonds (HFOTCO LLC Project ) Series 2011; and

            $             Harris County Industrial Development Corporation

        Marine Terminal Revenue Bonds (HFOTCO LLC Project ) Series 2012

Ladies and Gentlemen:

This letter is to provide you with certain representations and agreements with respect to our purchase of all of the above-referenced bonds (the “Bonds”), dated their date of issuance. The Bonds were issued under and secured in the manner set forth in (i) with respect to the Series 2010 Bonds, that certain Amended and Restated Bond Indenture dated as of August 19, 2014, between Harris County Industrial Development Corporation (the “Issuer”) and The Bank of New York Mellon Trust Company (the “Trustee”) (the “2010 Indenture”), (ii) with respect to the Series 2011 Bonds, that certain Amended and Restated Bond Indenture dated as of August 19, 2014, between the Issuer the Trustee (the “2011 Indenture”) and (iii) with respect to the Series 2012 Bonds, that certain Amended and Restated Bond Indenture dated as of August 19, 2014, between the Issuer and the Trustee (the “2012 Indenture”, and together with the 2010 Indenture and the 2011 Indenture, collectively the “Indentures”). [            ] (the “Purchaser,” the “undersigned,” “us” or “we,” as applicable) is purchasing the Bonds pursuant to a Continuing Covenant Agreement dated as of August 19, 2014, between HFOTCO LLC (the “Borrower”), Buffalo Gulf Coast Terminals LLC, Bank of America, N.A., as Administrative Agent and Collateral Agent, and the other entities party thereto from time to time as Bondholders (the “Continuing Covenant Agreement”). Defined terms used herein but not defined have the meaning assigned to such terms in the Continuing Covenant Agreement.

We hereby represent and warrant to you and agree with you as follows:

1. We understand that the Bonds have not been registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), the securities laws of any state nor have the Indentures been qualified pursuant to the Trust Indenture Act of 1939, as amended, in reliance upon certain exemptions set forth therein. We acknowledge that the Bonds (i) are not being registered or otherwise qualified for sale under the “blue sky” laws and regulations of any state and (ii) will not be listed on any securities exchange.

2. We have not offered, offered to sell, offered for sale or sold any of the Bonds by means of any form of general solicitation or general advertising, and we are not an underwriter of the Bonds within the meaning of Section 2(11) of the 1933 Act.

3. We have sufficient knowledge and experience in financial and business matters, including purchase and ownership of municipal and other tax-exempt obligations, to be able to evaluate the risks and merits of the investment represented by the purchase of the Bonds.

4. The Purchaser is either a “qualified institutional buyer” as defined in Rule 144A promulgated under the 1933 Act, or an “accredited investor” as defined in Rule 501 of Regulation D under the 1933 Act and is able to bear the economic risks of such investment.

5. The Purchaser understands that no official statement, prospectus, offering circular, or other comprehensive offering statement is being provided with respect to the Bonds. The Purchaser has made its own inquiry and analysis with respect to the Borrower, the Bonds and the security therefor, and other material factors affecting the security for and payment of the Bonds.

6. The Purchaser acknowledges that it has either been supplied with or been given access to information, including financial statements and other financial information, regarding the Borrower, to which a reasonable investor would attach significance in making investment decisions, and has had the opportunity to ask questions and receive answers from knowledgeable individuals concerning the Borrower, the Bonds and the security therefor, so that as a reasonable investor, it has been able to make its decision to purchase the Bonds.

7. The Bonds are being acquired by the Purchaser for investment for its own account and not with a present view toward resale or distribution; provided, however, that the Purchaser reserves the right to sell, transfer or redistribute the Bonds, but agrees that any such sale, transfer or distribution by the Purchaser shall be to a Person:

(a) that is an affiliate of the Purchaser;

(b) that is a trust or other custodial arrangement established by the Purchaser or one of its affiliates, the owners of any beneficial interest in which are limited to qualified institutional buyers or accredited investors;

(c) that is a secured party, custodian or other entity in connection with a pledge by the Purchaser to secure public deposits or other obligations of the Purchaser or one of its affiliates to state or local governmental entities; or

(d) that the Purchaser reasonably believes to be a qualified institutional buyer or accredited investor and who executes an investor letter substantially in the form of this letter.

Very truly yours,

[ ]

By:
Name:
Title:

SIGNATURE PAGE TO INVESTOR LETTER

EXHIBIT G

[FORM OF]

SECOND LIEN INTERCREDITOR AGREEMENT

Dated as of [            ], 20[    ]

among

BUFFALO GULF COAST TERMINALS LLC,

HFOTCO LLC,

THE OTHER GRANTORS PARTY HERETO,

BANK OF AMERICA, N.A.,

as the Collateral Agent for the First Lien Secured Parties and

as the First Lien Authorized Representative for the Bond Facility Secured Parties

MORGAN STANLEY SENIOR FUNDING, INC.,

as the First Lien Authorized Representative for the Credit Facilities Secured Parties

[        ],

as the Second Lien Authorized Representative for the Initial Second Lien Secured Parties

and

THE OTHER AUTHORIZED REPRESENTATIVES PARTY HERETO

SECOND LIEN INTERCREDITOR AGREEMENT dated as of [        ], 20[     ] (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among BUFFALO GULF COAST TERMINALS LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Borrower”), the other Grantors party hereto, BANK OF AMERICA, N.A., in its capacity as collateral agent for the First Lien Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “First Lien Collateral Agent”), and as First Lien Authorized Representative for the Bond Facility Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Bond Facility Administrative Agent”), MORGAN STANLEY SENIOR FUNDING, INC., in its capacity as First Lien Authorized Representative for the Credit Facilities Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Credit Facilities Administrative Agent”) and [INSERT NAME AND CAPACITY], as Second Lien Authorized Representative for the Initial Second Lien Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Initial Second Lien Authorized Representative”) and each additional Authorized Representative that from time to time becomes a party hereto in accordance with Section 8.10.

In consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Grantors, the First Lien Collateral Agent, the Bond Facility Administrative Agent (for itself and on behalf of the Bond Facility Secured Parties), the Credit Facilities Administrative Agent (for itself and on behalf of the Credit Facilities Secured Parties, the Initial Second Lien Authorized Representative (for itself and on behalf of the Initial Second Lien Secured Parties), each additional First Lien Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) and each additional Second Lien Authorized Representative (for itself and on behalf of the Second Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Certain Defined Terms.

(a) Other than the terms set forth in Section 1.01(b), each capitalized term used and not otherwise defined herein (including the preamble, recitals, exhibits and schedules hereof) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Bond Facility Agreement or the Credit Facilities Agreement, as applicable, or, if defined in the UCC, the meaning assigned to such term therein.

(b) In addition to the terms defined in the Bond Facility Agreement, the Credit Facilities Agreement, the preamble and the recitals, as applicable, the following terms shall have the following respective meanings:

“Additional First Lien Documents” shall have the meaning assigned to such term in the First Lien Security Agreement.

“Additional First Lien Obligations” shall have the meaning assigned to such term in the First Lien Security Agreement.

“Additional First Lien Secured Parties” shall have the meaning assigned to such term in the First Lien Security Agreement.

“Additional Second Lien Documents” shall mean, with respect to any Series of Additional Second Lien Obligations, the notes, indentures, security documents and other operative agreements evidencing or governing such Additional Second Lien Obligations, including each agreement entered into for the purpose of securing such Additional Second Lien Obligations; provided that, in each case, such Additional Second Lien Obligations have been designated as Additional Second Lien Obligations pursuant to and in accordance with Section 8.10(b).

“Additional Second Lien Obligations” shall mean, with respect to any Series of Additional Second Lien Documents, the Second Lien Obligations with respect to such Series of Additional Second Lien Documents that have been designated as Additional Second Lien Obligations pursuant to and in accordance with Section 8.10(b).

“Additional Second Lien Secured Parties” shall mean, with respect to any Series of Additional Second Lien Obligations, the holders of such Additional Second Lien Obligations and any Second Lien Authorized Representative with respect thereto.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Applicable First Lien Secured Parties” shall mean, at any time, the Secured Parties entitled to direct the Collateral Agent at such time pursuant to the First Lien Intercreditor Agreement.

“Applicable Second Lien Secured Parties” shall mean, at any time, Second Lien Secured Parties owed, having or holding Second Lien Obligations representing more than 50% of the Second Lien Obligations at such time.

“Authorized Representatives” shall mean the First Lien Authorized Representatives and the Second Lien Authorized Representatives.

“Bankruptcy Case” shall mean a case under the Bankruptcy Code.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Bond Facility Administrative Agent” shall have the meaning assigned to such term in the recitals.

“Bond Facility Secured Parties” shall have the meaning assigned to such term in the First Lien Security Agreement.

2

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Collateral” shall mean the First Lien Collateral and the Second Lien Collateral.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facilities Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Credit Facilities Secured Parties” shall have the meaning assigned to such term in the First Lien Security Agreement.

“Debtor Relief Law” shall mean any applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization or similar debtor relief laws affecting the rights, remedies, powers, privileges or benefits of creditors generally from time to time in effect.

“Designated Second Lien Authorized Representative” shall mean (a) the Initial Second Lien Authorized Representative, until such time as the Initial Second Lien Obligations cease to be the only Series of Second Lien Obligations hereunder, and (b) thereafter, the Second Lien Authorized Representative designated from time to time by the Applicable Second Lien Secured Parties, in a notice to the First Lien Collateral Agent, the Parent and the Borrower, as the “Designated Second Lien Authorized Representative” for purposes hereof.

“Discharge” shall mean, with respect to any Series of Secured Obligations, the date on which all principal, premium, if any, interest, fees and other amounts due or outstanding under the First Lien Documents or Second Lien Documents, as the case may be, evidencing or governing such Series of Secured Obligations has been paid in full (or, in the case of the Bond Facility Documents Obligations, the Bonds have been repurchased in full by the Parent, the Borrower or an Affiliate thereof) and all commitments thereunder have terminated and all guarantees guaranteeing and all Liens securing such Series of Secured Obligations have been discharged and released. The term “Discharged” shall have a corresponding meaning.

“First Lien Authorized Representative” shall mean each “Authorized Representative” under and as defined in the First Lien Intercreditor Agreement.

“First Lien Authorized Representative Joinder Agreement” shall mean an “Authorized Representative Joinder Agreement” under and as defined in the First Lien Intercreditor Agreement.

“First Lien Collateral” shall mean all assets and properties that are (or are required by any First Lien Document to be) subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

3

“First Lien Collateral Agent” shall have the meaning assigned to such term in the preamble.

“First Lien Documents” shall have the meaning assigned to such term in the First Lien Security Agreement.

“First Lien Event of Default” shall mean an “Event of Default” under and as defined in any First Lien Document.

“First Lien Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of August 19, 2014, among the Parent, the Borrower, the other Loan Parties party thereto, the First Lien Collateral Agent, the Bond Facility Administrative Agent, the Credit Facilities Administrative Agent and each additional First Lien Authorized Representative from time to time party thereto.

“First Lien Obligations” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“First Lien Secured Parties” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“First Lien Security Agreement” shall mean the Pledge and Security Agreement, dated as of August 19, 2014, among the Parent, the Borrower, the other Grantors party thereto and the First Lien Collateral Agent.

“First Lien Security Documents” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“Grantor Joinder Agreement” shall mean a written instrument substantially in the form of Exhibit B.

“Grantors” shall mean the Parent, the Borrower and each other Subsidiary or direct or indirect parent company of the Parent which has granted a security interest pursuant to any Security Document to secure any Series of Secured Obligations.

“Initial Second Lien Documents” shall mean the [[Indenture] dated as of [], 20[ ], by and among []], and the notes, security documents and other operative agreements evidencing or governing the Initial Second Lien Obligations, including each agreement entered into for the purpose of securing the Initial Second Lien Obligations.

“Initial Second Lien Obligations” shall mean the Second Lien Obligations with respect to the Initial Second Lien Documents.

“Initial Second Lien Secured Parties” shall mean the holders of the Initial Second Lien Obligations and the Initial Second Lien Authorized Representative.

“Initial Second Lien Authorized Representative” shall have the meaning assigned to such term in the preamble.

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“Insolvency or Liquidation Proceeding” shall mean:

(1) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor;

(2) any proceeding for the reorganization of any Grantor, any receivership or any other similar case or proceeding with respect to any Grantor or a material portion of its property, in each case whether voluntary or involuntary;

(3) any liquidation, dissolution or winding up of or relating to any Grantor, in each case whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4) any assignment for the benefit of creditors or marshaling of assets or liabilities relating to any Grantor.

“Loan Parties” shall mean the Parent, the Borrower and each other Subsidiary or direct or indirect parent company of the Parent which has (a) granted a security interest pursuant to any Security Document to secure any Series of Secured Obligations or (b) guaranteed any Series of Secured Obligations pursuant to any First Lien Document or Second Lien Document, as the case may be.

“New Second Lien Authorized Representative” shall have the meaning assigned to such term in Section 8.10(b)(ii).

“New Second Lien Documents” shall have the meaning assigned to such term in Section 8.10(b)(i).

“New Second Lien Obligations” shall have the meaning assigned to such term in Section 8.10(b).

“New Second Lien Secured Parties” shall have the meaning assigned to such term in Section 8.10(b)(ii).

“Officer’s Certificate” has the meaning assigned to such term in Section 8.09.

“Parent” shall have the meaning assigned to such term in the preamble.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pledged or Controlled Collateral” shall have the meaning assigned to such term in Section 5.05(a).

“Possessory Collateral” shall mean any Shared Collateral in the possession of the First Lien Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral

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includes, without limitation, any Certificated Securities, Promissory Notes, Instruments and Chattel Paper, in each case, delivered to or in the possession of the First Lien Collateral Agent under the terms of the First Lien Security Documents.

“Proceeds” shall mean the proceeds of any sale, collection or other liquidation of Shared Collateral, any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party from a Second Lien Secured Party in respect of Shared Collateral pursuant to this Agreement or any other intercreditor agreement.

“Recovery” shall have the meaning assigned to such term in Section 6.04.

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Authorized Representative” shall mean (a) in the case of the Initial Second Lien Obligations, the Initial Second Lien Authorized Representative and (b) in the case of any Series of Additional Second Lien Obligations or Additional Second Lien Secured Parties that become subject to this Agreement after the date hereof, the Second Lien Authorized Representative named for such Series in the applicable Second Lien Authorized Representative Joinder Agreement.

“Second Lien Authorized Representative Joinder Agreement” shall mean a written instrument substantially in the form of Exhibit A.

“Second Lien Collateral” shall mean all assets and properties that are (or are required by any Second Lien Document to be) subject to Liens created pursuant to any Second Lien Security Document to secure one or more Series of Second Lien Obligations.

“Second Lien Document” shall mean (a) each Initial Second Lien Document and (b) each Additional Second Lien Document.

“Second Lien Obligations” shall mean, with respect to any Series of Second Lien Documents, (a) all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of any of the Loan Parties arising under or in connection with such Series of Second Lien Documents, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, whether or not allowed in such proceeding) on the Indebtedness under such Series of Second Lien Documents and reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the related Second Lien Secured Parties that are required to be paid by any of the Loan Parties pursuant to such Series of Second Lien Documents) or otherwise with respect to the Indebtedness under such Series of Second Lien

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Documents and (b) all other amounts due to the related Second Lien Secured Parties under or in respect of such Series of Second Lien Documents, in each case whether now existing or hereafter incurred, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, now or hereafter existing, due or to become due whether evidenced in writing or not, together with all costs, expenses (including attorneys’ fees incurred in the enforcement or collection thereof), and interest accruing thereon including interest accruing after the commencement of any proceedings against any Loan Party under any Debtor Relief Law, whether or not allowed in such proceeding.

“Second Lien Secured Parties” shall mean (a) the Initial Second Lien Secured Parties and (b) any Additional Second Lien Secured Parties.

“Second Lien Security Documents” shall mean each agreement entered into in favor of any Second Lien Authorized Representative for the purpose of securing any Series of Second Lien Obligations.

“Secured Obligations” shall mean the First Lien Obligations and the Second Lien Obligations.

“Secured Parties” shall mean the First Lien Secured Parties and the Second Lien Secured Parties.

“Security Documents” shall mean the First Lien Security Documents and the Second Lien Security Documents.

“Series” shall mean (a) with respect to the First Lien Secured Parties, any First Lien Obligations or any First Lien Documents, each “Series” (under and as defined in the First Lien Intercreditor Agreement) thereof and (b)(i) with respect to the Second Lien Secured Parties, each of (A) the Initial Second Lien Secured Parties (in their capacities as such) and (B) the Additional Second Lien Secured Parties that become subject to this Agreement after the date hereof and that are represented by a common Second Lien Authorized Representative (in its capacity as such for such Additional Second Lien Secured Parties), (ii) with respect to any Second Lien Obligations, each of (A) the Initial Second Lien Obligations and (B) the Additional Second Lien Obligations incurred pursuant to any Additional Second Lien Document which, pursuant to any Second Lien Authorized Representative Joinder Agreement, are to be represented hereunder by a common Second Lien Authorized Representative (in its capacity as such for such Additional Second Lien Obligations) and (iii) with respect to any Second Lien Documents, each of (A) the Initial Second Lien Documents and (B) the Additional Second Lien Documents evidencing or governing Additional Second Lien Obligations which, pursuant to any Second Lien Authorized Representative Joinder Agreement, are to be represented hereunder by a common Second Lien Authorized Representative (in its capacity as such for such Additional Second Lien Obligations).

“Shared Collateral” shall mean, at any time, First Lien Collateral in which the holders of at least one Series of Second Lien Obligations (or its Authorized Representative) holds a valid and perfected security interest at such time. If, at any time, any portion of the First Lien Collateral does not constitute Second Lien Collateral under one or more Series of Second

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Lien Obligations, then such portion of the First Lien Collateral shall constitute Shared Collateral only with respect to those Series of Second Lien Obligations for which it constitutes Second Lien Collateral and shall not constitute Shared Collateral for any Series of Second Lien Obligations which does not have a valid and perfected security interest in such Collateral at such time.

“Uniform Commercial Code” or “UCC” shall mean, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02. Terms Generally. The following rules of interpretation shall apply to this Agreement:

(a) the definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) all references herein to Articles, Sections, Exhibits, Schedules, recitals and the preamble shall be deemed references to Articles and Sections of, and Exhibits, Schedules, recitals and the preamble to, this Agreement unless the context shall otherwise require;

(e) the term “or” is not exclusive;

(f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights; and

(g) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions in any First Lien Document or Second Lien Document).

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01. Subordination. (a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Lien Authorized Representative or any Second Lien Secured Party on the Shared Collateral or of any Liens granted to the First Lien Collateral Agent or the First Lien Secured Parties on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Lien Document or any First Lien Document or any other circumstance whatsoever, each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, hereby agrees

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that (a) any Lien on the Shared Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Agent, any First Lien Authorized Representative or other agent or trustee therefor or any First Lien Secured Party, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Lien Obligations and (b) any Lien on the Shared Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Authorized Representative or other agent or trustee therefor or any Second Lien Secured Party, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing the First Lien Obligations. All Liens on the Shared Collateral securing the First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any Series of First Lien Obligations are subordinated to any Lien securing any other obligation of the Parent, the Borrower, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02. Nature of First Lien Obligations. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, acknowledges that (a) a portion of the First Lien Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the First Lien Documents and the First Lien Obligations may be amended, supplemented or otherwise modified, and the First Lien Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the First Lien Obligations may be increased, in each case, without notice to or consent by any Second Lien Authorized Representative or Second Lien Secured Party and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the First Lien Obligations or the Second Lien Obligations, or any portion thereof. As between the Parent, the Borrower and the other Grantors and the Second Lien Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Parent, the Borrower and the other Grantors contained in any Second Lien Document with respect to the incurrence of additional First Lien Obligations.

SECTION 2.03. Prohibition on Contesting Liens. Each of the Second Lien Authorized Representatives, for itself and on behalf of its Second Lien Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing the First Lien Obligations held (or purported to be held) by or on behalf of the First Lien Collateral Agent, any First Lien Authorized Representative or other agent or trustee therefor or any First Lien Secured Party in any First Lien Collateral. Notwithstanding anything to the contrary contained in this Agreement, no provision in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any First Lien Authorized Representative to enforce this Agreement (including the priority of the Liens securing the First Lien Obligations as provided in Section 2.01) or any of the First Lien Documents.

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SECTION 2.04. No New Liens. The parties hereto agree that, so long as the Discharge of the First Lien Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its Subsidiaries to, grant or permit any additional Liens on any asset to secure any Second Lien Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the First Lien Obligations and (b) if any Second Lien Authorized Representative or any Second Lien Secured Party shall hold any Lien on any asset of any Grantor or any other Person securing any Second Lien Obligation that are not also subject to the first-priority Liens securing the First Lien Obligations under the First Lien Security Documents, such Second Lien Authorized Representative or Second Lien Secured Party (i) shall notify the First Lien Collateral Agent promptly upon becoming aware thereof and, unless such Grantor or other Person shall promptly grant a similar Lien on such asset to the First Lien Collateral Agent as security for the First Lien Obligations, shall assign such Lien to the First Lien Collateral Agent as security for the First Lien Obligations (but may retain a junior lien on such asset subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to the First Lien Collateral Agent, shall be deemed to hold and have held such Lien for the benefit of the First Lien Collateral Agent as security for the First Lien Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties, each Second Lien Authorized Representative agrees, for itself and on behalf of its Second Lien Secured Parties, that any amounts received by or distributed to any Second Lien Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

SECTION 2.05. Perfection of Liens. Except for the agreements of the First Lien Collateral Agent pursuant to Section 5.05 hereof, none of the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Lien Authorized Representatives or the Second Lien Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Secured Parties and the Second Lien Secured Parties and shall not impose on the First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives, the Second Lien Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

ARTICLE III

Enforcement

SECTION 3.01. Exercise of Remedies. (a) So long as the Discharge of the First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Parent, the Borrower or any other Grantor, (i) neither any Second Lien Authorized Representative nor any Second Lien Secured Party will (A) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Lien Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (B) contest, protest or object to any

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foreclosure proceeding or action brought with respect to the Shared Collateral or any other First Lien Collateral by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party in respect of the First Lien Obligations, the exercise of any right by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party (or any agent or sub-agent on their behalf) in respect of the First Lien Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the First Lien Documents or otherwise in respect of the First Lien Collateral or the First Lien Obligations, or (C) object to the forbearance by the First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of First Lien Obligations and (ii) except as otherwise provided herein, the First Lien Collateral Agent, the First Lien Authorized Representatives and the First Lien Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Lien Authorized Representative or any Second Lien Secured Party; provided, however, that (1) in any Insolvency or Liquidation Proceeding commenced by or against the Parent, the Borrower or any other Grantor, any Second Lien Authorized Representative may file a claim or statement of interest with respect to its Second Lien Obligations, (2) any Second Lien Authorized Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the First Lien Obligations or the rights of the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (3) any Second Lien Authorized Representative and the Second Lien Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, and (4) any Second Lien Authorized Representative may exercise the rights and remedies provided for in Section 6.03. In exercising rights and remedies with respect to the First Lien Collateral, the First Lien Collateral Agent, the First Lien Authorized Representatives and the First Lien Secured Parties may enforce the provisions of the First Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of the First Lien Obligations has not occurred, each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Lien Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of the First Lien Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Lien Authorized Representatives and the Second

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Lien Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Lien Obligations pursuant to the Second Lien Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of the First Lien Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that neither such Second Lien Authorized Representative nor any of its Second Lien Secured Parties will take any action that would hinder any exercise of remedies undertaken by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party with respect to the Shared Collateral under the First Lien Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby waives any and all rights it or any of its Second Lien Secured Parties may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties seek to enforce or collect the First Lien Obligations or the Liens granted on any of the First Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent, any First Lien Authorized Representative or any other First Lien Secured Party is adverse to the interests of the Second Lien Secured Parties.

(d) Each Second Lien Authorized Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Document shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties with respect to the First Lien Collateral as set forth in this Agreement and the First Lien Documents.

(e) Until the Discharge of the First Lien Obligations, the First Lien Collateral Agent (acting at the direction of the Applicable First Lien Secured Parties) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of the First Lien Obligations, the Designated Second Lien Authorized Representative (acting at the direction of the Applicable Second Lien Secured Parties) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Lien Authorized Representative (acting at the direction of the Applicable Second Lien Secured Parties) shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Lien Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Lien Authorized Representatives, or for the taking of any other action authorized by the Second Lien Security Documents; provided, however, that nothing in this Section shall impair the right of any Second Lien Authorized Representative or other agent or trustee acting on behalf of the Second Lien Secured Parties to take such actions with respect to the Collateral after the Discharge of the First Lien Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Lien Secured Parties or the Second Lien Obligations.

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SECTION 3.02. Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, agrees that, unless and until the Discharge of the First Lien Obligations has occurred, it will not commence, or join with any Person (other than the First Lien Secured Parties and the First Lien Collateral Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Lien Documents or otherwise in respect of the Second Lien Obligations.

SECTION 3.03. Actions upon Breach. Should any Second Lien Authorized Representative or Second Lien Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party (in its or their own name or in the name of the Parent, the Borrower or any other Grantor) or the Parent, the Borrower or any Grantor may obtain relief against such Second Lien Authorized Representative or Second Lien Secured Party by injunction, specific performance or other appropriate equitable relief. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, hereby (i) agrees that the damages of the First Lien Collateral Agent, the First Lien Authorized Representatives and the First Lien Secured Parties from the actions of such Second Lien Authorized Representative or any of its Second Lien Secured Parties may at any time be difficult to ascertain and may be irreparable and waives any defense that the Parent, the Borrower, any other Grantor or the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party.

ARTICLE IV

Payments

SECTION 4.01. Application of Proceeds. From and after the occurrence and during the continuance of any First Lien Event of Default, so long as the Discharge of the First Lien Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the First Lien Collateral Agent to the First Lien Obligations in the order specified in the First Lien Intercreditor Agreement until the Discharge of the First Lien Obligations has occurred. Upon the Discharge of the First Lien Obligations, the First Lien Collateral Agent shall deliver promptly to the Designated Second Lien Authorized Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Lien Authorized Representative to the Second Lien Obligations in the order specified in the relevant Second Lien Documents.

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SECTION 4.02. Payments Over. Any Shared Collateral or Proceeds thereof received by any Second Lien Authorized Representative or any Second Lien Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for each Second Lien Authorized Representative or any Second Lien Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01. Releases. (a) Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any Subsidiary), the Liens granted to the Second Lien Authorized Representatives and the Second Lien Secured Parties upon such Shared Collateral to secure Second Lien Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure First Lien Obligations. Upon delivery to a Second Lien Authorized Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the First Lien Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Lien Secured Parties and the Second Lien Authorized Representatives) and any necessary or proper instruments of termination or release prepared by the Parent, the Borrower or any other Grantor, such Second Lien Authorized Representative will promptly execute, deliver or acknowledge, at the Parent’s, the Borrower’s or such other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, to release the Liens on the Second Lien Collateral as set forth in the relevant Second Lien Documents.

(b) Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby irrevocably constitutes and appoints the First Lien Collateral Agent and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Authorized Representative or such Second Lien Secured Party or in the First Lien Collateral Agent’s own name, from time to time in the First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

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(c) Unless and until the Discharge of the First Lien Obligations has occurred, each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby consents to the application, whether prior to or after an event of default under any First Lien Document of proceeds of Shared Collateral to the repayment of First Lien Obligations pursuant to the First Lien Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Lien Authorized Representatives or the Second Lien Secured Parties to receive proceeds in connection with the Second Lien Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Lien Security Document, in the event the terms of a First Lien Security Document and a Second Lien Security Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the First Lien Collateral Agent and any Second Lien Authorized Representative or Second Lien Secured Party, such Grantor may, until the Discharge of the First Lien Obligations has occurred, comply with such requirement under the Second Lien Security Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the First Lien Collateral Agent.

SECTION 5.02. Insurance and Condemnation Awards. Unless and until the Discharge of the First Lien Obligations has occurred, the First Lien Collateral Agent and the First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of the First Lien Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of the First Lien Obligations, to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties pursuant to the terms of the First Lien Documents, (ii) second, after the occurrence of the Discharge of the First Lien Obligations, to the Designated Second Lien Authorized Representative for the benefit of the Second Lien Secured Parties pursuant to the terms of the applicable Second Lien Documents and (iii) third, if no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Lien Authorized Representative or

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any Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First Lien Collateral Agent in accordance with the terms of Section 4.02.

SECTION 5.03. Amendments to Second Lien Security Documents. (a) Without the prior written consent of the First Lien Collateral Agent and each First Lien Authorized Representativ (acting in accordance with the applicable First Lien Documents), no Second Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Security Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Each Grantor agrees to deliver to the First Lien Collateral Agent copies of (i) any amendments, supplements or other modifications to the Second Lien Security Documents and (ii) any new Second Lien Security Documents promptly after effectiveness thereof, and each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that each Second Lien Security Document shall include the following language (or language to similar effect reasonably approved by the First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Lien Authorized Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the First Lien Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to Bank of America, N.A., in its capacity as collateral agent for the First Lien Secured Parties, and (ii) the exercise of any right or remedy by the [Second Lien Authorized Representative] hereunder is subject to the limitations and provisions of the Second Lien Intercreditor Agreement dated as of [        ], 20[     ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among Buffalo Gulf Coast Terminals LLC, HFOTCO LLC, the other grantors party hereto, Bank of America, N.A., in its capacity as collateral agent for the First Lien Secured Parties, [Second Lien Authorized Representative] and the other parties thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(b) In the event that the First Lien Collateral Agent or the First Lien Secured Parties enter into any amendment, waiver or consent in respect of any of the First Lien Security Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Security Document or changing in any manner the rights of the First Lien Collateral Agent, the First Lien Secured Parties, the Parent, the Borrower or any other Grantor thereunder (including the release of any Liens in First Lien Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Second Lien Security Documents without the consent of any Second Lien Authorized Representative or any Second Lien Secured Party and without any action by any Second Lien Authorized Representative, the Parent, the Borrower or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Lien Authorized Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

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SECTION 5.04. Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Lien Authorized Representatives and the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against the Parent, the Borrower and any other Grantor in accordance with the terms of the Second Lien Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by any Second Lien Authorized Representative or any Second Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Lien Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Lien Authorized Representative or any Second Lien Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Lien Authorized Representative or any Second Lien Secured Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Lien Obligations, such judgment lien shall be subordinated to the Liens securing First Lien Obligations on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such Liens securing First Lien Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the First Lien Collateral Agent, the First Lien Authorized Representatives or the First Lien Secured Parties may have with respect to the First Lien Collateral.

SECTION 5.05. Gratuitous Bailee for Perfection. (a) The First Lien Collateral Agent acknowledges and agrees that if it shall at any time hold a Lien securing any First Lien Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of the First Lien Collateral Agent, or of agents or bailees of the First Lien Collateral Agent (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the First Lien Collateral Agent shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Lien Authorized Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Lien Security Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that the First Lien Collateral Agent (or its agents or bailees) has Lien filings against intellectual property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, the First Lien Collateral Agent agrees to hold such Liens as sub-agent and gratuitous bailee for the relevant Second Lien Authorized Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Lien Security Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of the First Lien Obligations has occurred, the First Lien Collateral Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the First Lien Documents as if the Liens under the Second Lien Security Documents did not exist. The rights of the Second Lien Authorized Representatives and the Second Lien Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

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(d) The First Lien Collateral Agent shall have no obligation whatsoever to the Second Lien Authorized Representatives or any Second Lien Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the First Lien Collateral Agent under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as subagent and gratuitous bailee for the relevant Second Lien Authorized Representative for purposes of perfecting the Lien held by such Second Lien Authorized Representative.

(e) The First Lien Collateral Agent shall not have by reason of the Second Lien Security Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Lien Authorized Representative or any Second Lien Secured Party, and each, Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby waives and releases the First Lien Collateral Agent from all claims and liabilities arising pursuant to the First Lien Collateral Agent’s role under this Section 5.05 as sub-agent and gratuitous bailee with respect to the Shared Collateral.

(f) Upon the Discharge of the First Lien Obligations, the First Lien Collateral Agent shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Lien Authorized Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by the First Lien Collateral Agent or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Lien Authorized Representative is entitled to approve any awards granted in such proceeding. The Parent, the Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the First Lien Collateral Agent for loss or damage suffered by the First Lien Collateral Agent as a result of such transfer, except for loss or damage suffered by the First Lien Collateral Agent as a result of its own willful misconduct or gross negligence. The First Lien Collateral Agent has no obligation to follow instructions from the Designated Second Lien Authorized Representative in contravention of this Agreement.

(g) None of the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party shall be required to marshal any present or future collateral security for any obligations of the Parent, the Borrower or any Subsidiary to the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party

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under the First Lien Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06. When Discharge of First Lien Obligations Deemed to Not Have Occurred. If, at any time after any Discharge of the First Lien Obligations has occurred, the Parent, the Borrower or any Subsidiary incurs any First Lien Obligations (other than in respect of the payment of indemnities surviving the Discharge of the First Lien Obligations), then such Discharge of the First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of the incurrence of such First Lien Obligations as a result of the occurrence of such Discharge of the First Lien Obligations) and the documents evidencing or governing such First Lien Obligations shall automatically be treated as First Lien Documents for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the granting by the First Lien Collateral Agent of amendments, waivers and consents hereunder and the administrative agent, collateral agent, trustee and/or similar representative acting on behalf of the holders of such First Lien Obligations shall be the First Lien Collateral Agent for all purposes of this Agreement. Upon receipt of notice of the incurrence of such First Lien Obligations (including the identity of the new First Lien Collateral Agent), each Second Lien Authorized Representative (including the Designated Second Lien Authorized Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or the new First Lien Collateral Agent shall reasonably request in writing in order to provide the new First Lien Collateral Agent the rights of the First Lien Collateral Agent contemplated hereby, (b) deliver to the new First Lien Collateral Agent, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Lien Authorized Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new First Lien Collateral Agent is entitled to approve any awards granted in such proceeding.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01. Financing Issues. Until the Discharge of the First Lien Obligations has occurred, if the Parent, the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Parent’s, the

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Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that (a) it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing the First Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Lien Obligations are so subordinated to Liens securing the First Lien Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Collateral Agent or the First Lien Authorized Representatives, (b) it will raise no objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Lien Obligations made by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party, (c) it will raise no objection to (and will not otherwise contest) any lawful exercise by any First Lien Secured Party of the right to credit bid First Lien Obligations at any sale in foreclosure of any First Lien Collateral, (d) it will raise no objection to (and will not otherwise contest) any other request for judicial relief made in any court by any First Lien Secured Party relating to the lawful enforcement of any Lien on any First Lien Collateral or (e) it will raise no objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of any asset of any Grantor for which the First Lien Collateral Agent has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the First Lien Obligations and the Second Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the First Lien Obligations rank to the Liens on the Shared Collateral securing the Second Lien Obligations pursuant to this Agreement. Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02. Relief from the Automatic Stay. Until the Discharge of the First Lien Obligations has occurred, each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the First Lien Collateral Agent.

SECTION 6.03. Adequate Protection. Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party for adequate protection, (b) any objection by the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party to any motion, relief, action or proceeding based on the First Lien Collateral Agent’s, any First Lien Authorized

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Representative’s or any First Lien Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law and the First Lien Collateral Agent and the First Lien Secured Parties do not object to the adequate protection being provided to the First Lien Secured Parties, then each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First Lien Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the Liens securing the First Lien Obligations under this Agreement and (ii) in the event any Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, agrees that the First Lien Collateral Agent shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such Liens securing the First Lien Obligations under this Agreement.

SECTION 6.04. Preference Issues. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Parent, the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Lien Secured Parties shall be entitled to a Discharge of the First Lien Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

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SECTION 6.05. Separate Grants of Security and Separate Classifications. Each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, acknowledges and agrees that (a) the grants of Liens pursuant to the First Lien Security Documents and the Second Lien Security Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Shared Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Lien Obligations, with each Second Lien Authorized Representative, for itself and on behalf of its Second Lien Secured Parties, hereby acknowledging and agreeing to turn over to the First Lien Collateral Agent amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

SECTION 6.06. No Waivers of Rights of First Lien Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Secured Party, including the seeking by any Second Lien Secured Party of adequate protection or the asserting by any Second Lien Secured Party of any of its rights and remedies under the Second Lien Documents or otherwise.

SECTION 6.07. Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08. Other Matters. To the extent that any Second Lien Authorized Representative or any Second Lien Secured Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Lien Authorized

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Representative, on behalf of itself and its Second Lien Secured Parties, agrees not to assert any such rights without the prior written consent of the First Lien Collateral Agent, provided that if requested by the First Lien Collateral Agent, such Second Lien Authorized Representative shall timely exercise such rights in the manner requested by the First Lien Collateral Agent, including any rights to payments in respect of such rights.

SECTION 6.09. 506(c) Claims. Until the Discharge of the First Lien Obligations has occurred, each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the First Lien Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the First Lien Obligations and the Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same assets, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VII

Reliance; etc.

SECTION 7.01. Reliance. The consent by the First Lien Secured Parties to the execution and delivery of the Second Lien Documents to which the First Lien Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Lien Secured Parties to the Parent, the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, acknowledges that it and its Second Lien Secured Parties have, independently and without reliance on the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Lien Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

SECTION 7.02. No Warranties or Liability. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, acknowledges and agrees that none of the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The First Lien Secured Parties will be entitled to manage and

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supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First Lien Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Lien Authorized Representatives and the Second Lien Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. None of the First Lien Collateral Agent, any First Lien Authorized Representative or any First Lien Secured Party shall have any duty to any Second Lien Authorized Representative or Second Lien Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Parent, the Borrower or any Subsidiary (including the Second Lien Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the First Lien Obligations, the Second Lien Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03. Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Document or any Second Lien Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Bond Facility Agreement, the Credit Facilities Agreement or any other First Lien Document or of the terms of any Second Lien Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Parent, the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Parent, the Borrower or any other Grantor in respect of the First Lien Obligations or (ii) any Second Lien Authorized Representative or Second Lien Secured Party in respect of this Agreement.

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ARTICLE VIII

Miscellaneous

SECTION 8.01. Conflicts. Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Document or any Second Lien Document, the provisions of this Agreement shall govern.

SECTION 8.02. Continuing Nature of this Agreement. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of the First Lien Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the First Lien Secured Parties may continue, at any time and without notice to any Second Lien Authorized Representative or Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Parent, the Borrower or any Subsidiary constituting First Lien Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding.

SECTION 8.03. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.04. Waivers; Amendments; Joinder Agreements. (a) No failure or delay on the part of any party hereto in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Security Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder. The rights and remedies herein expressly provided of the parties hereto are cumulative and not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement, or consent to any departure by any party hereto herefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended, supplemented or otherwise or modified (other than as supplemented pursuant to any First Lien Authorized Representative Joinder Agreement, Second Lien Authorized Representative Joinder Agreement or Grantor Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each First Lien Authorized Representative (acting in accordance with the applicable First Lien Documents) and each Second Lien Authorized Representative (acting in accordance with the applicable Second Lien Documents); provided that no such termination, waiver, amendment, supplement or modification shall amend, modify or otherwise affect the rights or obligations of any Grantor without such Grantor’s prior written consent.

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(c) Notwithstanding the foregoing:

(i) without the consent of any Secured Party, any First Lien Authorized Representative may become a party hereto by execution and delivery of an First Lien Authorized Representative Joinder Agreement in accordance with Section 6.18(a) of the First Lien Security Agreement and upon such execution and delivery, such First Lien Authorized Representative and the First Lien Secured Parties and First Lien Obligations of the Series for which such First Lien Authorized Representative is acting shall be subject to the terms hereof;

(ii) without the consent of any Secured Party, any Second Lien Authorized Representative may become a party hereto by execution and delivery of a Second Lien Authorized Representative Joinder Agreement in accordance with Section 8.10(b) of this Agreement and upon such execution and delivery, such Second Lien Authorized Representative and the Second Lien Secured Parties and Second Lien Obligations of the Series for which such Second Lien Authorized Representative is acting shall be subject to the terms hereof; and

(iii) without the consent of any party hereto, any Subsidiary or direct or indirect parent company of the Parent may become a party hereto by execution and delivery of a Grantor Joinder Agreement in accordance with Section 8.08 and upon such execution and delivery, such Subsidiary or direct or indirect parent company of the Parent shall be subject to the terms hereof.

SECTION 8.05. Information Concerning Financial Condition of the Parent, the Borrower and the Subsidiaries. The First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Parent, the Borrower and the Subsidiaries and all endorsers or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First Lien Collateral Agent, any First Lien Authorized Representative, any First Lien Secured Party, any Second Lien Authorized Representative or any Second Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the First Lien Collateral Agent, the First Lien Authorized Representatives, the First Lien Secured Parties, the Second Lien Authorized Representatives and the Second Lien Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

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SECTION 8.06. Subrogation. Each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of the First Lien Obligations has occurred.

SECTION 8.07. Application of Payments. Except as otherwise provided herein, all payments received by the First Lien Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations as the First Lien Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First Lien Documents. Except as otherwise provided herein, each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, assents to any such extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.08. Additional Grantors. If any Subsidiary or direct or indirect parent company of the Parent grants a security interest pursuant to any Security Document to secure any Series of Secured Obligations, the Parent and the Borrower will, substantially concurrently therewith, cause such Subsidiary or direct or indirect parent company of the Parent, if not already a party hereto, to become a party hereto as a “Grantor”. Upon execution and delivery by the First Lien Collateral Agent, the Designated Second Lien Authorized Representative and such Subsidiary or direct or indirect parent company of the Parent of a Grantor Joinder Agreement, such Subsidiary or direct or indirect parent company of the Parent shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any Grantor Joinder Agreement shall not require the consent of any other party hereto. The rights and obligations of each party hereto hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.09. Dealings with Grantors. Upon any application or demand by the Parent, the Borrower or any other Grantor to the First Lien Collateral Agent, the Applicable First Lien Secured Parties, the Designated Second Lien Authorized Representative or the Applicable Second Lien Secured Parties to take or permit any action under any of the provisions of this Agreement or under any Security Document (if such action is subject to the provisions hereof), the Parent, the Company or such other Grantor, as appropriate, shall furnish to the Designated Second Lien Authorized Representative or the First Lien Collateral Agent a certificate of an appropriate officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Security Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Security Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

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SECTION 8.10. Additional First Lien Obligations; Additional Second Lien Obligations. (a) On or after the date hereof and so long as such Indebtedness is permitted to be incurred under the First Lien Documents and Second Lien Documents then in effect, the Borrower may from time to time designate Indebtedness to be secured on a pari passu basis with the First Lien Obligations as First Lien Obligations under this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of Section 6.18(a) of the First Lien Security Agreement.

(b) On or after the date hereof and so long as such Indebtedness is permitted to be incurred under the First Lien Documents and Second Lien Documents then in effect, the Borrower may from time to time designate Indebtedness to be secured on a second lien, subordinated basis to the First Lien Obligations as Additional Second Lien Obligations under this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of this Section 8.10(b). In order for such Indebtedness (the “New Second Lien Obligations”) to be secured on a second lien, subordinated basis to the First Lien Obligations as Additional Second Lien Obligations under this Agreement:

(i) the Borrower shall have delivered to the First Lien Collateral Agent and the Designated Second Lien Authorized Representative (A) a certificate signed by a Responsible Officer of the Parent and the Borrower (1) identifying the New Second Lien Obligations and the initial aggregate principal amount or face amount thereof, (2) stating that the New Second Lien Obligations are designated as Additional Second Lien Obligations for purposes hereof, and (3) representing that the designation of the New Second Lien Obligations as Additional Second Lien Obligations complies with the provisions of the First Lien Documents and Second Lien Documents then in effect, and (B) true and complete copies of each of the operative agreements evidencing or governing such New Second Lien Obligations (the “New Second Lien Documents”), certified as being true and correct by a Responsible Officer of the Parent and the Borrower;

(ii) the representative (as determined by the First Lien Collateral Agent and the Designated Second Lien Authorized Representative) acting on behalf of the holders of the New Second Lien Obligations (the “New Second Lien Authorized Representative”), the First Lien Collateral Agent, the Designated Second Lien Authorized Representative and each Loan Party shall have executed and delivered a Second Lien Authorized Representative Joinder Agreement pursuant to which the New Second Lien Authorized Representative shall have become a Second Lien Authorized Representative under this Agreement, and the New Second Lien Obligations and the holders thereof (the “New Second Lien Secured Parties”) shall have become subject to, and bound by, this Agreement;

(iii) all filings, recordations and/or amendments or supplements to the Second Lien Security Documents necessary or desirable in the reasonable judgment of the Designated Second Lien Authorized Representative to confirm and perfect the Liens securing the New Second Lien Obligations shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Designated Second Lien Authorized Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Designated Second Lien Authorized Representative); and

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(iv) the New Second Lien Documents shall provide, in a manner reasonably satisfactory to the First Lien Collateral Agent and the Designated Second Lien Authorized Representative, that each New Second Lien Secured Party will be subject to and bound by the provisions of this Agreement in its capacity as a holder of the New Second Lien Obligations.

SECTION 8.11. Jurisdiction; Consent to Service of Process. The First Lien Collateral Agent and each Authorized Representative, on behalf of itself and the Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States sitting in New York City, New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State Court or, to the extent permitted by law, in such federal court;

(b) consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Person (or its Authorized Representative) at the address specified in Section 8.16;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court;

(e) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

SECTION 8.12. Notices. (a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Parent, the Company or any other Grantor, to the Borrower at [•], Attention of [•] (Fax No.: [•]) (email: [•]);

29

(ii) if to the First Lien Collateral Agent or the Bond Facility Administrative Agent, to it at Bank of America, N.A., [•], Attention of [•] (Fax No.: [•]) (email: [•]);

(iii) if to the Credit Facilities Administrative Agent, to it at Morgan Stanley Senior Funding, Inc., [•], Attention of [•] (Fax No.: [•]) (email: [•]);

(iv) if to the Initial Second Lien Authorized Representative to it at [•], Attention of [•] (Fax No.: [•]) (email: [•]); and

(v) if to any other Authorized Representative, to it at the address set forth in the applicable First Lien Authorized Representative Joinder Agreement or Second Lien Authorized Representative Joinder Agreement.

(b) The First Lien Collateral Agent and any Authorized Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; and provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.12 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.12.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.13. Further Assurances. Each of the First Lien Collateral Agent, on behalf of itself and each First Lien Secured Party, and each Second Lien Authorized Representative, on behalf of itself and its Second Lien Secured Parties, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

SECTION 8.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

30

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

SECTION 8.16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 8.17. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart to this Agreement by facsimile transmission or electric transmission in “.pdf’ or comparable format shall be as effective as delivery of a manually signed original.

SECTION 8.19. Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The First Lien Collateral Agent represents and warrants that this Agreement is binding upon the First Lien Secured Parties. The Initial Second Lien Authorized Representative represents and warrants that this Agreement is binding upon the Initial Second Lien Secured Parties.

SECTION 8.20. First Lien Collateral Agent. It is understood and agreed that the First Lien Collateral Agent is entering into this Agreement in its capacity as First Lien Collateral Agent under the First Lien Intercreditor Agreement, and the provisions of Article VI of the First Lien Intercreditor Agreement applicable to it as collateral agent thereunder shall also apply to it as First Lien Collateral Agent hereunder.

SECTION 8.21. Provisions Solely to Define Relative Rights. (a) The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties, on the one hand, and the Second Lien Secured Parties, on the other hand. None of the Parent, the Borrower, any other Loan Party or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (i) amend, waive or otherwise modify the provisions of the Bond Facility Agreement, the Credit Facilities Agreement, any other First Lien Document or any Second Lien Document, or permit the Parent, the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Bond Facility Agreement, the Credit Facilities Agreement or any other First Lien Document or any Second Lien Document, (ii) change the relative priorities of the First Lien

31

Obligations or the Liens granted under the First Lien Security Documents on the Shared Collateral (or any other assets) as among the First Lien Secured Parties, (iii) otherwise change the relative rights of the First Lien Secured Parties in respect of the Shared Collateral as among such First Lien Secured Parties or (iv) obligate the Parent, the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Bond Facility Agreement, the Credit Facilities Agreement or any other First Lien Document or any Second Lien Document. Nothing in this Agreement is intended to or shall impair the obligations of any Loan Party, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.22. Survival. All agreements, statements, representations and warranties made by any party hereto in this Agreement or in any certificate or other instrument delivered by any party hereto or on its behalf under this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as First Lien Collateral Agent and Bond Facility
Administrative Agent,

by
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Credit Facilities Administrative Agent,

by
Name:
Title:

BUFFALO GULF COAST TERMINALS LLC, as the Parent

by
Name:
Title:

HFOTCO LLC, as the Borrower

by
Name:
Title:

[OTHER GRANTORS], as a Grantor

by
Name:
Title:

[ ],
as Initial Second Lien Authorized Representative

by
Name:
Title:

33

ANNEX I

Grantors

Buffalo Gulf Coast Terminals LLC

HFOTCO LLC

EXHIBIT A

TO SECOND LIEN INTERCREDITOR AGREEMENT

SECOND LIEN AUTHORIZED REPRESENTATIVE JOINDER AGREEMENT

This SECOND LIEN AUTHORIZED REPRESENTATIVE JOINDER AGREEMENT, dated as of [], 20[ ] (this “Joinder Agreement”), is being delivered by [] (the “New Second Lien Authorized Representative”) pursuant to requirements of the Second Lien Intercreditor Agreement, dated as of [], 20[ ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among BUFFALO GULF COAST TERMINALS LLC, HFOTCO LLC, the other Grantors party thereto, BANK OF AMERICA, N.A., as the First Lien Collateral Agent and as First Lien Authorized Representative for the Bond Facility Secured Parties, MORGAN STANLEY SENIOR FUNDING, INC., as First Lien Authorized Representative for the Credit Facilities Secured Parties, [], as Second Lien Authorized Representative for the Initial Second Lien Secured Parties, and each additional Authorized Representative that from time to time becomes a party thereto in accordance with Section 8.10 thereof. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Intercreditor Agreement, as applicable.

RECITALS:

WHEREAS, the Borrower desires to designate the Indebtedness described in Schedule A (the “New Second Lien Obligations”) as Additional Second Lien Obligations under the Intercreditor Agreement, which New Second Lien Obligations will be secured on a second lien, subordinated basis to the First Lien Obligations.

WHEREAS, the Intercreditor Agreement require that the New Second Lien Authorized Representative deliver this Joinder Agreement to the First Lien Collateral Agent and the Designated Second Lien Authorized Representative; and

WHEREAS, the New Second Lien Authorized Representative has agreed to execute and deliver this Joinder Agreement in order for (a) the New Second Lien Authorized Representative to become a Second Lien Authorized Representative under the Intercreditor Agreement, (b) the New Second Lien Authorized Representative to become party to the Intercreditor Agreement and (c) the New Second Lien Obligations and the holders thereof (the “New Second Lien Secured Parties”) to become subject to, and bound by, the Intercreditor Agreement.

NOW, THEREFORE, it is agreed as follows:

1. In accordance with Section 8.10(b) of the Intercreditor Agreement, the New Second Lien Authorized Representative by its signature below becomes a Second Lien Authorized Representative under, and the related New Second Lien Obligations and New Second Lien Secured Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Second Lien Authorized Representative had originally been named therein as a Second Lien Authorized Representative, and the New Second Lien Authorized Representative, on behalf of itself and such New Second Lien Secured Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Second Lien Authorized Representative and to the New Second Lien Secured Parties that it represents as Additional Second Lien Secured Parties. From and after the date hereof, the New Second Lien Authorized Representative shall be a party to the Intercreditor Agreement as a Second Lien Authorized Representative thereunder as if originally a signatory thereto.

Each reference to a “Second Lien Authorized Representative” and an “Authorized Representative” in the Intercreditor Agreement shall be deemed to include the New Second Lien Authorized Representative.

2. The New Second Lien Authorized Representative represents and warrants to the First Lien Collateral Agent, the Designated Second Lien Authorized Representative and the other Secured Parties that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof and (c) the operative documents evidencing or governing the New Second Lien Obligations (the “New Second Lien Documents”) provide that, upon the New Second Lien Authorized Representative’s entry into this Joinder Agreement, the New Second Lien Secured Parties will be subject to and bound by the provisions of the Intercreditor Agreement as Additional Second Lien Secured Parties.

3. All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Intercreditor Agreement. All communications and notices hereunder to the New Second Lien Authorized Representative shall be given to it at the address set forth below its signature hereto.

5. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

7. The provisions of Article VIII of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

[Signature Pages Follow]

A – 2

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered, and the certification and warranties contained herein to be made, as of the date first above written.

[NAME OF NEW SECOND LIEN AUTHORIZED
REPRESENTATIVE], as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Acknowledged and Agreed:

BANK OF AMERICA, N.A., as First Lien Collateral Agent

By:
Name:
Title:

[ ],
as Designated Second Lien Authorized Representative

By:
Name:
Title:

BUFFALO GULF COAST TERMINALS LLC,

[Signature Page to Second Lien Authorized Representative Joinder Agreement]

By:
Name:
Title:

HFOTCO LLC,

By:
Name:
Title:

[OTHER GRANTORS],

By:
Name:
Title:

[Signature Page to Second Lien Authorized Representative Joinder Agreement]

EXHIBIT B

TO SECOND LIEN INTERCREDITOR AGREEMENT

GRANTOR JOINDER AGREEMENT

This GRANTOR JOINDER AGREEMENT, dated as of [], 20[ ] (this “Joinder Agreement”), is being delivered by [], a [] (the “New Grantor”), pursuant to requirements of the Intercreditor Agreement, dated as of [], 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among BUFFALO GULF COAST TERMINALS LLC, HFOTCO LLC, the other Grantors party thereto, BANK OF AMERICA, N.A., as the First Lien Collateral Agent and as First Lien Authorized Representative for the Bond Facility Secured Parties, MORGAN STANLEY SENIOR FUNDING, INC., as First Lien Authorized Representative for the Credit Facilities Secured Parties, [], as Second Lien Authorized Representative for the Initial Second Lien Secured Parties, and each additional Authorized Representative that from time to time becomes a party thereto in accordance with Section 8.10 thereof. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Intercreditor Agreement.

RECITALS:

WHEREAS, Section 8.08 of the Intercreditor Agreement provides that Subsidiaries and direct or indirect parent companies of the Parent may become Grantors under the Intercreditor Agreement by execution and delivery of an instrument in the form of this Joinder Agreement; and

WHEREAS, the New Grantor is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement to become a Grantor under the Intercreditor Agreement in order to induce the Secured Parties to make additional loans and other extensions of credit and as consideration for loans and other extensions of credit previously made.

NOW, THEREFORE, it is agreed as follows:

1. In accordance with Section 8.08 of the Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Grantor. The Intercreditor Agreement is hereby incorporated herein by reference.

2. The New Grantor represents and warrants to the First Lien Collateral Agent and each Authorized Representative that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

4. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

5. The provisions of Article VIII of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

B – 2

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered, and the certification and warranties contained herein to be made, as of the date first above written.

[NEW GRANTOR]

By:
Name:
Title:

Acknowledged and Agreed:
BANK OF AMERICA, N.A., as First Lien Collateral Agent

By:
Name:
Title:

[ ],

as Designated Second Lien Authorized Representative

By:
Name:
Title:

[Signature Page to Grantor Joinder Agreement]

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Bondholders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Date:             , 20

Bank of America, N.A.,

as Administrative Agent

Agency Management East

900 W Trade Street

NC1-026-06-03

Charlotte, NC 28255

Attention: Priscilla Baker

Re:	HFOTCO LLC – Certificate of Non-U.S. Bondholder

Ladies and Gentlemen:

Reference is made to the Continuing Covenant Agreement, dated as of August 19, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Continuing Covenant Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Obligor”) the Bondholders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined in this certificate (this “Certificate”) shall have the meanings assigned to such terms in the Continuing Covenant Agreement.

Pursuant to the provisions of Section 2.13(e) of the Continuing Covenant Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Bond(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Obligor within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Obligor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Obligor with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Obligor and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Obligor and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Continuing Covenant Agreement and used herein shall have the meanings given to them in the Continuing Covenant Agreement.

*         *         *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first above written.

[NAME OF BONDHOLDER]

By:
Name:
Title:

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Date:             , 20

Bank of America, N.A.,

as Administrative Agent

Agency Management East

900 W Trade Street

NC1-026-06-03

Charlotte, NC 28255

Attention: Priscilla Baker

Re:	HFOTCO LLC – Certificate of Non-U.S. Participant

Ladies and Gentlemen:

Reference is made to the Continuing Covenant Agreement, dated as of August 19, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Continuing Covenant Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Obligor”) the Bondholders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined in this certificate (this “Certificate”) shall have the meanings assigned to such terms in the Continuing Covenant Agreement.

Pursuant to the provisions of Section 2.13(e) of the Continuing Covenant Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Obligor within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Obligor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bondholder with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bondholder in writing, and (2) the undersigned shall have at all times furnished such Bondholder with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Continuing Covenant Agreement and used herein shall have the meanings given to them in the Continuing Covenant Agreement.

*         *         *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first above written.

[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Date:             , 20

Bank of America, N.A.,

as Administrative Agent

Agency Management East

900 W Trade Street

NC1-026-06-03

Charlotte, NC 28255

Attention: Priscilla Baker

Re:	HFOTCO LLC – Certificate of Non-U.S. Participant

Ladies and Gentlemen:

Reference is made to the Continuing Covenant Agreement, dated as of August 19, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Continuing Covenant Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Obligor”) the Bondholders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined in this certificate (this “Certificate”) shall have the meanings assigned to such terms in the Continuing Covenant Agreement.

Pursuant to the provisions of Section 2.13(e) of the Continuing Covenant Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Obligor within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Obligor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bondholder with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bondholder and (2) the undersigned shall have at all times furnished such Bondholder with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Continuing Covenant Agreement and used herein shall have the meanings given to them in the Continuing Covenant Agreement.

*         *         *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first above written.

[NAME OF PARTICIPANT]

By:
Name:
Title:

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Bondholders That Are Partnerships For U.S. Federal Income Tax Purposes)

Date:             , 20

Bank of America, N.A.,

as Administrative Agent

Agency Management East

900 W Trade Street

NC1-026-06-03

Charlotte, NC 28255

Attention: Priscilla Baker

Re:	HFOTCO LLC – Certificate of Non-U.S. Bondholder

Ladies and Gentlemen:

Reference is made to the Continuing Covenant Agreement, dated as of August 19, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Continuing Covenant Agreement”), by and among Buffalo Gulf Coast Terminals LLC, a Delaware limited liability company (the “Parent”), HFOTCO LLC, a Texas limited liability company (the “Obligor”) the Bondholders party thereto from time to time, and Bank of America, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined in this certificate (this “Certificate”) shall have the meanings assigned to such terms in the Continuing Covenant Agreement.

Pursuant to the provisions of Section 2.13(e) of the Continuing Covenant Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Bond(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Bond(s), (iii) with respect to the extension of credit pursuant to this Continuing Covenant Agreement or any other Bond Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Obligor within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Obligor as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and Obligor with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Obligor and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Obligor and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Continuing Covenant Agreement and used herein shall have the meanings given to them in the Continuing Covenant Agreement.

*         *         *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first above written.

[NAME OF BONDHOLDER]

By:
Name:
Title: